STOCK PURCHASE AGREEMENT

                                      among

                               AMEREN CORPORATION,

                              ILLINOVA CORPORATION,

                           ILLINOVA GENERATING COMPANY

                                       and

                                   DYNEGY INC.

                          Dated as of February 2, 2004

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

Section 1.1       Certain Defined Terms........................................1
Section 1.2       Other Defined Terms.........................................12
Section 1.3       Other Definitional and Interpretative Provisions............13

                                   ARTICLE II
                                PURCHASE AND SALE

Section 2.1       Purchase and Sale of Shares.................................15
Section 2.2       Purchase Price..............................................15
Section 2.3       Purchase Price Adjustments..................................16
Section 2.4       Closing............................. .......................17
Section 2.5       Closing Deliveries by Seller................................17
Section 2.6       Closing Deliveries by Purchaser.............................19

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLER AND DYNEGY

Section 3.1       Organization and Qualification............. ................20
Section 3.2       Capitalization..............................................20
Section 3.3       Authority...................................................21
Section 3.4       Consents and Approvals; No Violation........................22
Section 3.5       IPC Reports.................................................22
Section 3.6       IPC Financial Statements....................................23
Section 3.7       Absence of Certain Changes; Absence of
                  Undisclosed Liabilities.....................................23
Section 3.8       Taxes.......................................................24
Section 3.9       Litigation..................................................26
Section 3.10      Employee Benefit Plans......................................27
Section 3.11      Environmental Matters.......................................29
Section 3.12      Compliance with Applicable Laws.............................30
Section 3.13      Labor Matters; Employees....................................31
Section 3.14      Material Contracts..........................................32
Section 3.15      Intellectual Property.......................................32
Section 3.16      Real Property...............................................33
Section 3.17      Brokers.....................................................35
Section 3.18      Personal Property...........................................35
Section 3.19      Availability of Assets; Affiliate Transactions..............35
Section 3.20      Title to Property...........................................35
Section 3.21      Bank Accounts; Powers of Attorney; Minute Books.............35
Section 3.22      Regulation as a Utility.....................................36
Section 3.23      Regulatory Proceedings......................................36
Section 3.24      Hedging.....................................................36

Section 3.25      Responsibility for Compliance with Sarbanes-Oxley Act.......36
Section 3.26      Insurance...................................................36
Section 3.27      Clinton Nuclear Power Station...............................37

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1       Organization and Qualification..............................37
Section 4.2       Authority...................................................38
Section 4.3       Conflicts...................................................38
Section 4.4       Securities Matters..........................................39
Section 4.5       Litigation..................................................39
Section 4.6       Availability of Funds.......................................39
Section 4.7       Brokers.....................................................39

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

Section 5.1       Conduct of Business Prior to the Closing....................39
Section 5.2       Access to Information.......................................42
Section 5.3       Governmental Permits and Approvals..........................43
Section 5.4       Notice of Developments......................................45
Section 5.5       Insurance; Risk of Loss.....................................45
Section 5.6       Confidentiality.............................................47
Section 5.7       Intercompany Arrangements...................................47
Section 5.8       Use of Dynegy and Seller's Names............................47
Section 5.9       Change of Control Offer.....................................48
Section 5.10      Further Assurances..........................................48
Section 5.11      No Public Announcement......................................48
Section 5.12      Access to Records...........................................48
Section 5.13      No Solicitation.............................................49
Section 5.14      Terminated Employees........................................49
Section 5.15      Intercompany Note...........................................49
Section 5.16      Covenant Not to Sue.........................................49
Section 5.17      IPC Property................................................50
Section 5.18      Remediation of Excluded Environmental Matters...............50
Section 5.19      Consent Solicitation........................................52
Section 5.20      Generation Asset Transfers..................................53
Section 5.21      Certain Additional Agreements...............................53
Section 5.22      Status Meetings.............................................56
Section 5.23      PPA Modification Right......................................56
Section 5.24      Compliance with Sarbanes-Oxley Act..........................57
Section 5.25      Litigation and Clinton Nuclear Power Station Updates........57

                                   ARTICLE VI
                         EMPLOYEES AND EMPLOYEE MATTERS

Section 6.1       Employment of Transferred Employees.........................57
Section 6.2       Transferred Employee Benefit Matters........................60
Section 6.3       Miscellaneous Benefits......................................69
Section 6.4       Employee Rights.............................................69
Section 6.5       WARN Act Requirements.......................................70
Section 6.6       Retention of Certain Liabilities by Dynegy..................70

                                   ARTICLE VII
                         TAX MATTERS AND INDEMNIFICATION

Section 7.1       Preparation and Filing of Tax Returns.......................70
Section 7.2       Cooperation.................................................71
Section 7.3       Transfer Taxes..............................................72
Section 7.4       FIRPTA Certificate..........................................72
Section 7.5       Tax Sharing Agreements......................................72
Section 7.6       Tax Refunds.................................................72
Section 7.7       Section 338(h)(10) Election.................................73
Section 7.8       Tax Indemnification.........................................74
Section 7.9       Survival and Coordination...................................75

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

Section 8.1       Conditions to Obligations of Seller.........................75
Section 8.2       Conditions to Obligation of Purchaser.......................77
Section 8.3       Effect of Certain Waivers of Closing Conditions.............78

                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1       Obligations of Dynegy.......................................79
Section 9.2       Obligations of Purchaser....................................80
Section 9.3       Procedures..................................................80
Section 9.4       Survival....................................................83
Section 9.5       Limitations on Indemnification..............................83
Section 9.6       Mitigation..................................................85
Section 9.7       Remedies Exclusive..........................................85
Section 9.8       Tax Indemnification Matters.................................85
Section 9.9       Qualification as to Materiality.............................85

                                    ARTICLE X
                             TERMINATION AND WAIVER

Section 10.1      Termination.................................................85
Section 10.2      Effect of Termination.......................................86

                                   ARTICLE XI
                               GENERAL PROVISIONS

Section 11.1      Expenses....................................................87
Section 11.2      No Additional Representations...............................87
Section 11.3      Materiality.................................................89
Section 11.4      Disclosure Schedules........................................89
Section 11.5      Limitation on Damages.......................................89
Section 11.6      Notices.....................................................89
Section 11.7      Headings....................................................90
Section 11.8      Severability................................................90
Section 11.9      Entire Agreement............................................90
Section 11.10     Assignment..................................................91
Section 11.11     No Third Party Beneficiaries................................91
Section 11.12     Amendment...................................................91
Section 11.13     Waiver......................................................91
Section 11.14     Governing Law...............................................91
Section 11.15     WAIVER OF JURY TRIAL........................................92
Section 11.16     Specific Performance; Remedies..............................92
Section 11.17     Counterparts................................................92
Section 11.18     Representation by Counsel; Interpretation...................92
Section 11.19     Commercially Reasonable Efforts to Consummate...............93

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of February 2, 2004, is entered into by and among Ameren Corporation, a Missouri corporation ("Purchaser"), Illinova Corporation, an Illinois corporation ("Seller"), Illinova Generating Company, an Illinois corporation ("IGC"), and Dynegy Inc., an Illinois corporation ("Dynegy"). Dynegy, IGC and Seller are referred to herein as the "Dynegy Parties".

                              W I T N E S S E T H:

         WHEREAS, Seller owns (a) 62,892,213 shares (the "Common Shares") of common stock, without par value, of Illinois Power Company, an Illinois corporation ("IPC"), constituting all of the outstanding common stock of IPC and
(b) 662,924 shares (the "Preferred Shares") of preferred stock, $50 par value per share, of IPC, constituting approximately 73% of the issued and outstanding preferred stock of IPC, and IGC owns 12,400 shares of common stock, $100 par value per share, of Electric Energy, Inc. ("EEI"), an Illinois corporation (the "EEI Shares", and together with the Common Shares and the Preferred Shares, the "Shares");

         WHEREAS, Dynegy has agreed, as an inducement to Purchaser, to enter into this Agreement;

         WHEREAS, Seller, IGC, and IPC are wholly-owned subsidiaries of Dynegy (other than with respect to the outstanding shares of preferred stock of IPC that are not Preferred Shares);

         WHEREAS, Seller and IGC desire to sell, and Purchaser desires to purchase, the Shares upon the terms and subject to the conditions set forth in this Agreement, and Dynegy and Purchaser desire to make an election under
Section 338(h)(10) of the Code (as defined below) with respect to the purchase and sale of the Common Shares and the Preferred Shares; and

         NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

        Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Accounting Firm" shall mean a nationally recognized accounting firm mutually acceptable to Seller and Purchaser.

         "Action" shall mean any claim, order, demand, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Actual IP Contributions" shall mean the amount by which any cash contributions made by Dynegy or any of its Affiliates after the date hereof and prior to the Closing to any of the Seller Pension Plans or Seller's VEBAs with respect to the 2004 plan year results in an increase in the aggregate amounts transferred to the Purchaser Pension Plans and the Purchaser's VEBAs over what would have been transferred to the Purchaser Pension Plans and the Purchaser's VEBAs pursuant to this Agreement had such contributions not been made prior to the Closing.

         "Adjusted Working Capital" shall have the meaning set forth on Exhibit
A.

         "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

         "Agreement" shall mean this Purchase Agreement, dated as of the date hereof, among Purchaser, Seller, IGC and Dynegy (including the Exhibits and Schedules hereto), as amended, modified or supplemented from time to time.

         "AmerGen Power Supply Agreement" shall mean the power purchase agreement dated June 30, 1999 by and between Illinois Power Company and AmerGen Energy Company, L.L.C ("AmerGen").

         "Ancillary Agreements" shall mean the PPA, the Transition Services Agreement (if applicable), the Tier 2 Memorandum, the Escrow Agreement, the Blackstart Agreement, the Easement and Facilities Agreement, the Generation Agreement and the Termination Agreements.

         "Applicable Rate" shall mean 2% plus the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City. Each change in such prime rate shall be effective from and including the date such change is publicly announced as being effective.

         "Asset Transfer Agreements" shall mean (a) the Asset Transfer Agreement, dated as of October 1, 1999, between IPC and Seller, (b) the Bill of Sale and Assignment, effective as of August 31, 2001, between IPC and Seller and
(c) the Assignment and Bill of Sale effective as of December 31, 2001, between IPC and Dynegy Midwest Generation, Inc.("DMG").

         "Audit" shall mean any action, suit, audit, assessment or reassessment of Taxes, other examination by any Taxing Authority, or proceeding or appeal of such proceeding relating to Taxes.

         "Blackstart Agreement" shall mean the agreement the form of which is set forth on Exhibit F.

         "Business" shall mean the business conducted by the IPC Companies, including the transmission, distribution and sale of electric energy, which business is regulated as a public utility under PUHCA, and the distribution, transportation and sale of natural gas in the State of Illinois.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Seller or any IPC Company or any predecessor of or successor to Seller or any IPC Company (or another such predecessor or successor), or any other group of corporations that, with respect to any period on or before the Closing Date, files, has filed or will file Tax Returns on a combined, consolidated or unitary basis with Seller or any IPC Company or any predecessor of or successor to Seller or any IPC Company (or another such predecessor or successor).

         "Confidentiality Agreement" shall mean the Confidentiality and Sales Process Agreement, dated July 23, 2003, between Dynegy and Purchaser.

         "Contract" shall mean any contract, lease, sublease, license, indenture, instrument, agreement, commitment or other legally binding arrangement.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case with respect to or arising under or out of any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained or otherwise contributed to by Dynegy, any Seller, or any of their subsidiaries at any time.

         "DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

         "Disclosure Schedules" shall mean the Schedules that qualify any representation or warranty contained in Article III and Schedule 1.1(b).

         "Dynegy Group" shall mean the "affiliated group" (as defined in Section 1504(a) of the Code) of which Dynegy is the common parent, or any other group of corporations that files, has filed or will file Tax Returns on a combined, consolidated or unitary basis with Dynegy (and, in each case, any predecessor or successor to such group).

         "Enforceable" shall mean, with respect to a Contract, such Contract being "enforceable" if it is the legal, valid and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

         "Environmental Laws" shall mean United States federal, state, and local environmental protection, health and safety or similar Laws imposing liability or establishing standards of conduct for protection of the environment or human health and safety (not to include state or federal workplace safety issues), including the federal Clean Water Act, Safe Drinking Water Act, Resource Conservation and Recovery Act, Clean Air Act, Toxic Substances Control Act, CERCLA and Emergency Planning and Community Right to Know Act, and similar state and local laws, each as amended and in effect on the date hereof.

         "Equity Interest" shall mean any capital stock or other equity securities of any Person, any securities convertible into or exercisable or exchangeable for capital stock or other equity securities of such Person.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Environmental Matters" shall mean (a) any actual or alleged, known or unknown, violation of Environmental Law at any time prior to the Closing Date in connection with the Business or any of the IPC Assets, or (b) the actual or alleged, known or unknown, presence or Release of any Hazardous Substances at any time prior to the Closing Date in soil, sediment, surface water, groundwater, air or any structure at any IPC Asset or any site formerly owned or operated by the Business (including the sites in items 10, 11 and 13 on Schedule 3.11), including any migration of those Hazardous Substances from any IPC Asset or foregoing site to an off-site location; or (c) any Hazardous Substances generated by the Business prior to the Closing Date and sent to an offsite location for treatment, storage, disposal or recycling, or (d) all matters listed on Schedule 3.11; provided that (i) Excluded Environmental Matters shall not include the matters set forth on Schedule 1.1(c), (ii) Excluded Environmental Matters shall not include any molecules of Hazardous Substances that were not actually and physically present in the soil, sediment, surface water, groundwater, air or any structure at any IPC Asset (or the off-site location to which such molecules of Hazardous Substances had migrated) prior to the Closing Date.

         "Existing IPC Obligations" shall mean an amount equal to the sum of:
(a) the unpaid principal amount of all short-term and long-term indebtedness (including current portion) for borrowed money of each of the IPC Companies; (b) the liquidation preference of the outstanding shares of preferred stock, $50 par value per share, of IPC, not owned by Seller; (c) any accrued and unpaid dividends on the shares of preferred stock, $50 par value per share, of IPC, not owned by Seller, that are in arrears as a result of the failure of IPC to pay such dividends on the relevant dividend payment date; and (d) all outstanding capital lease obligations of each of the IPC Companies, if any, in each instance as of the Closing Date. For purposes of calculating the amount of the Existing IPC Obligations, the amount of indebtedness attributable to the Transitional Funding Trust Notes shall be reduced by an amount equal to the lesser of (a) $240,000 multiplied by the number of days, from and including the first day following the most recent date on which a portion of the Transitional Funding Trust Notes were repaid, through and including the Closing Date, and (b) the amount of restricted cash held by IPC on the Closing

Date dedicated to the retirement of such indebtedness. Existing IPC Obligations as of September 30, 2003 are set forth on Schedule 1.1(d). For the avoidance of doubt, Existing IPC Obligations shall not include the capital lease related to the Tilton Assets if such assets are transferred to DMG prior to or at the Closing.

         "FERC" shall mean the Federal Energy Regulatory Commission, or any successor thereto.

         "Final Determination" shall mean the final resolution of liability for any Tax: (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a form having the same effect under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (b) by a Governmental Order of a court of competent jurisdiction which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or agreements having the same effect under the laws of other jurisdictions; (d) by any allowance of a refund or credit in respect of an overpayment of Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

         "Final Order" shall mean any Governmental Order which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated thereby may be consummated has expired (but without the requirement for the expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

         "FPA" shall mean the Federal Power Act, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

         "GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time.

         "Generation Agreement" shall mean the agreement in the form of Exhibit
B.

         "Generation Assets" shall mean (a) the "Purchased Assets" described in the Asset Transfer Agreements, including the assets set forth on Schedule 1.1(e) and (b) any fossil-fuel fired electric generating stations owned, used or operated at any time by any of the IPC Companies, including those assets identified by the parties pursuant to clause (ii) of Section 5.20(a) that are to be transferred to DMG by IPC pursuant to the Generation Agreement, but excluding those assets identified by the parties pursuant to clause (i) of Section 5.20(a) that are to be transferred to IPC by DMG pursuant to the Generation Agreement.

          "Generation Liabilities" shall mean any and all rights, costs, damages, disbursements, expenses, losses, fines, penalties, settlements, payments, judgments, awards, deficiencies, charges, commitments, encumbrances, liens, rights of others, demands, actions, claims, liabilities, obligations, debts, causes of action, or lawsuits of any kind or nature whether known or unknown, arising from or relating to the Generation Assets or related Excluded Environmental Matters, including: (a) items 1 and 2 listed on Schedule 3.11; (b) actual or alleged failure of any Generation Assets or their owner or operator to have complied at any time with any Law (including Environmental Laws); (c) actual or alleged presence or Release of any Hazardous Substance in soil, sediment, surface water, groundwater, air or any structure at any Generation Assets at any time, including in connection with ash ponds at any Generation Asset or any migration of Hazardous Substances from a Generation Asset to an off-site location; (d) any Hazardous Substance from a Generating Asset that was sent to an off-site location for treatment, storage, disposal or recycling; (e) closure, shutdown, decommissioning, monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work at, on, beneath, to, from or in any Generation Assets (including any equipment) at any time; (f) claims for workers' compensation benefits payable on account of injuries, illness or other conditions; (g) any claims for any personal injury (including wrongful death) or property damage (real or personal) relating to the Generating Assets; or (h) any liabilities of IPC under the Generation Agreement or the Asset Transfer Agreements; provided that Generation Liabilities will not include the matters set forth on Schedule 1.1(c).

         "Governmental Authority" shall mean any United States federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or mediator.

         "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Substances" shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, mixed hazardous waste substances, petroleum, petroleum products, radioactive material or any substance as defined by and which is prohibited, limited, or regulated under or defined in any Environmental Law.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "ICC" shall mean the Illinois Commerce Commission.

         "Income Tax Returns" shall mean Tax Returns relating to Income Taxes.

         "Income Taxes" shall mean any Taxes imposed on or determined by reference to net income, together with any interest or penalty, addition to tax or additional amount imposed by any Taxing Authority on account of such Taxes.

         "Indemnifiable Claim" shall mean any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

         "Indemnifiable Loss" shall mean any cost, damage, disbursement, expense, liability, loss, fine, penalty or settlement, payment or judgment of any kind or nature, including court filing fees, court costs, arbitration fees or costs and reasonable fees and disbursements of legal counsel and other professionals fees and amounts paid in settlement that are actually imposed on, or otherwise actually incurred or suffered by the specified Person.

         "Indemnified Party" shall mean the party entitled to indemnification hereunder.

         "Indemnifying Party" shall mean the party obligated to provide indemnification hereunder.

         "Intellectual Property" shall mean: (a) any United States and foreign invention, patent application, patent, patent disclosure, including all reissues, reexaminations, divisions, continuations and extensions thereof (whether or not patentable or reduced to patent) and improvements thereto; (b) any United States and foreign trademark, trademark registration, trademark application, service mark, internet domain name, trade name, trade dress, logo, business names (including all assumed or fictitious names under which any IPC Company is conducting business or has within the last three years conducted business), whether registered or unregistered, and pending applications to register the foregoing; (c) any United States and foreign copyright, copyright registration, copyrightable works, whether registered or unregistered, and pending applications to register the same; and (d) any design, design registration, and trade secret (including confidential information, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how), and, in each case, any right to any of the foregoing.

         "Intercompany Note" means the promissory note in the original principal amount of $2,725,721,995.00 (as adjusted) issued by Seller to IPC on October 1, 1999.

         "IPC Assets" shall mean assets owned or leased by the IPC Companies as of the time of the Closing, after giving effect to asset transfers contemplated by this Agreement.

         "IPC Companies" shall mean IPC and the Persons listed on Schedule 3.2.

         "IPC Other Real Property" shall mean easements, licenses, rights-of-way, option, rights-of-first refusal, rights-of-first offer or similar rights or interests in any parcel of real property, which rights or interest are held or used by any of the IPC Companies.

         "IPC Owned Real Property" shall mean each parcel of real property owned in fee simple by any of the IPC Companies.

         "IPC Properties" shall mean the IPC Owned Real Property, Leased Real Property and IPC Other Real Property.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" shall mean (a) with respect to Purchaser, the actual knowledge (after reasonable inquiry) of the persons listed on Schedule 1.1(f), and (b) with respect to any of the Dynegy Parties, the actual knowledge (after reasonable inquiry) of the persons listed on Schedule 1.1(f).

         "Law" shall mean any United States federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law enacted, adopted, issued or promulgated by any Governmental Authority.

         "Leased Real Property" shall mean each lease or similar contract under which an IPC Company is a lessee of, or holds, uses or operates, any real property owned by third Persons.

         "Lien" shall mean any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, option, covenant, restriction, easement or other encumbrance of any kind or any similar right of any kind.

         "Material Adverse Effect" shall mean any condition, circumstance, change, event, occurrence or state of facts that is (a) materially adverse to the IPC Assets, the Business, financial condition or results of operations of the business of the IPC Companies, taken as a whole; or (b) materially adverse to the ability of Dynegy, any of the IPC Companies or any of their respective Affiliates to perform their obligations under this Agreement or any Ancillary Agreement, including the financial obligations of Dynegy hereunder or thereunder, other than, with respect to clause (a) above, any condition, circumstance, change, event, occurrence or state of facts (i) relating to or resulting from economic conditions in general that are not disproportionately adverse to the IPC Companies or the Business; (ii) resulting from the execution or announcement of this Agreement; (iii) resulting from a material breach by Purchaser of this Agreement; (iv) relating to or resulting from changes or developments generally in the electric or gas utility industry that are not disproportionately adverse to the IPC Companies or the Business; or (v) resulting from compliance by Dynegy or any IPC Company with the terms of this Agreement or any Ancillary Agreement.

         "Natural Gas Act" shall mean the Natural Gas Act, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

         "Non-Income Tax Returns" shall mean Tax Returns relating to Non-Income Taxes.

         "Non-Income Taxes" shall mean all Taxes other than Income Taxes.

         "NPL" shall mean the National Priorities List pursuant to CERCLA.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permit" shall mean any permit, franchise, consent, approval, license, certificate of occupancy, certificate of public convenience and necessity, privilege or similar authorization.

         "Permitted Liens" shall mean (a) leases, subleases, licenses and similar use and occupancy agreements that do not materially interfere with the present use of the relevant asset or property; (b) Liens for Taxes, assessments and governmental charges or levies not delinquent or that may be paid without interest or penalty that do not materially interfere with the present use of the relevant assets or property; (c) Liens imposed by Law (other than any Lien arising under ss. 412 of the Code or ss. 302 of ERISA) that do not materially interfere with the present use of the relevant assets or property; (d) pledges or deposits to secure obligations under workers' compensations laws or similar legislation or to secure public or statutory obligations that do not materi-ally interfere with the present use of the relevant assets or property; (e) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course (excluding any such lien securing or evidencing a claim in excess of $400,000 that the holder thereof has taken affirmative steps to enforce other than customary notice, perfection or protective filings), and Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, in each case that do not materially interfere with the present use of the relevant assets or property; (f) Liens listed on Schedule 1.1(b); (g) recorded and unrecorded easements, covenants, rights of way and other similar restrictions that do not materially detract from the value and do not materially interfere with the present use of the relevant assets or property; (h) as to any Leased Real Property, Liens affecting the interest of the lessor thereof that do not materially interfere with the present use of the relevant assets or property;
(i) all matters created by or on behalf of Purchaser, including any documents or instruments to be recorded as part of any financing for the acquisition of the Shares by Purchaser; (j) Liens created by this Agreement or in connection with the transactions contemplated hereby; and (k) any other Liens that do not materially adversely affect title to, or interfere with the present use of, the relevant assets or property.

         "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

         "Post-Closing Tax Period" shall mean any taxable period beginning after the Closing Date (and, in the case of a Straddle Period, the portion of such taxable period beginning on the day after the Closing Date).

         "PPA" shall mean the agreement by and between Dynegy Power Marketing, Inc. ("DYPM") and IPC in the form of Exhibit D, with such changes as may be required by Governmental Authorities as a condition to approving the transactions or any portion thereof contemplated by this Agreement and the Ancillary Agreements that are required to be accepted by Seller or by Purchaser, pursuant to the provisions of Section 5.3 or 5.23 or are otherwise accepted by Seller and by Purchaser.

         "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such taxable period ending at the close of the Closing Date).

          "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

         "Purchaser Group Member" shall mean the IPC Companies, Purchaser, each of their respective Affiliates and each of their respective directors, officers, employees, agents, successors and assigns.

         "Reference Balance Sheet" shall mean the unaudited consolidated balance sheet of IPC as of the Reference Balance Sheet Date attached as Schedule 1.1(a).

         "Reference Balance Sheet Date" shall mean September 30, 2003.

         "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, empty, dump, pour, emit, leach, discharge, dispersal, leaking or migration or allowing to escape into or through the environment.

         "Remediation" shall mean any or all of the following activities in connection with and to the extent they relate to or arise from the presence or Release of a Hazardous Substance into or on air, land, water or groundwater: (a) monitoring, investigation, sampling, analysis, cleanup, containment, control, remediation, removal, mitigation, response, recovery, corrective action or restoration work as these terms are defined individually or collectively under any Environmental Law or court decision (collectively, "Work"); (b) obtaining any Permits from any Governmental Authority necessary to conduct any of the Work; (c) preparing and implementing any plans or studies necessary for implementation or completion of the Work; (d) where required or desired, obtaining a written notice from a Governmental Authority that no material additional work is required by such Governmental Authority; and (e) any other activities reasonably necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Seller Group Member" shall mean Seller and Dynegy and each of their Affiliates (other than the IPC Companies after the Closing) and each of their respective directors, officers, employees agents, successors and assigns.

         "Seller Indemnitors" shall mean Dynegy and Seller.

         "Software" shall mean computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

         "Straddle Period" shall mean any taxable period that begins on or before and ends after the Closing Date.

         "Subsidiaries" shall mean, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

         "Target Fully Adjusted Working Capital" shall have the meaning set forth on Exhibit A.

         "Tax" shall mean: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any

Governmental Authority; and (b) any liability for the payment of amounts with respect to payments of a type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement, Tax indemnity agreement or arrangement or similar agreement or arrangement.

         "Tax Refund" shall mean a refund of Taxes either in the form of cash, credit memos or any similar item as the result of a Final Determination.

         "Tax Return" shall mean any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed with respect thereto, for any taxable period with any Taxing Authority.

         "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included any IPC Company.

         "Taxing Authority" shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

         "Termination Agreement" shall mean each of the agreements in the forms of Exhibit C-1 and Exhibit C-2.

         "Tier 2 Memorandum" shall mean the agreement the form of which is set forth in Exhibit H.

          "Tilton Assets" shall mean all rights and obligations of any of the IPC Companies pursuant to and arising from (a) the Lease, dated as of September 10, 1999, between IPC, as the lessee, and ABN Amro Bank N.V., not individually but solely as agent lessor (as amended and restated as of October 30, 2002 (the "Tilton Lease"), (b) the Lease Agreement, dated as of October 29, 1998, between IPC, as tenant, and Danville Industrial, L.L.C., an Illinois limited liability company as landlord and all directly related rights and obligations held or owed by any IPC Company (the "Tilton Ground Lease"), and (c) the Sublease, dated as of October 1, 1999, between IPC, as sublessor, and DMG, as sublessee, in accordance with Section 6.2 of the Tilton Lease, and all rights, interests, assets, liabilities and obligations of the IPC Companies that are primarily related to the foregoing project.

         "Transitional Funding Trust Notes" shall mean the Transitional Funding Trust Notes, Series 1998-1, in the original principal amount of $864,000,000, issued by Illinois Power Special Purpose Trust, under the Indenture dated as of December 1, 1998, between Illinois Power Special Purpose Trust, as note issuer, and Harris Trust and Savings Bank, as trustee.

         "Triggering Event" shall mean the occurrence of any of the "events" set forth in Paragraph 5 of the Escrow Agreement, the form of which is set forth in Exhibit G (the "Escrow Agreement"), requiring payment in full or in part, as the case may be, to Seller of the Escrow Funds (as defined in the Escrow Agreement).

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

        Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                                          Section
----                                                          -------
Accrued Liability                                             6.2(a)(iv)(A)
Active Employees                                              6.1(a)
Actual IP Contribution Amount                                 2.2(a)(ii)
Affiliate Employees                                           6.1(g)
Allocation                                                    7.6(a)
Altenbaumer Contract                                          6.1(c)
AmerGen                                                       1.1
Base Energy Contracts                                         5.21(c)
BACT                                                          5.18(c)
Benefit Payments                                              6.2(a)(iv)(B)
Blackstart Agreement                                          5.21(c)
CERCLIS                                                       3.11(g)
Closing                                                       2.4
Closing Date                                                  2.4
Common Shares                                                 Recitals
Compensation Arrangements                                     3.10(a)
Correction Amount                                             6.2(b)(iv)(D)
Date of Spinoff                                               6.2(a)(iv)(A)
DMG                                                           1.1
DOJ                                                           5.3(a)
DYPM                                                          1.1
Dynegy                                                        Recitals
Dynegy Parties                                                Recitals
Easement and Facilities Agreement                             5.21(b)
EEI                                                           Recitals
EEI Shares                                                    Recitals
Employee Benefit Plans                                        3.10(a)
Employees                                                     3.10(a)
Escrow Agreement                                              2.2
FIRPTA                                                        3.8(b)
FSA                                                           6.2(d)(vii)
FTC                                                           5.3(a)
Historic Insurance Policies                                   5.5(b)
IGC                                                           Recitals
Initial Transfer Amount                                       6.2(a)(iv)(B)
Initial Transfer Date                                         6.2(a)(iv)(B)
IPC                                                           Recitals
IPC SEC Reports                                               3.5
Mandate                                                       5.18(c)

Term                                                          Section
----                                                          -------
Material Contracts                                            3.14
Material Permits                                              3.12
Non-Union Transferred Employees                               6.1(a)
Other Plan Participant                                        6.2(a)(i)
PGA                                                           9.1(g)
Pollution Control Certification                               2.5(x)
Potential Transaction                                         5.13
Pre-Closing Covenants                                         9.4
Preferred Shares                                              Recitals
Proposed Allocation                                           7.6(a)
Purchase Price                                                2.2(a)
Purchaser                                                     Recitals
Purchaser Includable Claims                                   9.5(b)
Purchaser Pension Plan(s)                                     6.2(a)(ii)
Purchaser Savings Plan(s)                                     6.2(b)(ii)
Purchaser Welfare Plans                                       6.2(d)(i)
Purchaser's VEBA                                              6.2(c)(i)
Retiree(s)                                                    6.2(c)(i)
SEC Reports                                                   3.5
Section 338(h)(10) Election                                   7.7(a)
Section 338(h)(10) Forms                                      7.7(b)
Section 4044 Amount                                           6.2(a)(iv)(A)
Seller                                                        Recitals
Seller Bonus Plans                                            6.1(e)
Seller Includable Claims                                      9.5(a)
Seller Pension Plan(s)                                        6.2(a)(i)
Seller Savings Plans                                          6.2(b)(i)
Seller Welfare Plans                                          6.2(d)(i)
Seller's VEBA(s)                                              6.2(c)(i)
Shares                                                        Recitals
Solvency Opinion                                              8.1(f)
Tax Controversy                                               7.8(c)
Termination Date                                              10.1(b)
Tilton Lease                                                  1.1
Tilton Ground Lease                                           1.1
Transferred Employee                                          6.1(a)
Transition Services Agreement                                 5.21(a)
True-Up Date                                                  6.2(a)(iv)(B)
VEBA Transfer Date                                            6.2(c)(ii)
Work                                                          1.1

        Section 1.3     Other Definitional and Interpretative Provisions.

        (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.

        (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

        (d) The phrase "made available" in this Agreement shall mean, with respect to any document, that (i) a document containing the information referred to has actually been provided to the party (or its representative) to whom such information is asserted as having been "made available", (ii) the party asserting that a document has been made available can show by clear and convincing evidence that the party (or its representative) was provided access to such document or (iii) such document was included in the electronic data room established by Dynegy to which Purchaser (and its representatives) had access prior to the execution of this Agreement.

        (e) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The meaning of general words herein shall not be limited by specific examples introduced by "such as" or "for example" or other similar expressions unless otherwise specified.

        (f) References to "the date of this Agreement" or "the date hereof" shall mean February 2, 2004, and the terms "currently" and "presently" shall mean as of February 2, 2004.

        (g) References to a Person include its successors and permitted assigns. References to a "party" or the "parties" shall refer, respectively, to a party or the parties to this Agreement, unless the context otherwise requires or this Agreement otherwise specifies.

        (h) The phrase "in the ordinary course" shall mean in the ordinary course of the Business.

        (i) Without limiting the rights of the Purchaser Group Members to indemnification pursuant to Sections 9.1(c) through (i) no representation or warranty in Article III is made whatsoever with respect to any of the matters for which indemnification is provided to Purchaser pursuant to Sections 9.1(c) through (i).

        (j) References to a specified number of days prior to the Closing shall mean such specified number of days prior to the Closing Date as determined in the reasonable good faith judgment of Purchaser and Dynegy.

                                   ARTICLE II

                                PURCHASE AND SALE

        Section 2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller and IGC shall sell to Purchaser, and Purchaser shall purchase from Seller and IGC, the Shares.

        Section 2.2     Purchase Price.

        (a) The aggregate purchase price for the Shares shall be $2,300,000,000

                   (i) less an amount equal to the Existing IPC Obligations;

                   (ii) plus an amount equal to the amount by which the Actual IP Contributions exceed $17,500,000 or minus an amount equal to the amount by which the Actual IP Contributions are less than $17,500,000, as applicable (the "Actual IP Contributions Amount");

                   (iii) plus the amount by which the Final Adjusted Working Capital is greater than the Target Fully Adjusted Working Capital (if the Final Adjusted Working Capital is greater than the Target Fully Adjusted Working Capital); and

                   (iv) minus the amount by which the Target Fully Adjusted Working Capital is greater than the Final Adjusted Working Capital (if the Target Fully Adjusted Working Capital is greater than the Final Adjusted Working Capital)

(such aggregate amount, the "Purchase Price"). No later than seven Business
Days prior to the Closing, Seller shall deliver to Purchaser a certificate executed on behalf of Seller by the President, Executive Vice President or any Senior Vice President of Seller, dated the date of its delivery, setting forth Seller's calculation of the amount of the Existing IPC Obligations setting forth in reasonable detail the basis for such calculation. The Purchase Price will be payable as set forth in paragraphs (b) and (c) of this Section 2.2.

        (b) At the Closing, Purchaser will pay $2,300,000,000 in cash minus the sum of (i) an amount equal to the Existing IPC Obligations, and
(ii) $100,000,000 (representing the amount of the Escrow Funds that are to be delivered at Closing by Purchaser to an Escrow Agent (as defined in the Escrow Agreement), mutually acceptable to Purchaser and Dynegy under the Escrow Agreement; provided, with respect to the reduction set forth in clause (ii) of this paragraph (b), that (A) in the event that a Triggering Event has occurred that would result in a payment to Seller in part of the Escrow Funds had the Escrow Agreement been entered into prior to the occurrence of such Triggering Event, such $100,000,000 amount shall be reduced by the amount that would have been so paid in such event and (B) in the event that a Triggering Event has occurred that would result in a payment to Seller in full of the Escrow Funds had the Escrow Agreement been entered into prior to the occurrence of such Triggering Event, such $100,000,000 amount shall be reduced to zero.

        (c) After the Closing the Purchase Price shall be adjusted to reflect the difference between the Target Fully Adjusted Working Capital and the Final Adjusted Working Capital as provided in Section 2.3 and the Actual IP Contributions Amount as of the True-Up Date.

        Section 2.3     Purchase Price Adjustments.

        (a) Promptly following the Closing Date, but in no event later than 60 days after the Closing Date, Purchaser shall provide to Seller a certificate executed on behalf of Purchaser by the President, Executive Vice President or any Senior Vice President of Purchaser, dated the date of its delivery, setting forth Purchaser's (i) proposed Adjusted Working Capital as of the Closing Date (the "Proposed Final Adjusted Working Capital") and (ii) Purchaser's reasonably detailed calculation thereof (the "Closing Date Statement"). The Closing Date Statement shall be prepared in accordance with GAAP (except as noted on Exhibit A) and in a manner consistent with the policies and principles used in connection with the preparation of the Reference Balance Sheet (provided, however, that in preparing the Closing Date Statement, the inclusions, exclusions, adjustments and terms set forth on Exhibit A shall be given effect).

        (b) Purchaser shall provide reasonable cooperation to, and shall cause the IPC Companies and their respective employees and agents to provide reasonable cooperation to, Seller and its employees and representatives in their review of the Closing Date Statement and shall provide Seller and its employees and representatives reasonable access to the applicable personnel, properties, books and records of Purchaser and the IPC Companies for such purpose. In the event Seller disputes the correctness of the Proposed Final Adjusted Working Capital proposed by Purchaser, Seller shall notify Purchaser in writing of its objections within 30 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Seller's objections. If Seller fails to deliver its notice of objections within 30 days after receipt of the Closing Date Statement, Seller shall be deemed to have accepted Purchaser's calculation. Seller and Purchaser shall endeavor in good faith to resolve any disputed matters within 15 days after receipt of Seller's notice of objections. If Seller and Purchaser are unable to resolve the disputed matters, Seller and Purchaser shall promptly refer the disputed matters to the Accounting Firm. The Accounting Firm shall offer Seller and Purchaser (and their respective employees and representatives) the opportunity to provide written submissions regarding their positions on the disputed matters, which opportunity shall not extend more than 15 days after the submission of the disputed matters to the Accounting Firm. The Accounting Firm shall deliver a written report resolving all disputed matters and setting forth the basis for such resolution within 30 days after Seller and Purchaser have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Seller and Purchaser. The determination of the Accounting Firm shall be based solely on the written submissions by Seller and Purchaser and shall not be by independent review (it being understood that the Accounting Firm need not accept in its entirety the submission of either one party or the other). The Adjusted Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.3(b) (whether by failure of Seller to deliver a timely notice of objection, by agreement of Seller and Purchaser or by de-termination of the Accounting Firm), are referred to herein as the "Final Adjusted Working Capital".

        (c) Promptly (but in no event later than five Business Days) after the determination of the Final Adjusted Working Capital, (i) if the Final
Adjusted Working Capital is greater than the Target Fully Adjusted Working Capital, Purchaser shall pay to Seller the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a fixed rate per annum equal to the Applicable Rate, and (ii) if the Final Adjusted Working Capital is less than the Target Fully Adjusted Working Capital, Dynegy or Seller shall pay to Purchaser the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a fixed rate per annum equal to the Applicable Rate.

        (d) The fees and expenses, if any, of the Accounting Firm retained in accordance with this Section 2.3 to resolve any dispute shall be paid one-half by Purchaser and one-half by Seller.

        (e) Within 10 days after the Closing or as soon as practicable thereafter, Dynegy (after consultation with Purchaser) shall provide Purchaser with its good faith estimate of the Actual IP Contributions. Within 5 days after the receipt of such estimate, (i) Purchaser shall pay to Dynegy an amount equal to the amount by which such estimated Actual IP Contributions exceed
$17,500,000 or (ii) Dynegy or Seller shall pay to Purchaser an amount equal to the amount by which such estimated Actual IP Contributions are less than $17,500,000, as applicable. The determination of the Actual IP Contributions
(as opposed to the estimate) shall be made at the same time as the "true up" is being conducted under Section 6.2(a)(iv)(B) and shall be subject to the dispute resolution procedures set forth in Section 6.2(a)(iv)(C) and the correction procedures set forth in Section 6.2(a)(iv)(D).

        (f) In the event the Accounting Firm is requested to resolve any dispute pursuant to this Section 2.3, any meetings or proceedings involving the Accounting Firm in connection with such dispute resolution shall be held in New York, New York.

        Section 2.4 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this
Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York at 10:00 a.m., New York City time, within 10 Business Days after the day on which all conditions to the obligations of the parties set forth in Article
VIII (except for such conditions which by their nature are satisfied on the Closing Date) are satisfied or waived, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). For all purposes of this Agreement, including all provisions relating to Taxes and accounting matters, the Closing shall be deemed to have occurred at 11:59 p.m., Chicago, Illinois time, on the Closing Date.

        Section 2.5 Closing Deliveries by Seller. Subject to the fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing, Seller shall deliver to Purchaser:

        (a) stock certificates evidencing the Common Shares registered in the name of Purchaser or its nominee, stock certificates evidencing the Preferred Shares registered in the name of Purchaser or its nominee, and stock certificates evidencing the EEI Shares registered in the name of Ameren
Energy Resources Company or its nominee, in form reasonably satisfactory to Purchaser;

        (b) a receipt for the portion of the Purchase Price payable at the Closing pursuant to Section 2.2 hereunder;

        (c)  the certificate required to be delivered pursuant to
Section 8.2(a);

        (d) the stock or unit books, stock or unit ledgers, minute books and corporate or similar seals of the IPC Companies; provided, however, that any of the foregoing items shall be deemed to have been delivered pursuant to this
Section 2.5(d) if such item has been delivered to, or is otherwise located at, the offices of an IPC Company;

        (e) copies of the articles of incorporation of Seller and Dynegy certified as of a recent date by the Secretary of State of the State of Illinois;

        (f) copies of the articles of incorporation or other organizational documents of each of the IPC Companies certified as of a recent date by the Secretary of State of the state of its organization;

        (g) certificate of good standing of Seller and Dynegy issued as of a recent date by the Secretary of State of the State of Illinois;

        (h) certificate of good standing of each of the IPC Companies certified as of a recent date by the Secretary of State of the state of its organization;

        (i) certificate of the Secretary of Seller, dated the Closing Date, as to (i) no amendments to the articles of incorporation of Seller since a specified date; (ii) the by-laws of Seller; (iii) the resolutions of the board of directors of Seller and of IPC authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Seller and of IPC executing this Agreement and the Ancillary Agreements;

        (j) certificate of the Secretary or Assistant Secretary of Dynegy, dated the Closing Date, as to (i) no amendments to the articles of incorporation of Dynegy since a specified date; (ii) the by-laws of Dynegy; (iii) the resolutions of the board of directors of Dynegy authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Dynegy executing this Agreement and the Ancillary Agreements;

        (k) all consents and Permits, including those described in Section 8.2(e), that are received by the Dynegy Parties in connection with this Agreement on or prior to the Closing Date; provided, however, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.5(k) if such item has been made available to Purchaser prior to the Closing, remains in full force in effect, and is located at the offices of any IPC Company;

        (l) a signed resignation by each of the directors of each of the IPC Companies;

        (m)  the certificate required to be delivered pursuant to Section 7.4;

        (n) to the extent applicable, transfer tax declarations, duly executed by the applicable Dynegy Party or Affiliate thereof;

        (o) the Base Energy Contracts referred to in Section 5.21(c), duly executed by IPC;

        (p) a written certification by Dynegy ("Pollution Control Certification") stating that, to the Knowledge of Dynegy, AmerGen Energy Company, L.L.C is in compliance in all material respects with the requirements of Article 6.8(e) of the Asset Purchase Agreement between Illinois Power Company, as Seller, and AmerGen Energy Company, L.L.C, as Buyer, dated June 30, 1999; and

        (q) in the event a Triggering Event (that would have the effect of requiring the full payment of the Escrow Funds had the Escrow Agreement been entered into prior to such Triggering Event) has not occurred prior to the Closing Date, the Escrow Agreement, duly executed by Seller.

        Section 2.6 Closing Deliveries by Purchaser. Subject to the fulfillment or waiver of the conditions set forth in Section 8.2, at the Closing, Purchaser shall deliver, or cause to be delivered to Seller:

        (a) by wire transfer in immediately available funds to a bank account or bank accounts of Seller designated by written notice to Purchaser at least two Business Days before the Closing, an amount in U.S. dollars equal to the cash portion of the Purchase Price payable at the Closing pursuant to Section
2.2 hereunder (without reduction or setoff of any kind);

        (b)  a receipt for the Shares;

        (c)  the certificate required to be delivered pursuant to Section
8.1(a);

        (d) copies of the certificate of incorporation of Purchaser certified as of a recent date by the Secretary of State of the State of Missouri;

        (e) certificate of good standing of Purchaser issued as of a recent date by the Secretary of State of the State of Missouri;

        (f) certificate of the Secretary or Assistant Secretary of Purchaser, dated the Closing Date, as to (i) no amendments to the certificate of incorporation of Purchaser since a specified date; (ii) the by-laws of Purchaser; (iii) the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the trans-actions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Purchaser executing this Agreement; and

        (g) in the event a Triggering Event (that would have the effect of requiring the full payment of the Escrow Funds had the Escrow Agreement been entered into prior to such Triggering Event) has not occurred prior to the Closing Date, the Escrow Agreement, duly executed by Purchaser.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLER AND DYNEGY

         As an inducement to Purchaser to enter into this Agreement, to the execution of the Ancillary Agreements and to consummate the transactions contemplated hereby and by the Ancillary Agreements, except as set forth in the SEC Reports filed prior to the date hereof (it being understood that, in order for this exception to apply, the relevance of any disclosure in the SEC Reports to a particular representation below must be reasonably apparent from the disclosure itself), Seller and Dynegy jointly and severally hereby represent and warrant to Purchaser as follows:

        Section 3.1     Organization and Qualification.

        (a) Each Dynegy Party is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. Each Dynegy Party has the requisite corporate power and authority to own, use or lease and to operate its properties and to carry on its business as it is now conducted. Each Dynegy Party is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or by-laws.

        (b) Each of the IPC Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. Each of the IPC Companies has the requisite corporate or other similar power and authority to own, use or lease and to operate its properties and to carry on its business as it is now conducted. Seller has made available to Purchaser a complete and correct copy of the articles of incorporation and by-laws and other constituent documents of each of the IPC Companies, each as amended to date, and such articles of incorporation, by-laws and other constituent documents as so made available are in full force and effect. None of the IPC Companies is in default in the performance, observation or fulfillment of any provision of its articles of incorporation or by-laws or other constituent documents.

        Section 3.2     Capitalization.

        (a) The authorized capital stock of IPC consists of (i)100,000,000 shares of common stock, no par value, of which 75,643,937 shares are issued and 62,892,213 shares are outstanding and (ii) 15,000,000 total shares of preferred stock, of which (A) 5,000,000 are Serial Preferred Stock, $50 par value, of which 912,675 shares are issued and outstanding, (B)

5,000,000 are Serial Preferred Stock, no par value, none of which are issued and outstanding and (C) 5,000,000 are Preference Stock, no par value, none of which are issued and outstanding. All outstanding shares of IPC are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other Contracts obligating IPC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

        (b) Except for 249,751 shares of preferred stock held by third parties, Seller is the record or beneficial owner of all of the outstanding Equity Interests of IPC, there are no irrevocable proxies with respect to any such Equity Interests, and no Equity Interests of IPC are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments relating to, or securities or rights convertible into or exchangeable or exercisable for, Equity Interests of IPC, and there are no Contracts by which Seller or IPC is bound to issue additional Equity Interests of IPC or securities convertible into or exchangeable or exercisable for any such Equity Interests. All of such Equity Interests are duly authorized, validly issued, fully paid and nonassessable and, except for 249,751 shares of preferred stock held by third parties, are owned by Seller free and clear of all Liens.

        (c) IGC is the record or beneficial owner of the EEI Shares, which are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, and are owned by IGC free and clear of all Liens.

        (d) Schedule 3.2 sets forth with respect to each Subsidiary of IPC, the number of authorized, issued and outstanding shares of capital stock of each class, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose. IPC, either directly or indirectly, owns 100% of all issued and outstanding shares of capital stock, limited liability company interests or other Equity Interests of such Subsidiaries, and owns no capital stock, other securities, or rights or obligations to acquire the same, of any other Person. All of the outstanding shares of capital stock or other Equity Interests of each Subsidiary of IPC are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no subscriptions, options, rights warrants, calls, convertible securities, stock appreciation rights, phantom equity, or other Contracts relating to or obligating IPC or any of its Affiliates (including such Subsidiary) to issue, sell, redeem, repurchase or otherwise acquire any shares of capital stock or Equity Interests of any Subsidiary of IPC.

        Section 3.3 Authority. Each Dynegy Party has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed by such Dynegy Party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of such Dynegy Party, and do not require any other authorization or consent of any Dynegy Party, any of its Affiliates or its stockholders. This Agreement has been, and upon its execution and delivery, each Ancillary Agreement to be executed by any Dynegy Party will have been, duly and val-idly authorized, executed and delivered by such Dynegy Party and is or will be upon its execution Enforceable against such Dynegy Party.

        Section 3.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the Ancillary Agreements, the Base Energy Contracts, the consummation of the transactions contemplated hereby and thereby, and the performance by Dynegy, Seller, IGC and the IPC Companies of their obligations hereunder and under the Ancillary Agreements and Base Energy Contracts, to the extent applicable, do not and will not:

        (a) except as listed in Schedule 3.4(a), require any writ, waiver, consent, judgment, decree, approval, order, act or Permit of, or registration, filing with or notification to any Governmental Authority, except for municipal and county franchises and Permits that are ministerial in nature and are customarily obtained from Governmental Authorities after closings in connection with transactions of the same nature as are contemplated hereby;

        (b) except as listed in Schedule 3.4(b), conflict with, result in any violation of or breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation, modification or acceleration or guaranteed payments or a loss of rights under (i) any provision of the articles of incorporation or by-laws of Seller or the articles of incorporation or by-laws (or other similar organizational documents) of any of its Affiliates; or (ii) any provisions of any Contract to which any IPC Company, Seller, IGC or Dynegy is a party or may be subject or bound or by which any IPC Assets or the Business may be subject or bound;

        (c) upon receipt of the approvals and consents listed on Schedule 3.4(a), violate the provisions of any Law or Governmental Order, or result in the termination or lapse of any Permit, applicable to Dynegy, Seller, IGC, any IPC Company, any IPC Assets or the Business; or

        (d) result in the creation of any Lien other than Permitted Liens upon any IPC Asset or properties or assets of any IPC Company, Purchaser or any of its Affiliates or on any Equity Interests of any IPC Company, Purchaser or any of its Affiliates under any applicable Law or under any Contract to which any IPC Company, Seller, or Dynegy is a party or by which any IPC Company, Seller, Dynegy, the IPC Assets or the Business or any of their properties may be subject bound;

except, with respect to any of Sections 3.4(a), 3.4(b)(ii) and 3.4(c), to the extent any such writ, waiver, consent, judgment, decree, approval, order, act, Permit, registration, filing or notice requirement, conflict, violation, breach, default, right of termination, purchase, first refusal, cancellation, modification or acceleration or guaranteed payment or loss of right, violation of Law or Governmental Order or Lien would not reasonably be expected, individually or in the aggregate, (A) to result in a Material Adverse Effect or
(B) to prevent the consummation of any transactions contemplated hereby or by any Ancillary Agreement.

        Section 3.5 IPC Reports. The filings required to be made by IPC since January 1, 2003, under PUHCA, applicable Illinois Laws, the FPA and the Natural Gas Act have been timely filed with the appropriate Governmental Authority and, as of the date of such filings, complied in all material respects with all applicable requirements of each such Law. Copies of such filings have been made available to Purchaser. IPC has filed with, or furnished to, the SEC, as the case may be, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed or furnished to the SEC since January 1, 2003 under the Securities Act or the Exchange Act, as applicable (collectively, the "IPC SEC Reports"). Dynegy has filed with, or furnished to, the SEC, as the case may be, and made available to Purchaser, copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed with or furnished to the SEC since January 1, 2003 under the Securities Act or the Exchange Act (together with the IPC SEC Reports, the "SEC Reports"). As of the respective dates that the IPC SEC Reports were filed, or furnished, as the case may be, each IPC SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. No event has occurred between the date of the most recent IPC SEC Report and the date hereof that would require the filing of a Current Report on Form 8-K by IPC or Dynegy.

        Section 3.6 IPC Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of IPC (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the two fiscal years ended December 31, 2001 and 2002 (the "IPC Financial Statements"), and any subsequent IPC SEC Report, has been prepared from, and is in accordance with, the books and records of IPC, complies in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, has been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted under Form 10-Q under the Exchange
Act) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly presents in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of IPC as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of IPC for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

        Section 3.7 Absence of Certain Changes; Absence of Undisclosed Liabilities.

        (a) Except as listed in Schedule 3.7 or as permitted by this Agreement or the Ancillary Agreements, since September 30, 2003: (i) the Business has been conducted in all material respects in the ordinary course; (ii) through the date hereof there has not been any Material Adverse Effect; (iii) except for declarations, set asides and payments of dividends with respect to regular quarterly cash dividends with respect to the preferred stock of IPC in accordance with its terms, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any IPC Company or any repurchase, redemption or other acquisition by IPC of any outstanding shares of capital stock or other securities of, or other ownership interests in, any IPC Company; (iv) there has not been any amendment or modification of any term of any outstanding security of any IPC Company; (v) there has not been any change in any method of accounting or accounting principles, practices or policies by any IPC Company, except for any such change required because of a concurrent change in GAAP or the applicable rules and regulations of the SEC; (vi) except as required by applicable Law, no Tax Return has been prepared or filed by or with respect to Seller, the Business, any IPC Asset or any IPC Company that is inconsistent with past practice, no position has been taken, election made, or method adopted by or with respect to Seller or any IPC Company that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns with respect to Seller or such IPC Company in prior periods, no Tax Sharing Arrangement, Tax indemnity Contract or similar Contract or arrangement affecting Seller or any IPC Company has been entered into, amended or modified by Seller or any IPC Company, and no payments under any Tax Sharing Arrangement, Tax indemnity Contract or similar Contract have been made that are outside the ordinary course of business, inconsistent with past practice or inconsistent with the terms thereof; and (vii) there has not been any damage, destruction or other casualty loss with respect to any IPC Assets or the Business that has a value of at least $5,000,000 or is material in the aggregate to the IPC Companies, the Business or the IPC Assets which is not covered by insurance.

        (b) None of the IPC Companies has any liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise) of any nature, except those which: (i) are accrued or reserved against in the most recent audited consolidated financial statements of IPC or reflected in the notes thereto; (ii) were incurred in the ordinary course; (iii) have been discharged or paid in full; or (iv) are not required to be reflected in the consolidated financial statements or the notes thereto of IPC prepared in accordance with GAAP consistently applied.

        Section 3.8     Taxes.

        (a)  Except as listed in Schedule 3.8:

                (i) Each IPC Company has timely filed or will timely file or cause to be timely filed (taking into account all extensions of due dates) all material Tax Returns required by applicable Law to be filed prior to or as of the Closing Date. All such material Tax Returns are or will be true, complete and correct and disclose all Taxes required to be paid for the periods covered thereby.

                (ii) Each IPC Company has timely paid, whether or not shown on any Tax Return, all Taxes imposed on it or for which it may otherwise be liable or, with respect to Non-Income Taxes, where payment is not yet due, will have established as a liability or reserve taken into account in determining Final Adjusted Working Capital an adequate accrual, determined in accordance with GAAP (as described in paragraph 1 of Exhibit A), for the payment of, all such Non-Income Taxes imposed on it or for which it may otherwise be liable.

                (iii) All deficiencies asserted in writing or assessments made as a result of any Audit of the Tax Returns referred to in clause (i) have been paid in full.

                (iv) No Audit is pending or, to the Knowledge of Seller, threatened with respect to any Tax Returns filed by or with respect to, or Taxes due from or with respect to, any IPC Company. To the Knowledge of Seller, with respect to Taxes for all taxable periods beginning on or after January 1, 2000, no deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against any IPC Company that remains outstanding. There are no Liens for Taxes upon the assets of any IPC Company, except Permitted Liens.

                (v) No IPC Company has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters that will be outstanding as of the Closing Date. No IPC Company is the beneficiary of any extension of time within which to file any Tax Return.

                (vi) No IPC Company (or any Affiliate thereof) has received any Tax rulings, made any request that is still pending for rulings, or entered into any closing agreements relating to any IPC Company that would reasonably be expected to affect any Tax liability relating to any IPC Company for any period after the Closing Date.

                (vii) All Taxes that any IPC Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Taxing Authority or, to the extent due after the Closing Date, will be reflected as a liability or reserve, determined in accordance with GAAP (as described in paragraph 1 of Exhibit A), taken into account in determining Final Adjusted Working Capital.

                (viii) All Tax sharing, Tax indemnity or similar Contracts relating to any IPC Company (other than this Agreement) will terminate prior to the Closing and neither Purchaser nor any IPC Company will have any liability thereunder on or after the Closing Date, except to the extent of Non-Income Tax liabilities included in the calculation of Final Adjusted Working Capital.

                (ix) Each IPC Company (other than IPC and IP Gas Supply Company) (A) is disregarded for federal income tax purposes as an entity separate from IPC, (B) was formed through a contribution of assets from IPC or another IPC Company, (C) is not a successor to any entity and (D) has no liability for Taxes of IPC, any member of any Company Group or any other Person.

                (x) Dynegy has filed a consolidated Federal income Tax Return with IPC for the taxable year that was two years preceding the current taxable year and as of the Closing Date will be eligible to make a Section 338(h)(10) Election with respect to the Common Shares and the Preferred Shares.

                (xi) No IPC Company has any liability for the Taxes of any other person (other than any IPC Company) under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law, by contract or otherwise.

                (xii) Each Dynegy Group has filed all material Tax Returns that it was required to file for each taxable period during which any IPC Company was a member of such

Dynegy Group. All such Tax Returns are or will be true, correct and complete in all material respects. All material Income Taxes owed by any Dynegy Group have been paid for each taxable period during which any IPC Company was a member of such group. No Audit is pending or, to the Knowledge of Dynegy or Seller, threatened with respect to any Tax Returns filed by or with respect to, or Taxes due from or with respect to, any Dynegy Group for any taxable period during which any IPC Company was a member of such Dynegy Group. To the Knowledge of Dynegy or Seller, no Taxing Authority has requested any information related to Tax matters from, or with respect to, any Company Group for any taxable period during which any IPC Company was a member of such Company Group. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against any Company Group that remains outstanding for any taxable period during which any IPC Company was a member of such Company Group.

                (xiii) No IPC Company will be required to include any material item of income in, or exclude a material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period under Code Section 481(c) (or any corresponding or similar provision under state, local or foreign Income Tax law), (B) written and legally binding agreement with a Taxing Authority relating to Taxes, (C) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) deferred intercompany gain or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision under state, local or foreign Income Tax law).
        (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

        (c) Except as listed in Schedule 3.8, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury regulations thereunder.

        Section 3.9 Litigation. As of the date hereof, except as disclosed in Schedule 3.9: (a) there are no outstanding Governmental Orders or Actions pending or, to the Knowledge of Seller, threatened against or affecting any IPC Company or any of their present or former directors or officers, any IPC Assets or the Business that would individually reasonably be expected to exceed $500,000, or that would in the aggregate reasonably be expected to exceed $1,000,000, as the case may be, in costs, expenses, disbursements, losses, obligations, liabilities, settlement payments, awards, judgments, fines penalties and damages, which determination of exposure shall be made consistent with IPC policies for establishing reserves in accordance with GAAP; (b) no IPC Company is permanently or temporarily enjoined by any Governmental Order from engaging in or continuing any conduct or practice in connection with the Business or the IPC Assets, nor, to the Knowledge of Seller, is any investigation pending by any Governmental Authority with respect to any of the IPC Companies, the Business or any of the IPC Assets; and (c) there is no Governmental Order enjoining any IPC

Company from taking or requiring any IPC Company to take any action of any kind with respect to the Business or any of the IPC Assets. Notwithstanding the foregoing, no representation or warranty in this Section 3.9 is made with respect to ERISA matters, environmental matters, labor and employee matters and intellectual property matters.

        Section 3.10     Employee Benefit Plans.

        (a) Schedule 3.10 lists each written "employee benefit plan," as defined in Section 3(3) of ERISA, each stock option, stock purchase, stock ownership, deferred compensation, severance, performance, bonus, incentive, vacation or holiday pay plan, policy, understanding or arrangement and each other employee benefit plan or arrangement (including fringe benefit plans or arrangements) that is maintained on the date hereof or otherwise contributed to by any Dynegy, Seller or any of their subsidiaries for the benefit of Employees ("Employee Benefit Plans"). There are no Employee Benefit Plans that are sponsored solely for the benefit of Employees. There are no Employee Benefit Plans that are sponsored solely by one or more of the IPC Companies. In addition, Schedule 3.10 lists each material written employment, compensation, and consulting agreement or arrangement, and any agreement or arrangement associated with a change in ownership or the sale of substantially all the assets of any IPC Company or Dynegy or any of their respective Affiliates, in each case, entered into with any Employee ("Compensation Arrangements"). There are no plans or arrangements that are "pension plans" within the meaning of
Section 3(2) of ERISA but are not intended to be qualified under Section 401(a) of the Code pursuant to which any Employee is entitled to benefits. The term "Employees" shall mean all Active Employees, Other Plan Participants and Retirees, as those terms are used in Article VI. Seller has made available to Purchaser copies of (i) each Employee Benefit Plan and each Compensation Arrangement (or, in the case of any material unwritten Employee Benefit Plans or Compensation Arrangements, descriptions thereof); (ii) the most recent annual report on Form 5500 filed with the applicable Governmental Authority with respect to each Employee Benefit Plan (if any such report was required by applicable Law); (iii) the most recent summary plan description for each Employee Benefit Plan for which such a summary plan description is required by applicable Law; (iv) each trust agreement or annuity contract relating to any Seller Pension Plan or Seller VEBA; and (v) the most recent actuarial report for any Seller Pension Plan. Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates as of the date indicated in such report and there has been no material change in the investment strategy of such plan since such date. To the knowledge of Dynegy and Seller and except as set forth on Schedule 3.10, no IPC Company maintains any material oral Employee Benefit Plan or Compensation Arrangement. For purposes of the preceding sentence, the term "knowledge" means the actual knowledge of the Director Human Resources of IPC.

        (b) Except for matters that are listed in Schedule 3.10 or would not result in a material liability to Purchaser: (i) each Employee Benefit Plan has been administered in accordance with its terms; (ii) each IPC Company and all the Employee Benefit Plans are in compliance with all Laws applicable to the Employee Benefit Plans, including ERISA and the Code (or any similar applicable Law of a country other than the United States); and (iii) to the Knowledge of Seller, there are no investigations by any Governmental Agency, termination proceedings or other Actions against or directly involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit
Plan (except claims for benefits payable in the normal operation of the Employee Benefit Plans).

        (c) Except as listed in Schedule 3.10, (i) all material contributions to, and payments from, any Seller Pension Plan, Seller VEBA and Seller Savings Plan that may have been required to be made in accordance with the terms of such plans or any applicable collective bargaining agreement have been timely made;
(ii) no person has failed to make a required installment or any other payment required under Section 412 of the Code to any Seller Pension Plan before the applicable due date; and (iii) none of Dynegy, Seller or any of the IPC Companies or any of their respective Affiliates has contributed to (or been required to contribute to) a multiemployer plan, within the meaning of Section 3(37) of ERISA, since February 1, 2000 for the benefit of Employees. Schedule
3.10 identifies each trust funding any Employee Benefit Plan that is intended to meet the requirements of Code Section 501(c)(9), and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)) or (iii) is unfunded.

        (d) Except as set forth on Schedule 3.10, (i) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Knowledge of Dynegy and Seller, revocation has not been threatened; and (ii) no event has occurred that would subject any Employee Benefit Plan to any material Tax under Section 511 of the Code. Seller has made available to Purchaser a copy of the most recent determination letter received with respect to each Employee Benefit Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Seller has also made available to Purchaser a list of all amendments as to which a favorable determination letter has not yet been received.

        (e) None of Dynegy, Seller, any of the IPC Companies or any of their respective Affiliates has made or granted or committed to make or grant any material benefit improvements under any Seller Pension Plan (except as provided in the plan documents and/or Memorandum of Agreement dated May 29, 2003 and the Tentative Agreement of Joint IBEW Negotiating Committee and Illinois Power dated July 15, 2003 made available to Purchaser) to which Transferred Employees are or may become entitled which are not reflected in the actuarial report dated January 1, 2002 provided by Seller to Purchaser and, except as specifically provided in the documents described in Section 3.10(a) or as permitted by
Section 5.1, there are no other amendments to any Employee Benefit Plan or Compensation Arrangement that have been adopted or approved, nor has Dynegy, any IPC Company or any of their respective Affiliates undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan or Compensation Arrangement.

        (f) Except for matters that are set forth on Schedule 3.10, with respect to each Seller Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no "reportable event" (as such term is defined in Section 4043(c) of ERISA) prior to the date hereof other than reportable events for which notice is waived under applicable regulations; (iii) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, has occurred; and (iv) no person has provided or is required to provide security to such plan under section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability.

        (g) Dynegy, Seller and their respective Affiliates have complied with the health care continuation requirements of Part 6 of Title I of ERISA in all material respects. Except as set forth in Schedule 3.10, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement and by the Ancillary Agreements will (either alone or in conjunction with any other event) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment or cause the funding or delivery of any compensation or benefits payable to or in respect of any person rendering services to any IPC Company or result in any limitation on the right of any IPC Company to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust.

        (h) None of Dynegy, Seller nor any of their respective Affiliates nor, to the Knowledge of Dynegy and Seller, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Employee Benefit Plan which could subject Purchaser or any of the IPC Companies to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

        (i) None of Dynegy, Seller nor any of their respective Affiliates has taken any action or failed to take any action as of the date hereof that will result in any potential liability, whether direct or indirect, contingent or otherwise, to Purchaser or any of the IPC Companies under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

        Section 3.11     Environmental Matters.  Except as listed in Schedule
3.11:

        (a) The IPC Companies, the IPC Assets and the Business are in compliance with all Environmental Laws, except for any violations that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

        (b) Neither any IPC Company nor any Seller Group Member has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, disposal, Release, transport or handling of any Hazardous Substances at any of the IPC Assets, except for any such action or actions that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

        (c) To the Knowledge of Seller, no IPC Company or any of its Affiliates has received any written notice from any Governmental Authority or third party or any other written communication alleging or concerning any material violation by any IPC Company of any Environmental Law, or responsibility or liability of any IPC Company under, any Environmental Law, or in connection with the Release, threatened Release or presence of any Hazardous Substances at, on, or beneath, to, from or in the indoor or outdoor environment at any of the Businesses or IPC Asset or any off-site location (including soil, sediment, surface water, groundwater, air or any component of a structure), which would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Seller, there are no pending or threatened Actions with respect to the Businesses or the IPC Assets alleging or concerning any violation of or responsibility or liability under any Environmental Law or the Release, threatened Release or presence of any Hazardous Substances at, on, beneath, to, from or in the indoor or outdoor environment at any of the Businesses or IPC Assets or any off-site location (including soil sediment, surface water, groundwater, air or any component of a structure) that, if adversely determined, would reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

        (d) The IPC Companies hold and are in material compliance with all Permits from all Governmental Authorities under all Environmental Laws required for the operation of the Business and the IPC Assets, except Permits the failure of which to hold would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, there are no pending or threatened Actions seeking to modify, revoke or deny renewal of any of such Permits.

        (e) To the Knowledge of Seller, no claims have been asserted or threatened against any of the IPC Companies or any Seller Group Member for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported, disposed of or Release at any of the IPC Assets, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect individually or in the aggregate.

        (f) None of the IPC Companies and none of the Seller Group Members is subject to any outstanding written Governmental Order or settlement agreement with any Person relating to any of the IPC Assets or the Business, in each case with respect to any Environmental Matters that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect individually or in the aggregate.

        (g) To the Knowledge of Seller, no IPC Assets are listed or proposed for listing on the NPL, or on the Comprehensive Environmental Response Compensation and Liability Information System List ("CERCLIS") or any similar state list of sites.

        Section 3.12     Compliance with Applicable Laws.

        (a) The IPC Companies hold all Permits necessary to entitle the IPC Companies to own or lease, operate and use the IPC Assets (except with respect to IPC Assets not owned or leased by the IPC Companies, before giving effect to asset transfers contemplated by this Agreement), and for the lawful conduct of the Business, other than any Permits for which the failure of an IPC Company to hold such Permits would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (collectively, the "Material Permits"). Schedule 3.12(a) sets forth a list and brief description of each Material Permit. Each Material Permit is valid and in full force and effect. Except as set forth in Schedule 3.12(a), each IPC Company is in compliance in all material respects with its Material Permits. The Business is not being, and none of the IPC Companies or their respective Affiliates has received any notice from any Person that the Business is being, conducted in violation of any Law, including any Law relating to occupational health and safety, except for possible viola-tions that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.12 is made with respect to ERISA matters, environmental matters, labor and employee matters and intellectual property matters. In no event shall Material Permits be deemed to include any item which is a Material Contract.

        (b) Each of the IPC Companies is in compliance with regulations under Illinois Law governing its operations as an Integrated Distribution Company, under 83 Illinois Administrative Code Part 452, to the extent applicable.

        (c) Schedule 3.12(c) sets forth a list of each municipal and county franchise agreement to which any IPC Company is a party as of the date hereof.

        Section 3.13     Labor Matters; Employees.

        (a) Schedule 3.13(a) lists all collective bargaining, labor or similar agreements, including material local or side agreements (other than Employee Benefit Plans as set forth in Section 3.10), in effect to which any IPC Company is a party or by which any IPC Company is bound or otherwise used in the Business). Copies of all such agreements have been made available to Purchaser. Since February 1, 2000, each IPC Company has complied in all material respects with its obligations related to, and is not in material default under, any collective bargaining agreement to which any IPC Company is a party or by which any IPC Company, the Business or the IPC Assets may be subject or bound. To the Knowledge of Seller, there are currently no union organizing activities relative to any IPC Company, the IPC Assets or the Business among the current employees of any IPC Company. Other than ordinary grievances concerning individual employees that are being resolved solely pursuant to internal grievance procedures and immaterial and ordinary course Actions pending or, to the Knowledge of Seller, threatened involving employment matters, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against or directly and adversely affecting any IPC Company, the IPC Assets or the Business; (ii) there is no unfair labor practice charge or complaint against any IPC Company or involving the IPC Assets or the Business pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency; and (iii) there is no pending or, to the Knowledge of Seller, threatened employee or governmental claim or investigation regarding employments matters, including any charges to the Equal
Employment Opportunity Commission or state employment practice agency, or, to the Knowledge of Seller, investigations regarding Fair Labor Standards
Act compliance, audits by the Office of Federal Contractor Compliance
Programs.

        (b) Since February 1, 2000, no IPC Company has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any IPC Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any IPC Company, nor has any IPC Company been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local
Law.

        (c) As of the date of this Agreement, Employees of the IPC Companies who are represented by the Laborers International Union or the Pipefitters receive the same employee benefits as the employees of the IPC Companies who are represented by the International Brotherhood of Electrical Workers (the "IBEW"), as provided for in the Joint Benefits Agreement with the IBEW.

        Section 3.14     Material Contracts.  Except as set forth in Schedule
3.14:

        (a) No IPC Company is a party to or bound by: (i) any Contract that provides for remaining annual consideration in an amount in excess of $5,000,000; (ii) any Contract that restricts any IPC Company, the IPC Assets, the Business or any Person who after the Closing would be an Affiliate of such IPC Company from engaging in any line of business or competing with any Person;
(iii) any Contract limiting the right of any IPC Company to pay dividends or distributions to its shareholders; (iv) any Contract that would impose or expressly permit the imposition of, or require any Person to impose or expressly permit the imposition of, upon and due to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, any Lien other than Permitted Liens upon any of the businesses, assets or properties of Purchaser or any of its Affiliates; or (v) any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the General Rules and Regulations promulgated by the SEC) of the IPC Companies (such Contracts described in clauses (i) through (v), collectively the "Material Contracts". Notwithstanding the foregoing, no representation or warranty in this Section
3.14 is made with respect to, and "Material Contracts" shall be deemed not to include any Contract relating to, ERISA matters, environmental matters, labor and employee matters, personal property, intellectual property matters and real property matters (other than the real property matters identified on Schedule 3.14). In no event shall Material Contracts be deemed to include any item which is a Material Permit.

        (b) Each IPC Company that is a party to a Material Contract has performed in all material respects all obligations to be performed by it and has observed in all material respects all terms to be observed by it under such Material Contract. No IPC Company has received any written notice of cancellation or threatened cancellation relating to a Material Contract or has any Knowledge that a Material Contract is likely to be cancelled, other than upon any expiration of such Material Contract in accordance with its terms.

        (c) Except as set forth in Schedule 3.14, each Material Contract is a valid and binding agreement, is in full force and effect, is Enforceable by the IPC Company that is a party thereto against each other party thereto in accordance with its terms, except for those Material Contracts which by their terms will expire prior to the Closing (or are otherwise terminated prior to the Closing in the ordinary course of business or in accordance with the provisions of this Agreement). To the Knowledge of Seller, each other party to a Material Contract is not in default or in breach in any material respect of any such Material Contract.

        Section 3.15     Intellectual Property.

        (a) Schedule 3.15 contains a complete list of all issued patents, registered copyrights, trademark registrations, domain name registrations, and applications for any of the foregoing that have been issued to, assigned to or filed by any of the IPC Companies or used in the Business, except for such issued patents, registered copyrights, trademark registrations, domain name registrations, and applications for any of the foregoing, the failure of which to have would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, the IPC Companies have all rights to the Intellectual Property owned, licensed or used by them as are necessary to conduct the Business.

        (b) Except as disclosed in Schedule 3.15, (i) all material patents, trademark registrations, service mark registrations and internet domain name registrations issued to, assigned to or filed by any of the IPC Companies or used in the Business are in full force and effect and all applications for any such patent, trademark and service mark are pending without challenge (other than office actions which may have been issued by the U.S. Patent and Trademark Office or its foreign equivalents); (ii) the material Intellectual Property in the form of Contracts is Enforceable by the IPC Company that is a party to such Contracts; and (iii) the IPC Companies have the right to bring actions for infringement or unauthorized use of the material Intellectual Property owned by the IPC Companies.

        (c)  As of the date hereof and except as disclosed in Schedule 3.15,
(i) during the three years before the Closing Date, no written claim has been made or asserted against any of the IPC Companies that alleges any Intellectual Property owned or used by any of the IPC Companies or used in the Business and material to their business infringes the Intellectual Property of another Person; (ii) no litigation, arbitration or other proceeding is currently pending or, to the Knowledge of Seller, threatened against any of the IPC Companies or any of their respective Affiliates with respect to any material Intellectual Property owned or used by or used in the Business; (iii) during the three years before the Closing Date, no claim has been made or asserted against any of the IPC Companies or any of their respective Affiliates that challenges the validity, enforceability or ownership of any material Intellectual Property owned or used by the IPC Companies or used in the Business; (iv) to the Knowledge of Seller, the conduct of the Business does not violate, conflict with or infringe the Intellectual Property owned by any other Person; and (v) to the Knowledge of Seller, there is no continuing infringement by any other Person of the material Intellectual Property owned or used by any of the IPC Companies or used in the Business.

        (d) Schedule 3.15 contains a complete list of all material Software owned or licensed by any of the IPC Companies or used in the Business. Except as disclosed in Schedule 3.15 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, the IPC Companies either: (i) own the entire right, title and interest in and to the Software used in the Business free and clear of Liens except for Permitted Liens; or (ii) have the right and license to use the same in the conduct of the Business. Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, the IPC Companies have all rights to the Software owned licensed or used by them or in the Business as are necessary to conduct their Business.

        Section 3.16 Real Property. The IPC Properties and the scope of the IPC Companies' rights in the IPC Properties are sufficient for the operation of the Business in the manner currently operated and in compliance in all material respects with all applicable

Laws. No IPC Company owns, leases or uses in connection with the Business any real property other than the IPC Properties. Except as set forth on Schedule
3.16 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect: (i) the IPC Companies have good, valid, marketable and insurable fee simple title to the IPC Owned Real Property, a good, valid, marketable and insurable leasehold interest in the Leased Real Property, and easements or other similar rights in, and quiet enjoyment of, the IPC Other Real Property, in each case free and clear of any Liens other than Permitted Liens (and, in the case of the Leased Real Property, subject to (a) any assignment or transfer restrictions and other terms and conditions contained in any applicable lease, and (b) if applicable, the lack of recordation of such lease or a memorandum thereof in the applicable local real estate recording office); (ii) all improvements and occupancy, and the use of such improvements and occupancy of the IPC Properties, and all business operations thereon conform in all material respects with all applicable zoning, building, fire and safety Laws and, to the Knowledge of Seller, none of the IPC Properties has received any currently effective notice of noncompliance with any Laws; (iii) each lease, sublease, easement, license or other agreement or instrument comprising any portion of the IPC Properties is a valid and binding agreement in full force and effect and Enforceable by the IPC Company which is a party thereto against the other parties thereto, no material default by any of the IPC Companies or, to the Knowledge of Seller, by any other party exists under any provision thereof and no condition or event exists which after notice or lapse of time or both would constitute a material default thereunder by any of the IPC Companies or, to the Knowledge of Seller, any other party; (iv) there are, to the Knowledge of Seller, no disputes, oral agreements, or forbearance programs in effect with respect to any such lease, sublease, easement, license or other agreement or instrument; (v) no IPC Company nor any IPC Property is in material breach or default under, or in violation of or noncompliance with, any Liens and, to the Knowledge of Seller, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance; (vi) none of the IPC Companies has received written notice and Seller have no Knowledge of (A) any default by a landlord or other Person under any fee mortgage or other Lien that is superior to any lease, sublease, easement or license comprising a portion of the IPC Properties or (B) any claim of paramount title by any third party claiming the right to terminate any lease, sublease, easement or license comprising a portion of the IPC Properties; (vii) the IPC Companies have legal and practical access to all roads and utilities needed for the conduct of their business on the IPC Properties in the manner presently conducted; (viii) none of the IPC Companies has received and, to the Knowledge of Seller, there do not exist any adverse claims to such access that would adversely affect the use currently being made of such access by the IPC Companies; (ix) there are no encroachments onto IPC Properties of any improvements on any adjoining property;
(x) the IPC Properties are not located within any flood plain or subject to any similar type of restrictions for which any permit, license or additional insurance may be necessary for the use and operation thereof; and (xi) there are no pending condemnation or similar proceedings relating to any of the IPC Properties. The transfer of the Generation Assets pursuant to the Asset Transfer Agreements (including for these purposes the Generation Agreement) were consummated in compliance in all material respects with all Laws, Permits and any approvals of any Governmental Authority.

        Section 3.17 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC) is entitled to any brokerage, finder's fee or other fee or commission payable by Dynegy or Seller or any of their respective Affiliates in connection with the transactions contemplated hereby and by the Ancillary Agreements.

        Section 3.18 Personal Property. Schedule 3.18 contains a list of each Contract or right under which any of the IPC Companies is lessee, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a Person other than the IPC Companies, except those that are terminable by the IPC Company party thereto without penalty on 60 days or less notice and those that provide for annual payments of $500,000 or less.

        Section 3.19     Availability of Assets; Affiliate Transactions.

        (a) Except as set forth in Schedule 3.19, the IPC Assets constitute all the material assets used in the Business and are sufficient for the conduct of the Business as it is currently conducted.

        (b) Schedule 3.19 sets forth a description of all material services provided by any Affiliate of any of the IPC Companies (other than another IPC Company) to any of the IPC Companies with respect to the Business utilizing either (i) assets not included in the IPC Assets or (ii) employees that are not Active Employees, and the manner in which the costs of providing such services have been allocated to the Business.

        Section 3.20 Title to Property. The IPC Companies have good and marketable title to all of the material IPC Assets (other than the IPC Properties, which are covered by Section 3.16), free and clear of all Liens, except for Permitted Liens.

        Section 3.21     Bank Accounts; Powers of Attorney; Minute Books.

        (a) Schedule 3.21 lists a complete and correct list of all bank accounts and safe deposit boxes of each IPC Company and persons authorized to sign or otherwise act with respect thereto and a complete and correct list of all persons holding a general or special power of attorney granted by any of the IPC Companies and a complete and correct copy thereof.

        (b) The minute books of each of the IPC Companies have been made available to Purchaser. Such minute books contain true and complete records of all meetings and other corporate action taken by the board of directors and stockholders of each of the IPC Companies during the past three years.

        Section 3.22 Regulation as a Utility. IPC is regulated as a public utility by the State of Illinois. Except as set forth in the previous sentence, neither IPC nor any "subsidiary company" or "affiliate" of IPC is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Dynegy and Seller are public utility holding companies as defined by PUHCA, but currently claim exemptions from registration under PUHCA under Section 3(a)(1) of PUHCA pursuant to orders of the SEC issued thereunder.

        Section 3.23 Regulatory Proceedings. Except as listed on Schedule 3.23, and other than fuel adjustment or purchase gas adjustment, manufactured gas plant remediation expense adjustment or similar adjusting rate mechanisms, none of the IPC Companies all or part of whose rates or services are regulated by a Governmental Authority (a) is a party to any rate proceeding before a Governmental Authority that would reasonably be expected to result in orders that, individually or in the aggregate, would have a Material Adverse Effect;
(b) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court; or (c) is a party to any Contract with any Governmental Authority (other than franchise, customer and service area agreements) imposing conditions on rates or services in effect as of the date hereof.

        Section 3.24 Hedging. Except as set forth in Schedule 3.24, none of the IPC Companies engages in any natural gas, electricity or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and Contracts entered into, or hedge Contracts, for the purchase or sale of electricity or hydrocarbons, transmission rights and ancillary services or other financial hedges and swaps to which any of the IPC Companies is a party that, to the Knowledge of Seller, are in accordance with the general practices of other similarly situated companies in the industry.

        Section 3.25 Responsibility for Compliance with Sarbanes-Oxley Act. IPC has responsibility for establishing and maintaining internal control over financial reporting, as defined in the Sarbanes-Oxley Act, of IPC through the Closing to the extent required of IPC through such date in its capacity as a Subsidiary of Dynegy, pursuant to the Sarbanes-Oxley Act.

        Section 3.26 Insurance. Each of the IPC Companies is currently insured with insurers rated at least A.M. Best A-VII, and are in such amounts and against such types of risks as are customary and appropriate in its industry or otherwise deemed reasonable by Seller. All such policies are in full force and effect; however, except for the coverage required under Section 5.5(c), coverage of the IPC Companies under Seller's insurance policies will terminate at Closing. As respects the current policies of insurance covering the IPC Companies, Corporate Risk Management & Insurance has not received any written notice of cancellation with respect to any insurance policy covering any IPC Company, except as would not have a Material Adverse Effect. All premiums due and payable with respect to such policies have been paid. For any written notice of any demand or suit against any IPC Company for damages because of bodily injury, including death, personal injury or property damage made against any IPC Company estimated to have an ultimate liability of $500,000 per occurrence or more, Seller and Dynegy represent that these matters have been reported to

IPC's excess insurance carrier(s) to the extent that information has been disclosed in writing from the IPC Companies' personnel to the Corporate Risk Management & Insurance Department (Houston).

        Section 3.27     Clinton Nuclear Power Station.  Except as set forth in
Schedule 3.27, as of the date hereof, to Seller's Knowledge:

        (a) neither AmerGen nor any of its Affiliates have made demand, notice of claim, claim or potential claim against Seller or any of its Affiliates arising from the Asset Purchase Agreement dated June 30, 1999, between AmerGen and IPC or other agreement related to the sale of the Clinton Nuclear Power Station ("APA"), including any claim for indemnification pursuant to Section 8.1(b) of the APA;

        (b) neither Seller nor any of its Affiliates have made demand, notice of claim, claim or potential claim against AmerGen arising from the APA or other agreements related to the sale of the Clinton Nuclear Power Station, including any claim for indemnification pursuant to Section 8.1(a) of the APA;

        (c) no demands, claims or potential claims have been asserted against Seller or any of its Affiliates arising out or related to IPC's ownership or operation of the Clinton Nuclear Power Station; and

        (d) no demands, claims or potential claims, liabilities or obligations have been asserted against Seller or any of its Affiliates arising from (or alleged to arise from) the off-site disposal, treatment, storage, transportation or recycling of Hazardous Substances from the Clinton Nuclear Power Station, including any shipments from Clinton Nuclear Power Station prior to December 15, 1999.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

              As an inducement to Seller, IGC and Dynegy to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Purchaser hereby represents and warrants to Seller, IGC and Dynegy as follows:

        Section 4.1     Organization and Qualification.

        Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Purchaser's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not individually or in the aggregate reasonably be expected to result in a material adverse effect on Purchaser's ability to perform its obligations under this Agreement or the Escrow Agreement. Purchaser has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now conducted. Purchaser has made available to Seller a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date, and Purchaser's certificate of incorporation and by-laws as so made available are in full force and effect. Purchaser is not in default in the performance, observation or fulfillment of any provision of its certificate of incorporation and by-laws. Purchaser is treated as a corporation for all Tax purposes and is eligible to be the purchaser in a "qualified stock purchase" as such term is defined in Section 338 of the Code.

        Section 4.2     Authority.

        Purchaser has full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Escrow Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Purchaser's board of directors, and no other authorization or consent on Purchaser's part is necessary to authorize this Agreement, the Escrow Agreement or to consummate the transactions contemplated hereby. This Agreement and the Escrow Agreement have been duly and validly authorized, executed and delivered by Purchaser and is Enforceable against Purchaser.

        Section 4.3 Conflicts. The execution and delivery of this Agreement, the Escrow Agreement and the consummation of the transactions contemplated hereby, and the performance by Purchaser of its obligations hereunder do not and will not:

        (a) except as listed in Schedule 4.3(a), require any writ, waiver, consent, judgment, decree, approval, order, act or Permit of, or registration, filing with or notification to any Governmental Authority, except for Permits that are ministerial in nature and are customarily obtained from Governmental Authorities after closings in connection with transactions of the same nature as are contemplated hereby; or

        (b) except as listed on Schedule 4.3(b), conflict with, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation, modification or acceleration or guaranteed payments or a loss of rights under, (i) any provision of the certificate of incorporation or by-laws (or similar organization documents) of Purchaser; (ii) any provisions of any material Contract or other obligation or any Governmental Order or Permit to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, except in the case of clause (ii) such conflicts, violations, breaches, defaults, or rights of termination, cancellation, modification or acceleration, guaranteed payments or losses of rights which, individually or in the aggregate, would not reasonably be expected (A) to result in a material adverse effect on, or otherwise materially impair the ability of, Purchaser to perform its obligations under this Agreement or (B) to prevent the consummation of any of the transactions contemplated hereby; or

        (c) violate the provisions of any Law or Governmental Order applicable to Purchaser or any of its assets or properties.

        Section 4.4 Securities Matters. Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. Purchaser (a) is acquiring the Shares solely for investment with no present intention to distribute any of the Shares to any Person and (b) will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

        Section 4.5 Litigation. As of the date hereof, there is no Action (or group of related Actions) pending or, to the Knowledge of Purchaser, threatened against Purchaser that seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

        Section 4.6 Availability of Funds. Purchaser currently has the financial ability to consummate the transactions contemplated by this Agreement and Purchaser will, at the Closing and thereafter as necessary to comply herewith, have sufficient cash in immediately available funds to pay the cash portion of the Purchase Price pursuant to Article II, to consummate the transactions contemplated hereby and otherwise to satisfy its obligations under this Agreement, including those under Section 5.9.

        Section 4.7 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

        Section 5.1 Conduct of Business Prior to the Closing. Except as contemplated by this Agreement, any Ancillary Agreement or as set forth on
Schedule 5.1, from the date hereof until the Closing, the Dynegy Parties shall cause the Business to be conducted in the ordinary course to maintain the IPC Assets in good operating condition and repair and to use their commercially reasonable efforts (consistent with past practice) to keep intact the Business, keep available the services of the IPC Companies' employees and the employees used in connection with the Business and preserve the goodwill of the customers, suppliers, contractors, Governmental Authorities, distributors and others having a relationship with any of the IPC Companies. Without limiting the generality of the foregoing, except as contemplated by this Agreement, any Ancillary Agreement or as set forth on Schedule 5.1, Dynegy and Seller shall not permit any IPC Company to do any of the following without the prior written consent of Purchaser, not to be unreasonably withheld (such consent to be granted or withheld, as the case may be, promptly after a Seller's written request therefor):

        (a) modify or amend its articles of incorporation or by-laws (or comparable constitutive documents) in a way that would adversely affect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

        (b) modify, terminate or amend any Material Contract, IPC Other Real Property or Leased Real Property, other than in the ordinary course;

        (c) adopt or amend any Employee Benefit Plan or Compensation Arrangement or any related trust or enter into or adopt any collective bargaining agreement or other Contracts with any labor union or similar organization that applies to, or covers, Employees, except, in each case, (i) in the ordinary course consistent with past practice in a manner that does not materially increase the cost of the compensation and benefits of any Employee or
(ii) as required by applicable Law;

        (d) grant to any Employee any increase in guaranteed cash compensation, except (i) in the ordinary course consistent with past practice or (ii) as may be required (A) under existing Contracts, or (B) pursuant to any Employee Benefit Plan as in effect on the date hereof;

        (e) sell, transfer or lease any of the IPC Assets to, or extend, modify, terminate, amend or enter into any Contract with, any of their Affiliates, except pursuant to intercompany transactions in the ordinary course, subject to the requirements of Section 5.7;

        (f) fail to make or incur capital expenditures in 2004 (or, if applicable, the portion of 2004 prior to the Closing Date) in accordance with
Schedule 5.1(f), the result of such failure being that less than the cumulative total of the year-to-date capital expenditures set forth in Column G of Schedule 5.1(f) are made in 2004 (or, if applicable, the portion of 2004 prior to the Closing Date). In computing the amount of actual capital expenditures made, no amounts in respect of IPP (Column B in Schedule 5.1(f)) and new business (Column E in Schedule 5.1(f)) will be included;

        (g) except in the ordinary course, enter into any material lease, license or easement of real property that cannot be assigned to Purchaser in connection with the transactions contemplated by this Agreement without the consent of the other parties thereto; provided, however, that an IPC Company may enter into any such Contract if an IPC Company shall have used commercially reasonable efforts to exclude such consent right from such Contract in negotiating the provisions thereof;

        (h) make any change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or the applicable rules and regulations of the SEC;

        (i) issue, grant, sell or encumber any Equity Interest or any right relating thereto or make any other changes in the equity capital structure of any of the IPC Companies;

        (j) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Business, except pursuant to capital expenditures in accordance with Schedule 5.1(f);

        (k) sell, lease, transfer, convey, license or otherwise dispose of, or mortgage, pledge, or impose or suffer to be imposed any Lien other than Permitted Liens on, any of the IPC Assets, except inventory and obsolete, damaged, broken or excess equipment, items or materials sold in the ordinary course consistent with past practices and licenses granted in the ordinary course;

        (l) cancel any debts owed to or claims held by it, other than in the ordinary course;

        (m) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course (other than any accelerations or delays occurring in the ordinary course);

        (n) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by any Subsidiary of IPC to IPC; (B) regular quarterly cash dividends with respect to the preferred stock of IPC; or (C) with respect to restructuring and eliminating the Intercompany Note; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of IPC or any Subsidiary of IPC or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than the preferred shares of IPC;

        (o) settle any material contingent liabilities with respect to the IPC Assets or the Business for which Purchaser could be liable other than in the ordinary course;

        (p) make any fundamental change in the Business or the operations of the IPC Companies;

        (q) except as required by applicable Law, prepare or file any Tax Return (including any amended Tax Return) relating to any IPC Company inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or settle any Audit or other proceeding relating to Taxes payable by or relating to any IPC Company that could reasonably be expected to have an adverse effect on such IPC Company in a Post-Closing Tax Period;

        (r) incur any indebtedness for borrowed money in excess of $5,000,000 in the aggregate; provided, however, that nothing herein shall prevent Seller from prefunding interest payments under the Intercompany Note;

        (s) take any action to (or fail to take any action necessary not to) violate any order or regulation of the ICC (in IPC's good faith interpretation of any such regulation), governing IPC's operation as an Integrated Distribution Company under 83 Illinois Administrative Code Part 452;

        (t) make any change in the management of IPC's information technology department that would have a substantial adverse effect on IPC's ability to manage its information technology systems or to integrate its information technology systems with those of Purchaser, other than a change required by applicable Law or resulting from "for cause" termination; or

        (u) authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

        Section 5.2     Access to Information.

        (a) From March 1, 2004 or, if earlier, the date an application is filed with the ICC for approval of the transactions contemplated by this Agreement, until the Closing, to the extent permitted by applicable Law (including antitrust Laws), the Dynegy Parties shall afford the employees, counsel, accountants, consultants and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, facilities, work papers and books and records of the IPC Companies and their Affiliates and their accountants relating to the Business, including organizational charts and other human resources records, information systems architecture, database designs/structures, sample data extracts, and hardware/software inventory including code and designs (with the exception of confidential personnel records or information as to which disclosure would result in the loss of a legal privilege or protection) as Purchaser reasonably deems necessary or advisable, and to those Active Employees to whom Purchaser reasonably requests access; provided, however, that in no event shall Dynegy or Seller be deemed to have breached the provisions of this Section 5.2(a) with respect to the access provided to the counsel, accountants, consultants and representatives of Purchaser if the Dynegy Parties have used commercially reasonable efforts to cause their respective counsel, accountants and representatives to provide the level of access otherwise required pursuant to this Section 5.2(a). All information and knowledge obtained as a result of or in connection with in any investigation conducted or access provided pursuant to this Section 5.2(a) shall be subject to the Confidentiality Agreement and any joint defense agreement entered into by the parties in accordance with their respective terms and the terms hereof.

        (b) From March 1, 2004 or, if earlier, the date an application is filed with the ICC for approval of the transactions contemplated by this Agreement, until the Closing, to the extent permitted by applicable Law and without unreasonable interference with IPC's business, Dynegy shall and shall cause IPC to cooperate with Purchaser in planning and preparation for integration of operations, systems, processes and other key business activities of IPC and Purchaser, including identification and commitment of IPC personnel for integration planning and making available IPC personnel to serve as an integration coordinator and key support personnel in the areas of Information Technology, Human Resources, Energy Delivery and Accounting.

        (c) Purchaser, Dynegy and Seller shall provide reasonable cooperation to each other, and shall cause their respective officers, employees, accountants, consultants and representatives to provide reasonable cooperation to each other, for a period of 180 days after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller, Dynegy and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser, Dynegy and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Business as is reasonably necessary for planning any systems conversions, process changes, litigation, employee benefits, environmental, financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment or any other similar reasonable matter. In no event shall Purchaser, Dynegy or Seller be deemed to have breached the provisions of this Section 5.2(c) with respect to the access provided to their respective counsel, auditors and representatives if the party obligated to provide access pursuant to the terms of this Section 5.2(c) shall have used commercially reasonable efforts to cause their respective counsel, auditors and representatives to provide the level of access otherwise required pursuant to this Section 5.2(c). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.2(c).

        (d) No party shall be required by any provision of Section 5.2(a), (b) or (c), 5.12, 5.17 or 7.2 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or result in any actual or reasonably expected breach of applicable Law.

        Section 5.3     Governmental Permits and Approvals.

        (a) HSR Act Filings. Each party hereto shall, as soon as practicable as mutually agreed by the parties, file or cause to be filed with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. Such parties shall use all reasonable best efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

        (b) Other Regulatory Approvals.

                (i) Each party hereto shall cooperate and use reasonable best efforts to prepare and file as soon as practicable all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities (including those listed on Schedules 8.1(b) and 8.2(b)) necessary or advisable to obtain for the consummation of the transactions contemplated by this Agreement (it being understood that references in this Agreement to "obtaining" such permits, consents, approvals and authorizations shall mean making all such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of applicable Law).

                (ii) Subject to Section 5.3(c), the parties hereto further agree to (A) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law to obtain a Final Order, and (B) satisfy any conditions imposed by any Governmental Authority in all Final Orders. Each of the parties hereto shall (x) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (y) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto. Subject to Section 5.3(c), each of the parties hereto shall avoid or eliminate each and every impediment under any antitrust, competition, or trade or energy regulation Law (including the FPA) that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing Date to occur as soon as reasonably possible. The steps involved in the preceding sentence shall include agreeing to such limitations on conduct or actions as may be required in order to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities (including those listed on Schedule 8.1(b) and 8.2(b)) necessary or advisable to obtain for the consummation of the transactions contemplated by this Agreement as soon as reasonably possible, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing Date, and defending through litigation on the merits, including appeals, any claim asserted in any court by any party.

                (iii)  Purchaser shall make the commitments reflected on
Schedule 5.3(b) in the application to ICC.

        (c) Exceptions.

                (i) Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates shall not be required to take any action or actions that individually or together with all other actions would (A) have a material adverse effect on the business, financial condition or results of operation (1) of Purchaser and its Subsidiaries, or (2) of the Business after Closing, (B) result in a change to IPC's deferred tax balances or rate base valuation or accounting entries other than as provided on Schedule 8.2(b), Item I (iv), (C) result in recovery of less than the portion of Purchaser's costs of accomplishing IPC's reorganization determined for recovery in accordance with
Schedule 8.2(b), Item I(V), (D) subject IPC to any dividend restriction other than that set forth on Schedule 8.2(b), Item I (vi), (E) result in the operation by IPC without the rider identified on Schedule 8.2(b), Item I (vii), if such operation without such rider would have a material adverse effect on the business, financial condition or results of operation (1) of Purchaser and its Subsidiaries, or (2) of the Business after Closing, or (F) otherwise change the terms of the regulatory approvals described in Schedule 8.2(b), Items I
(iv)-(vi), in a manner adverse to Purchaser or the IPC Companies.

                (ii) Notwithstanding anything to the contrary in this Agreement, neither Dynegy nor the Seller and their respective Affiliates shall be required to take any action or actions that individually or together with all other actions would (A) have a Material Adverse Effect prior to the Closing or a material adverse effect on the business, financial condition or results of operation of DMG, or on the business of selling capacity and energy products from or in respect of DMG's existing generation assets, (B) result in a change to the terms of the PPA that is adverse to DYPM, or (C) result in Seller or any of its Affiliates making any payment or having any continuing obligation pursuant to or otherwise in respect of the Intercompany Note or making any additional capital contribution to any of the IPC

Companies or Purchaser or any of its Affiliates as a condition to the transactions contemplated by this Agreement and the Ancillary Agreements.

        (d) Within 90 days of the execution of this Agreement, Seller shall cause IPC to and IPC shall undertake all necessary steps to submit a conditional membership application to accomplish the transfer of functional control of IPC's transmission facilities to the Midwest Independent Transmission System Operator, Inc. ("MISO"), provided that such transfer shall be conditioned in all respects on the consummation of the transactions contemplated hereby to occur at Closing. In accordance herewith, the joint application of the parties to the FERC provided for in Section 5.3(e) hereof shall also include an application seeking all necessary approvals under the FPA to transfer functional control of such facilities to the MISO.

        (e) Responsibilities. Purchaser shall, in coordination with Seller, have primary responsibility for the preparation of any applications with or notifications to the FERC with respect to the FERC approvals described on Schedules 8.1(b) and 8.2(b), and Seller and Purchaser shall jointly file any such applications or notifications. Purchaser shall have primary responsibility for the preparation and filing of any applications with or notifications to the SEC under PUHCA. Purchaser and its Affiliates shall have primary responsibility for the preparation and filing of any applications or notifications to the ICC. Each of Purchaser and Dynegy shall be responsible for its filings with the FTC and/or the DOJ. Each party hereto shall have the right to review and approve in advance all such necessary applications, notices, petitions, filings, testimony, exhibits, responses to discovery requests or other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed.

        Section 5.4 Notice of Developments. Prior to the Closing, each party shall, promptly after obtaining Knowledge of the occurrence (or non-occurrence) of any condition, event, circumstance, change, occurrence or state of facts arising subsequent to the date of this Agreement that would result in a material breach of any such representation or warranty or covenant of this Agreement of such party, give written notice thereof to the other parties and shall use its commercially reasonable efforts to remedy promptly such breach; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder, including the rights to indemnification under Article IX (other than to the extent set forth in Section 8.3).

        Section 5.5     Insurance; Risk of Loss.

        (a) Dynegy and Seller shall keep, or cause to keep, all insurance policies that provide coverage for any IPC Companies, the Business or any IPC Assets, as the case may be, in full force and effect through the Closing, or provide for the renewal of all such policies that are expiring by their own terms prior to such date. In the event of a property loss in respect of any asset of the Business, the IPC Assets or IPC Companies prior to the Closing, Seller and Dynegy agree to cede recovered insurance proceeds (net of deductible) in respect of such asset to Purchaser post-Closing for the repair of such asset. Except for the coverage required under Section 5.5(c), as of the Closing, Dynegy and Seller shall cause the termination of all insurance coverage for the Business, the IPC Assets or the IPC Companies and their respective businesses, assets, and current or former employees, and Purchaser shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing with respect to the IPC Companies, the Business, the IPC Assets, and their respective businesses, assets, and current and former employees; provided, however, that (i) no such termination by Dynegy or Seller of any "occurrence" coverage in force prior to the Closing shall be effected so as to prevent Purchaser or any IPC Company from recovering under such coverage for losses from events or damages occurring prior to the Closing; and (ii) no such termination of any "claims-made" coverage in force prior to the Closing shall be effected so as to prevent Purchaser or any IPC Company from recovering under such coverage for losses from events or damages occurring prior to the Closing to the extent the applicable insurance company or third party claims administrator shall have received written notice of claims or written notice of circumstances that are reasonably likely to give rise to a claim that occurred relating to such events on or before or within 60 days after the Closing. Dynegy and Sellers shall use commercially reasonable efforts to report to the applicable insurance company or third party claims administrator, on a timely basis before the Closing, any claims of which they have Knowledge (or circumstances that are reasonably likely to give rise to a claim) relating to events occurring prior to the Closing.

        (b) For all insurance and/or self-insurance claims of the Business, the IPC Assets or the IPC Companies filed prior to the Closing, and for those claims of the Business, the IPC Assets or the IPC Companies identified as set forth in the foregoing clauses (i) and (ii), upon the consummation of the Closing, Purchaser shall be responsible for any and all costs related to any such claims, including deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retroactive premium adjustments, audits, collateral requirements and associated costs, uninsured losses, security deposits, legal fees, indemnity benefits and any other costs that become due and payable in connection with any such claims. Purchaser shall reimburse Dynegy for these costs by wire transfer of funds within twenty days of receipt of an invoice from Dynegy therefore, accompanied by reasonable supporting detail.

        (c) For a period of three years after the Closing Date, Seller and Dynegy shall maintain, at their expense, directors and officers liability and fiduciary liability policies which provide coverage on terms as commercially reasonably similar to the terms of such current insurance coverage. If Seller fails to maintain such coverage or has a change in control, then Seller must purchase run-off coverage, which will provide coverage in scope and amount commercially reasonably similar to those maintained prior to the Closing Date. The expiration date of such run-off policy shall be three years from the Closing Date.

        (d) To the extent that, after the Closing Date, Purchaser or Seller or any Affiliate thereof requires any information regarding claim data or other information pertaining to the Business, the IPC Assets or the IPC Companies in order to make filings with insurance carriers or administer or manage a claim, upon request, Dynegy and Seller shall promptly supply such information to Purchaser or Purchaser shall or shall cause the applicable IPC Company promptly to supply such information to Seller or the applicable Affiliate of Seller, as the case may be. To the extent that Purchaser will require the utilization of the claims data maintained by an insurance company, Purchaser agrees to assume sole responsibility for obtaining a subscription from any insurance company to obtain such claims information and the related costs associated with any such service.

        (e) The provisions of this Section 5.5 shall not apply to any insurance policies that provide funding for any Employee Benefit Plan or employee Compensation Arrangement.

        Section 5.6     Confidentiality.

        (a) Purchaser acknowledges that the information provided or to be provided to it in connection with the transactions contemplated hereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, however, that the parties hereby agree that as of the Closing Date the term of the Confidentiality Agreement shall be hereby amended to be the later of (i) two years from the Closing Date and (ii) three years from the date hereof; provided, further, however, that after the Closing, Purchaser, its Affiliates and the IPC Companies may use or disclose any confidential information related to any IPC Company, the IPC Assets or the Business.

        (b) Dynegy agrees that for a period of two years after the Closing, it and its Affiliates will not use or disclose, and Dynegy will use its commercially reasonable efforts and will cause its Affiliates and each of their respective employees, officers, directors, agents and representatives not to use or disclose to any party other than Purchaser or any of its Affiliates any confidential information relating to the IPC Assets, the Business or any IPC Company. The obligation to keep such information confidential does not apply to information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Dynegy, any of its Affiliates or any of their respective directors, employees, agents or representatives, or (ii) is required by applicable Law or applicable Tax, accounting or SEC disclosure obligations or the applicable rules of any stock exchange or quotation system to be disclosed, but only to the extent required to be disclosed.

        Section 5.7     Intercompany Arrangements.  Except as listed on
Schedule 5.7:

        (a) all receivables or payables of any IPC Company, on the one hand, from or to, as applicable, Dynegy or any of its Affiliates (other than any IPC Company), on the other hand, shall be settled as of the Closing; and

        (b) all contracts or other arrangements existing immediately prior to the Closing between any IPC Company, on the one hand, and Dynegy or any of its Affiliates (other than any IPC Company), on the other hand, shall be terminated as of the Closing, except as specifically provided in Section 5.5; provided, however, that Items 1 and 2 on Schedule 5.7 shall be terminated as of the later of the Closing Date or December 31, 2004.

        Section 5.8 Use of Dynegy and Seller's Names. Prior to the Closing, Seller may cause the IPC Companies to remove any right, title or interest in any logo, trade name, trademark, service mark, house mark, domain name, web site or company name to the extent it contains or consists of the "Dynegy" name or the "Dynegy" emblem or any other mark in which one or the other of these elements appear. Purchaser will use reasonable efforts to cause the IPC Companies to remove all such items described in the preceding sentence from the IPC Assets within 60 days after the Closing Date. From and after the Closing, Purchaser will not and will cause each IPC Company not to use such items.

        Section 5.9 Change of Control Offer. From and after the Closing, Purchaser shall cause IPC to comply with the change of control redemption offer provisions of the Supplemental Indenture dated as of December 20, 2002 to the General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 11 1/2% bonds due 2010.

        Section 5.10 Further Assurances. Except as otherwise provided in this Agreement, from time to time following the Closing, each party shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or any agreement contemplated hereby.

        Section 5.11 No Public Announcement. None of Purchaser, Dynegy or Seller shall (nor shall Seller permit any of the IPC Companies to) and each of them shall use their commercially reasonable efforts to cause their Affiliates and each of its and their respective representatives, directors, officers and agents not to, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, applicable accounting and SEC disclosure obligations or the applicable rules of any stock exchange or quotation system, in which case the other parties shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary in connection with regulatory filings and interactions with Governmental Authorities (and members thereto and employees thereof) to implement the provisions of this Agreement and the Ancillary Agreements.

        Section 5.12     Access to Records.

        (a) To facilitate the resolution of any claims made by or against or incurred by Dynegy or its Affiliates prior to the Closing or for any other reasonable purpose, for a period of seven years after the Closing Date, Dynegy and its representatives shall have reasonable access to all of the books and records of the IPC Companies relating to periods prior to the Closing (including books and records relating to the IPC Assets and the Business); provided that
(i) in the case of books and records relating to Taxes, the covenant shall be for a period of time equal to the relevant statute of limitations with respect to such Taxes, including any extensions thereof, and (ii) with respect to items referred to in Sections 9.1(c), (d), (e), (f), (g), (h), or (i), the covenant shall be in force during the pendency of any Action or threatened Action related to such items. Such access shall be afforded by Purchaser upon receipt of reasonable advance written notice and during normal business hours. Dynegy shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 5.12(a). If Purchaser shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Purchaser shall, prior to such disposition, give Dynegy a reasonable opportunity, at Dynegy's expense, to segregate and remove such books and records as Dynegy may select.

        (b) To facilitate the resolution of any claims made by or against or incurred by Purchaser or any of its Affiliates after the Closing or for any other reasonable purpose, for a pe-riod of seven years after the Closing Date, Purchaser and its representatives shall have reasonable access to all of the books and records relating to the IPC Companies (including books and records relating to the IPC Assets and the Business) which Dynegy or any of its Affiliates may retain after the Closing Date; provided that, in the case of books and records relating to Taxes, the covenant shall be for a period of time equal to the relevant statute of limitations with respect to such Taxes, including any extensions thereof. Such access shall be afforded by Dynegy and its Affiliates upon receipt of reasonable advance written notice and during normal business hours. Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this
Section 5.12(b). If Dynegy or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Dynegy shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser's expense, to segregate and remove such books and records as Purchaser may select.

        Section 5.13 No Solicitation. From the date hereof through the earlier of the termination of this Agreement or the Closing Date, Dynegy and Seller shall not, and Dynegy shall not permit its Subsidiaries, and shall use its commercially reasonable efforts to cause any officers, directors, employees, financial advisors and other agents or representatives of Dynegy or its Subsidiaries not to, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the IPC Companies or their assets) inquiries or proposals, or participate in any discussions or negotiations with any Person (other than Purchaser and its agents and representatives), concerning a Potential Transaction. For purposes of this Agreement, a "Potential Transaction" shall mean a possible acquisition of the Business, whether by merger or by the acquisition of the stock or substantially all the assets of Seller or IPC.

        Section 5.14 Terminated Employees. On the Closing Date, Dynegy shall provide Purchaser with a list that sets forth the number of full and part time employees of any IPC Companies involuntarily terminated, and whether or not such termination was for cause, during the period beginning 90 days prior to the Closing Date.

        Section 5.15 Intercompany Note. At or within two days prior to the Closing, the parties will take the actions set forth on Schedule 5.15 with respect to the Intercompany Note.

        Section 5.16     Covenant Not to Sue.

        (a) Each of Dynegy and Seller shall not, and shall cause their respective Affiliates and their respective successors not to, directly or indirectly, sue any Purchaser Group Member with regard to any Generation Liabilities, and shall release and forever discharge all Purchaser Group Members from such Generation Liabilities.

        (b) Each of Dynegy and Seller shall not, and shall cause each of their respective Affiliates and each of their respective successors not to, directly or indirectly, argue, assert, claim, agree or bring any Action or enter into any settlement that alleges or stipulates that any Purchaser Group Member is or should be responsible, liable or obligated to take or not to take any action, make any payment, incur any expense, with respect to any liabilities, com-mitments, or obligations of Seller or any of its Affiliates or in connection with the Generation Liabilities.

        Section 5.17 IPC Property. At least 120 days prior to Dynegy's good faith estimate of the Closing Date, Dynegy and Seller shall and shall cause their Affiliates to make available to Purchaser, for inspection or copying by Purchaser at Purchaser's expense (but only to the extent that such documents or materials are in the possession or control of Dynegy, Seller, or any of their Affiliates) existing documents containing (i) the legal descriptions of the IPC Owned Real Property and the material Leased Real Properties, and (ii) lists or summaries of all other IPC Properties (together with legal descriptions thereof), together with copies of any easement, license, right of way, use or similar agreements, and any other title documents relating to the IPC Other Real Property. Dynegy and Seller shall cooperate reasonably, and shall cause IPC to cooperate reasonably and to execute such customary affidavits and documents (with such modifications as may be necessary for factual accuracy), as may be reasonably requested by Purchaser's title insurance company, prior to the Closing Date in connection with any title insurance coverage reasonably obtained by Purchaser at Closing; provided that neither Dynegy nor Seller (nor any of their Affiliates, other than IPC) nor any of the officers or employees of Seller or of Dynegy (or of any of their Affiliates, including IPC) shall be required to incur any cost or liability in connection with the acquisition by Purchaser of title insurance at the Closing or any affidavits or other instruments required by Purchaser's title company as a condition to issuing such title insurance at the Closing, it being understood that any such title affidavits or documents shall be provided solely by IPC and any costs associated with such title insurance (and any title endorsements and other documents or instruments required in connection with Purchaser's title insurance) shall be borne solely by Purchaser.

        Section 5.18     Remediation of Excluded Environmental Matters.

        (a) After the Closing, if (x) Purchaser reasonably determines that Remediation of a Hazardous Substance should be performed in response to (i) a requirement of an Environmental Law; (ii) a Governmental Order from a Governmental Authority with jurisdiction over the applicable Excluded Environmental Matters; (iii) a reasonable claim or demand by a third party made in connection with an Environmental Law or Excluded Environmental Matters or liability under the common law for the actual or alleged presence or Release of Hazardous Substances; or (iv) the presence or Release of a Hazardous Substance in excess of an applicable and relevant standard in an Environmental Law which necessitates Remediation under such Environmental Law, and (y) such Remediation relates to the Business or IPC Assets as they existed immediately prior to the Closing, then Purchaser shall implement the required Remediation. In such event, Purchaser shall notify Dynegy at least twenty (20) Business Days, or as soon as reasonably possible if prompt Remediation is legally required or advisable under this Section 5.18, in advance of commencing such Remediation and shall request authorization from Dynegy to perform or cause one of its Affiliates to perform the Remediation; provided, however, if Purchaser is required by a Governmental Authority with jurisdiction to immediately take remedial action, Purchaser shall proceed as required and notify Dynegy as soon as practicable thereafter of its action and provide the other information required by this Section 5.18. Purchaser's notice to Dynegy shall include a reasonably detailed description of the Remediation to be performed and a detailed cost estimate for such

Remediation. Upon Purchaser's receipt of Dynegy's written consent (which shall not be unreasonably withheld or delayed) to perform (or cause one of its Affiliates to perform) the Remediation, Purchaser shall commence the Remediation in accordance with the Remediation plan. Except for claims treated in the last sentence of Section 9.5(a), Dynegy shall reimburse Purchaser or such Affiliate of Purchaser for all cost and expenses incurred in connection with such Remediation within 30 days of Purchaser or such Affiliate submitting an invoice therefor to Dynegy; provided, however, that Purchaser may, at its discretion, submit invoices either periodically or at the completion of Remediation and Dynegy shall reimburse Purchaser or such Affiliate for all costs and expenses incurred in connection with such Remediation within 30 days of receiving such invoice. Purchaser shall promptly notify Dynegy of any material changes in the Remediation plan or costs and obtain approval, which shall not be unreasonably withheld, for such changes. Notwithstanding any other provision to the contrary in this Section 5.18(a), after Purchaser receives written notice from a Governmental Authority with jurisdiction over Remediation performed at a site by Purchaser under this Section that such Remediation has been completed and/or that no further Remediation is needed at that time, Purchaser shall perform no further Remediation at the site unless subsequently required to do so in accordance with the terms of such notice or a new event subject to Sections 5.18(a)(i), (ii), (iii) or (iv). Dynegy, Seller or any Affiliate thereof may request that a Governmental Authority issue such notice.

        (b) In the event that Purchaser chooses to develop, or cause any IPC Company to develop, any IPC Assets for a use other than the transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes, Dynegy shall not become responsible under this
Section 5.18 for Remediation costs that, due to the changed use, are higher than the Remediation costs would be if such IPC Assets continued to be used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes. Accordingly, if such IPC Assets, or any portion thereof, ceases to be used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes (including repowering or development for such purposes), and if due to such changed use, the costs of Remediation relating to Excluded Environmental Matters are higher than the cost of Remediation would be if such IPC Assets (in their entirety) had continued to be used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes, except for claims treated in the last sentence of Section 9.5(a), Dynegy shall be responsible only for the costs of Remediation that Purchaser would have incurred if such IPC Assets were being used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes.

        (c) If IPC, individually or collectively with DMG, shall be required, after the Closing prior to December 31, 2010, pursuant to either (i) a final, non-appealable Governmental Order in full force and effect entered by a court with proper jurisdiction over IPC or issued by the U.S. Environmental Protection Agency or (ii) a legally binding, non-appealable consent decree or administrative order or other settlement in full force and effect with all required approvals of applicable Governmental Authorities entered into by (x) DMG and IPC or (y) IPC (with the approval of Dynegy pursuant to Section 9.3) regarding, in each such case, any Clean Air Act Litigation (each of such Governmental Order, consent decree or other settlement, a "Mandate") to implement or pay for implementation of Best Available Control Tech-nology ("BACT"), or any other emission limitation requiring installation of pollution control devices, measures or technologies on any plant that is a Generation Asset due to any alleged violation of the Clean Air Act, 42 U.S.C. Sec. 7401 et seq. (such liability, the "BACT Liability"), AND

                  (A) DMG, to the extent it is subject to the Mandate, fails to perform in any material respect in accordance with the terms of any such Mandate (it being understood that this clause (A) does not apply if IPC is individually or collectively with DMG subject to the Mandate), AND

                  (B) the Governmental Authority that issued or agreed to such Mandate, or a party to such Mandate, as the case may be, seeks a remedy to enforce IPC's compliance with the terms of the Mandate due to the failure of IPC or DMG, as the case may be, to have performed the obligations under such Mandate, AND

                  (C) Purchaser has demanded in writing that the Seller Indemnitors comply with their indemnification obligations pursuant to and in accordance with the requirements of Article IX with respect to IPC's Indemnifiable Losses due to the Mandate, AND

                  (D) the Seller Indemnitors collectively fail to comply in any material respect with such indemnification obligations then due within ten days of the Seller Indemnitors' receipt of such demand, AND

                  (E) the Escrowed Funds in the Escrow Account shall have been exhausted,

then Dynegy shall cause DMG to, promptly following receipt of a notice from IPC that the foregoing events described in clauses (A)-(E) have occurred and are continuing, take such action or actions as may be reasonably necessary, to the extent not prohibited by applicable Law, to cause the affected Generation Asset to become in compliance with the Mandate, including, to the extent required for such compliance, (x) by reducing the generation output of such Generation Asset or (y) by effecting the shutdown in whole or in part of such Generation Asset. The parties specifically agree that the provisions contained in Section 11.16 are applicable to the obligations provided for in this Section 5.18(c).

For purposes of this Section 5.18(c): "Clean Air Act Litigation" means the Baldwin Litigation and any Other Claim, as such terms are defined in the Escrow Agreement; and "Best Available Control Technology" shall have the meaning as set forth at Section 169(3) of the Clean Air Act, 42 U.S.C. ss. 7479.

        Section 5.19 Consent Solicitation. At Purchaser's request, Seller shall cause IPC to commence a solicitation of consents from the holders of IPC's 11 1/2 % bonds due 2010 to effect amendments to the indenture pursuant to which such bonds were issued. Such amendments will be designated by Purchaser with Seller's consent, which consent will not be unreasonably withheld or delayed. Such solicitation shall expire on the Closing Date, and any amendments for which approval is obtained shall be effective only if the Closing occurs. Any out-of-pocket expenses reasonably incurred by IPC in connection with such consent solicitation, including any consent payments to bondholders that are approved by Purchaser, shall be reimbursed by Purchaser promptly after receiving invoices therefor from IPC. The successful completion of the consent solicitation is not a condition to the Closing.

        Section 5.20     Generation Asset Transfers.

        (a) The parties shall cooperate and use commercially reasonable efforts to identify all assets (i) transferred pursuant to any Asset Transfer Agreements or to be transferred under the Generation Agreement that are not used in the generation operations of DMG and are used in connection with the Business and
(ii) owned by any IPC Company, not used in connection with the Business and necessary for the operation by DMG of its generation business.

        (b) Following the Closing, Dynegy shall cause DMG to transfer to IPC the assets identified by Dynegy and Purchaser pursuant to clause (i) of Section 5.20(a), pursuant to the Generation Agreement. Following the Closing, Purchaser shall cause IPC to transfer to DMG the assets identified by Dynegy and Purchaser pursuant to clause (ii) of Section 5.20(a) pursuant to the Generation Agreement. In connection with such transfers pursuant to this Section 5.20(b), Dynegy shall and shall cause IPC and their respective Affiliates to, in consultation with Purchaser, make all necessary filings with and obtain all necessary appraisals and governmental orders from the applicable Governmental Authorities.

        Section 5.21     Certain Additional Agreements.

        (a) At least 60 days prior to the Closing Date, Purchaser shall advise Seller whether transitional services will be required by Purchaser from and after the Closing Date and which such services will be required. In such event, Seller and Purchaser shall negotiate in good faith the schedules of services to be provided, the length of time for such services (which shall in no event exceed 90 days) and the rates at which such services will be provided to Purchaser, which rates will be at fair market value. Any transition services agreement entered into pursuant to this Section 5.21 is referred to as the "Transition Services Agreement". Notwithstanding anything to the contrary in this Agreement, the execution of a Transition Services Agreement shall not be a condition to the Closing for any party. Dynegy, the IPC Companies and Purchaser will cooperate during the period prior to Closing to minimize, to the extent reasonably practicable, the need for the IPC Companies to rely on transitional services after the Closing.

        (b) Dynegy shall cause DMG (and any applicable Affiliate of DMG that owns or has rights to real property subject to such Agreement) to execute an Easement and Facilities Agreement (the "Easement and Facilities Agreement"), as grantor, granting valid, enforceable and insurable easement in recordable form over the real property Generation Assets to IPC, and including the terms set forth on Exhibit E. Dynegy and Purchaser shall negotiate in good faith to finalize the Easement and Facilities Agreement within 30 days after the date hereof and otherwise in form and substance mutually satisfactory to the parties. Prior to the Closing (and, if applicable, subsequent to the Closing), the Dynegy Parties shall use good faith, reasonable efforts (including causing DMG or any other Affiliate of DMG that owns or has rights to the Generation Assets) to request and obtain an agreement (each, a "Subordination Agreement"), in recordable form and otherwise in customary form, from each mortgagee

(which term, as used in this Section 5.21(b), shall include the grantee or beneficiary under a deed of trust) holding a mortgage (which term as used herein shall include a deed of trust) encumbering the Generation Assets, which Subordination Agreement shall provide for subordination of such mortgage to the Easement and Facilities Agreement. The proposed form of Subordination Agreement provided by Dynegy (or its Affiliate) to each mortgagee, and any modifications to such form, shall be subject to the approval of Dynegy and Purchaser (which approval shall not be unreasonably withheld or delayed). Dynegy shall keep Purchaser advised of the status of material responses from or communications with such mortgagees (and provide copies of drafts of the Subordination Agreement sent to or by any such mortgagee or its counsel). Dynegy shall promptly (i) make available to Purchaser copies of any mortgages encumbering the Generation Assets, (ii) provide Purchaser with a copy of any executed Subordination Agreement obtained from a mortgagee, (iii) cause any such executed Subordination Agreement to be recorded in the applicable local real estate recording office, and (iv) provide Purchaser with evidence of such recordation; provided, however, that any legal fees of the mortgagees and the cost of title endorsements required by the mortgagees related to the Subordination Agreement shall be shared equally by Purchaser and the Dynegy Parties Prior to the date that Dynegy shall have obtained an executed Subordination Agreement from a mortgagee (or in the event that any mortgagee refuses to execute a Subordination Agreement following good faith, reasonable efforts by the Dynegy Parties to obtain one), Dynegy shall give Purchaser prompt written notice of any acceleration of the applicable mortgage and any action subsequent thereto by such mortgagee to enforce the mortgage. Notwithstanding anything to the contrary set forth herein, the receipt of an executed Subordination Agreement from any mortgagee shall not be a condition to Purchaser's obligation to close hereunder. This Section 5.21(b) shall survive the Closing. Notwithstanding the foregoing, nothing contained in this Section 5.21(b) shall require any of the Dynegy Parties or their Affiliates to take, or refrain from taking, any action that could reasonably constitute a breach or default under the terms of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money, or to require any of the Dynegy Parties or their Affiliates to pay any fees (other than its share of the legal fees of the mortgagees and the cost of title endorsements required by the mortgagees as provided above in this Section) to any trustee, issuer, holder, lender, secured party or other Person under any such mortgage, indenture or instrument, or commence any solicitation in order to carry out or meet the obligations in this Section.

        (c) Seller shall cause IPC to allow the AmerGen Power Supply Agreement to expire in accordance with its terms as of December 31, 2004. Seller shall cause IPC to enter into one or more agreements for the purchase of 700 MW of firm capacity and energy during calendar years 2005 and 2006 (the "Base Energy Contracts") for which any necessary regulatory approvals shall have been obtained. In particular, the Base Energy Contracts will have the following characteristics:

                (i) the aggregate amount of firm capacity and energy guaranteed to IPC under the Base Energy Contracts shall be (1) 400 MW provided 24-hours per day, each day of the year, and (2) 300 MW provided between 6 a.m. and 10 p.m. (prevailing time in Decatur, Illinois) each Business Day (as such term is defined in the PPA), and shall satisfy MAIN Guides and MISO capacity resource requirements for obtaining network integration transmission service under the applicable OATT and for accreditation by the applicable NERC regional reliability council or successor organizations;

                (ii) IPC shall make all reasonable efforts to obtain financial transmission rights associated with the energy provided under the Base Energy Contracts, including but not limited to nominating the transmission of such energy to the IPC system in the MISO process for financial transmission right allocation, and, further, IPC shall not sell, divest, transfer or otherwise dispose of such rights;

                (iii) the Base Energy Contracts shall have a term of January 1, 2005 through December 31, 2006;

                (iv) the Base Energy Contracts shall have been solicited through an independently administered competitive bidding process in which at least one party unaffiliated with Dynegy submitted an offer, and IPC shall have obtained the prior written consent of Purchaser (which shall not be unreasonably withheld) with respect to the choice of the independent administrator, whose fees and expenses shall be reimbursed by Purchaser within five Business Days of IPC's request;

                (v) the Base Energy Contracts shall have been awarded to the bidder submitting the most favorable bid to IPC, taking into account price, credit worthiness, certainty of performance and other customary and commercially reasonable criteria; and

                (vi) the Base Energy Contracts shall provide for the payment of actual or liquidated damages in the event of any failure to deliver the capacity or energy as specified in clause (i) above.

        (d) Dynegy shall, and shall cause each Dynegy Subsidiary (other than any IPC Company) to execute and deliver to the counterparties thereto immediately following the Closing counterparts of each Ancillary Agreement to which it is a party. Purchaser shall cause IPC to execute and deliver to the counterparties thereto immediately following the Closing counterparts of each Ancillary Agreement to which it is a party. The parties specifically agree that the provisions contained in Section 11.16 are applicable to the obligations provided for in this Section 5.21(d).

        (e) The parties shall agree to such changes to the Blackstart Agreement and the Easement and Facilities Agreement as may be required by any Governmental Authority in order to obtain all necessary Final Orders for the completion of the transactions contemplated hereby.

        (f) None of the Dynegy Parties will, and Seller will cause IPC not to, enter into any consent decree or other settlement with regard to Clean Air Act Litigation (as defined in Section 5.18) for which IPC has direct or contingent responsibility unless such consent decree or other settlement contains a release of IPC, in form and substance reasonably acceptable to Purchaser, from all such responsibility; provided, however, notwithstanding any other provision of this Agreement to the contrary (including Section 9.3), that such release shall not be required in the case of any consent decree or other settlement relating to the Baldwin Litiga-tion if (1) the amount of liability for which IPC has direct or contingent liability is not greater than, in the case of a consent decree or other settlement entered into prior to the Closing, $100,000,000 or, in the case of a consent decree or other settlement entered into following the Closing, the amount of Escrow Funds held as of the date of such consent decree or other settlement under the Escrow Agreement and (2) any performance required of IPC, directly or contingently, under such consent decree or other settlement is required to be completed by December 31, 2010. Prior to the Closing, Seller shall not permit IPC to enter into any consent decree or other settlement with regard to Clean Air Act Litigation that provides for IPC liability unless DMG has joint and several liability with IPC.

        (g) No later than June 30, 2004, IPC shall file with ICC revised gas service tariffs proposing a general increase in base rates for gas service. IPC shall retain (subject to the consent of Purchaser, such consent not be unreasonably withheld) qualified consultants, and, if it desires, outside counsel, to assist in the preparation and prosecution of the filing. At Closing, Purchaser shall pay to Seller an amount equal to the amounts paid or to be paid by IPC for the work of such qualified consultants and outside counsel on the filing through Closing.

        (h) Dynegy agrees to cause DMG and IPC to provide cooperation to Purchaser as reasonably requested by Purchaser in any effort to obtain insurance policies providing coverage for Clean Air Act Litigation liabilities, to the extent such cooperation would not result in the loss of a legal privilege or protection for Dynegy, DMG and IPC, or the actual or potential loss, compromise, or limitation of any defense, claim, position or strategy. All information obtained by Purchaser as a result of such cooperation shall be subject to any joint defense agreement entered into by Dynegy and Purchaser. Purchaser will reimburse Dynegy for out-of-pocket costs and expenses incurred by DMG and/or IPC in providing such cooperation to Purchaser.

        Section 5.22 Status Meetings. In furtherance of the covenants set forth in this Agreement, representatives of each of Dynegy, IPC and Purchaser shall meet:

        (a) no less frequently than once each week, in person or by conference telephone: (i) to discuss all filings with Governmental Authorities made or to be made in connection herewith and undertakings, terms and conditions relating thereto; (ii) to discuss costs incurred or committed to be incurred, concessions made, undertakings required and other actions or tasks relating to the approvals and consents required hereunder; and (iii) to discuss regulatory and legislative plans and strategies; and

        (b) subject to applicable Law, upon the request of Dynegy or Purchaser for a meeting (for which reasonable advance notice will be provided), either in person or by conference telephone, to discuss (i) financial results (including budget to actual analysis); (ii) capital project progress; (iii) actions to be taken or not to be taken or considered in current or potential regulatory proceedings; (iv) integration coordination; and (v) actions to be taken or not to be taken or considered in furtherance of the provisions of this Agreement.

        Section 5.23     PPA Modification Right.

        (a) By notice dated not later than September 1, 2004, Purchaser may, at its sole option and discretion (in accordance with the terms of the PPA), reduce the amount of Tier 1 Capac-ity specified in Appendix 1 of the PPA for all months in calendar year 2005 by up to 200 MW, provided that the IP Load, as defined and calculated in the PPA, shall have been reduced as a result of retail customers of IPC switching electricity suppliers or terminating business operations. In the event IPC releases capacity in calendar year 2005 pursuant to the provisions of this
Section 5.23(a), such release shall apply in the same amount for calendar year 2006. Any written notice of Released Capacity (as defined in the PPA) shall include reasonable proof of the net reduction in IP Load, and the amount of Released Capacity shall not be greater than the amount of the net reduction in IP Load.

        (b) By notice dated not later than September 1, 2005, Purchaser may, at its sole option and discretion (in accordance with the terms of the PPA), reduce the amount of Tier 1 Capacity specified in Appendix 1 of the PPA for all months in calendar year 2006 by an amount not to exceed the difference between 200 MW and the amount of capacity released, if any, pursuant to Purchaser's election under Section 5.23(a), provided that the IP Load, as defined and calculated in the PPA, shall have been reduced as a result of retail customers of IPC switching electricity suppliers or terminating business operations. Any written notice of Released Capacity (as defined in the PPA) shall include reasonable proof of the net reduction in IP Load, and the amount of Released Capacity shall not be greater than the amount of the net reduction in IP Load.

        (c) Notwithstanding anything else in this Agreement, no election by Purchaser pursuant to this Section 5.23 shall serve as a basis for assertion that a condition to the Closing has not been satisfied or for indemnification pursuant to Section 9.1.

        Section 5.24 Compliance with Sarbanes-Oxley Act. In the month following each calendar quarter, Dynegy shall provide Purchaser with status update on any assessment required of IPC, in its capacity as a Subsidiary of Dynegy, through the Closing in accordance with the items detailed in Schedule
5.24 to satisfy, in all material respects, the requirements of Section 404 of the Sarbanes-Oxley Act, and Dynegy shall make available to Purchaser (and Purchaser's outside advisers) the documentation supporting the implementation of such assessment, and will permit IPC to retain copies of any such documentation. Dynegy shall use commercially reasonable efforts to cause IPC to complete such assessment by September 30, 2004. Purchaser acknowledges that Dynegy's external auditors will not make any assessment with respect to the performance of the obligations contained in this Section 5.24.

        Section 5.25 Litigation and Clinton Nuclear Power Station Updates. From the date hereof through the Closing Date, Seller shall give Purchaser monthly notice of newly filed litigation in which any IPC Company is named as a defendant, as well as of any event that would have been required to be disclosed in Schedule 3.27 if such event had occurred prior to the date of this Agreement.


                                   ARTICLE VI
                         EMPLOYEES AND EMPLOYEE MATTERS

        Section 6.1     Employment of Transferred Employees.

        (a) The employment with the IPC Companies of each individual who is an Active Employee as of the Closing Date shall continue immediately after the Closing, and each such individual shall be referred to in this Agreement as a "Transferred Employee." In the case of Active Employees who are members of the "non-supervisory workforce" of the IPC Companies, within the meaning of 220 Illinois Code 5/16-128(c), such continued employment shall be at no less than the wage rates, and substantially equivalent fringe benefits and terms and conditions of employment as those that are in effect on the Closing Date, and Purchaser shall continue such wage rates and substantially equivalent fringe benefits and terms and conditions of employment for at least 30 months following the Closing Date, unless Purchaser and the collective bargaining units representing such non-supervisory Active Employees mutually agree to different terms and conditions of employment within such 30-month period. The preceding sentence is intended to satisfy the requirements of 220 Illinois Code 5/16-128(c), shall be construed in accordance with 220 Illinois Code 5/16-128(c), and shall not be construed to impose upon Purchaser any obligation that is greater than that imposed by 220 Illinois Code 5/16-128(c). For purposes of this Article VI, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, domestic violence leave, long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement, in each case who are employed by any IPC Company. Transferred Employees who are not represented by labor unions or similar collective bargaining entities are referred to as "Non-Union Transferred Employees."

        (b) Recognition of Transferred Employee Service. On and after the Closing Date, Purchaser shall recognize the service of each Non-Union Transferred Employee prior to the Closing for each IPC Company, Seller and any Affiliates of Seller for purposes of eligibility, vesting and benefit accrual to the extent that such service was credited to each Non-Union Transferred Employee by Seller, such IPC Company or such Affiliate, as applicable, under a corresponding Employee Benefit Plan, except (i) for benefit accrual under any defined benefit pension plan and (ii) to the extent that such credit would result in duplication of benefits, provided that Seller provides, as soon as practicable after the Closing, a list containing each Transferred Employee's service credited by Seller to Purchaser. Notwithstanding the foregoing, in the event that Purchaser and/or any of its Affiliates adopts a benefit plan that provides benefits of a type that Transferred Employees had not received from Seller and its Affiliates before the Closing, Purchaser and/or such Affiliate(s) (as applicable) may credit service for Transferred Employees in the same manner as it credits service for other similarly situated employees. Commencing ninety
(90) days prior to the Closing Date, Seller shall cooperate in good faith with Purchaser to determine, and effectuate, the most expeditious procedures subject to the limitations of applicable Law, for transferring from Seller to Purchaser such data relating to Transferred Employees that is necessary for the operation of employee benefit plans maintained by Purchaser in which Transferred Employees will participate immediately after Closing and so that all personnel records of Transferred Employees, the service of all Transferred Employees and all other information reasonably determined by Purchaser to be needed by Purchaser in connection with the employment of Transferred Employees will be provided to Purchaser on or prior to Closing.

        (c) Altenbaumer Contract. Dynegy shall take any steps necessary or appropriate so that neither Purchaser nor any IPC Company is required to assume the agreements with Larry F. Altenbaumer identified on Schedule 6.1(c) (the "Altenbaumer Contract"), and Dynegy shall retain, and be solely responsible for, all obligations and liabilities under the Altenbaumer Contract. Dynegy hereby agrees that any provision of services to Purchaser, the IPC Companies and/or any of their respective Affiliates after the date hereof will not be considered to violate any of the provisions of Section 4 of the Altenbaumer Contract.

        (d) Schukar Contract. Dynegy and IPC shall take any steps necessary or appropriate so that, effective not later than as of the Closing, Dynegy assigns to IPC and IPC assumes the Contract with Shawn E. Schukar identified on Schedule 6.1(d).

        (e) Termination of Plan Participation and Accruals; Assumption of Obligation to Pay Bonuses. Dynegy and the IPC Companies shall take all actions necessary and appropriate so that the participation of the IPC Companies in all Employee Benefit Plans is terminated before the Closing. Except as otherwise expressly provided in this Agreement, Transferred Employees shall not accrue benefits under any Employee Benefit Plans or any employee benefit policies, plans, arrangements, programs, practices or agreements of Seller or any of their Affiliates after the Closing Date. For the year in which the Closing Date occurs, Purchaser shall pay, or cause one of its Affiliates to pay, to the Transferred Employees any bonuses that would have been payable to the Transferred Employees for that year had the Transferred Employees remained employees of any Seller or one of its Affiliates, in accordance with the provisions of the policy, plan, arrangement, program, practice or agreement under which the bonus would have been paid (the "Seller Bonus Plans"), provided such Seller Bonus Plans are specifically identified as such on Schedule 6.1(e) and provided, further, that accruals have been made as of the Closing Date on the Working Capital Statements for the IPC Companies in accordance with GAAP. In determining the amount of the bonuses to be paid by Purchaser in accordance with the preceding sentence, Purchaser shall apply criteria that are substantially comparable to the criteria established as of the Closing Date under the Seller Bonus Plans under which the bonuses would have been paid had the Transferred Employees remained employees of any Seller or one of its Affiliates, and in no event shall Purchaser be obligated to pay aggregate bonuses under the Seller Bonus Plans that exceed the sum of $3 million plus the amount accrued as of the Closing Date for such bonuses on the Working Capital Statements for the IPC Companies.

        (f) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

        (g) Affiliate Employees. Schedule 6.1(g) sets forth a list of those Active Employees (if any) who, as of the date hereof, are performing services for any IPC Company but are employed by an Affiliate of Seller (other than any IPC Company) (the "Affiliate Employees"). The list of Affiliate Employees shall be updated not less than 90 days prior to the Closing Date. Purchaser may offer to employ as of the Closing Date such Affiliate Employees with the consent of Seller. Each such Affiliate Employee who accepts such offer of employment shall be a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who were employed by an IPC Company.

        (h)  Term of Assumed Obligations. Notwithstanding anything in this
Section 6.1 to the contrary, and except as otherwise expressly provided by Law or this Agreement or in any Contract with or on behalf of a bargaining unit to which any IPC Company is a party, Purchaser retains the right to determine after the Closing the number of non-supervisory and supervisory employees it deems sufficient to operate and maintain operations and facilities acquired hereunder, and Purchaser and its Affiliates may, at any time after the Closing, terminate the employment of any Transferred Employee or renegotiate, alter, amend or terminate any agreement or Contract concerning employment or any term thereof, any employee benefit plan, or the participation of any Transferred Employee in any such plan.

        Section 6.2     Transferred Employee Benefit Matters.

        (a)      Defined Benefit Plans.

                (i) Seller Pension Plans. As of the date of this Agreement, Transferred Employees participate in the single-employer defined benefit pension plans listed in Schedule 6.2(a), which plans are referred to collectively in this Agreement as the "Seller Pension Plans" and individually as a "Seller Pension Plan." The Seller Pension Plans also cover the Other Plan Participants (as such term is defined below). Each other person who, immediately before the Closing Date, has an accrued benefit (which remains payable in whole or in part) under a Seller Pension Plan, and is either (a) a former employee of any IPC Company or a predecessor to any IPC Company who is no longer actively employed by Dynegy, any IPC Company or any of their respective Affiliates (such as Retirees) or (b) a beneficiary or an alternate payee of an individual described in clause (a) or of a Transferred Employee is referred to in this Section 6.2(a) as an "Other Plan Participant." Within the 60-day period immediately preceding any transfer of assets and liabilities from a Seller Pension Plan to a Purchaser Pension Plan pursuant to this Section 6.2(a), Dynegy shall provide the Purchaser with a written certification, in a form acceptable to Purchaser, that the Seller Pension Plan satisfies each of the following requirements: (A) the Seller Pension Plan is a single-employer defined benefit plan that, to the Knowledge of Dynegy and Seller, is qualified under Section 401(a) of the Code; (B) the Seller Pension Plan does not have any "accumulated funding deficiency" as defined in
Section 302 of ERISA and Section 412 of the Code, whether or not waived, immediately before the Closing Date; (C) the Seller Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; and (D) the Seller Pension Plan does not violate the requirements of any applicable collective bargaining agreement covering any Transferred Employees or Other Plan Participants.

                (ii) Purchaser Obligations. Purchaser shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser, or one of its Affiliates, maintains or adopts one or more pension plans (hereinafter referred to in the aggregate as the "Purchaser Pension Plans" and individually as the "Purchaser Pen-sion Plan") effective as of the Closing Date and to ensure that each Purchaser Pension Plan satisfies the following requirements as of the Closing Date: (A) the Purchaser Pension Plan is a single-employer defined benefit plan that, to the Knowledge of Purchaser, is qualified under Section 401(a) of the Code; (B) any Purchaser Pension Plan that was in effect before the Closing Date is in compliance with the funding requirements of Section 302 of ERISA and Section 412 of the Code; (C) the Purchaser Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; (D) the Purchaser Pension Plan does not exclude Transferred Employees, as a class, from eligibility to participate therein; and (E) the Purchaser Pension Plan does not violate the requirements of any applicable collective bargaining agreement covering any Transferred Employees or Other Plan Participants. No later than ten days after the Closing, Purchaser shall provide Dynegy with a written certification that the Purchaser Pension Plan satisfies each of the requirements set forth in this Section 6.2(a)(ii).

                (iii)  Transfer of Liabilities.

                (A) In accordance with the provisions of this Section 6.2(a), Purchaser shall cause the Purchaser Pension Plans to accept all liabilities for benefits under the Seller Pension Plans, whether or not vested, that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Section 6.2(a)) to or with respect to the Transferred Employees and Other Plan Participants under the terms of the Seller Pension Plans, including all liabilities for "Section 411(d)(6) protected benefits" (as defined by Section 411(d)(6) of the Code and the regulations thereunder) that have accrued under the Seller Pension Plans to or with respect to the Transferred Employees and Other Plan Participants as of the Closing Date. Notwithstanding the foregoing, neither Purchaser nor the Purchaser Pension Plans shall assume such liabilities if Dynegy, Seller and the Seller Pension Plans do not comply in all material respects with the provisions of Section 6.2(a)(i) and (iv). Purchaser shall not amend the Purchaser Pension Plans, or permit the Purchaser Pension Plans to be amended, to eliminate any benefit accrued as of the Closing, whether or not vested, with respect to which liabilities are transferred pursuant to the foregoing provisions of this subsection (A), including any such benefit that is a "Section 411(d)(6) protected benefit" (as defined by Section 411(d)(6) of the Code and regulations thereunder), except to the extent permitted by applicable Law. Neither Dynegy nor Seller shall take any action to accelerate the vesting of Transferred Employees in their benefits (if any) under the Seller Pension Plans. Notwithstanding any other provision of this Agreement, the Seller Pension Plans shall continue to make all Benefit Payments to Other Plan Participants until both the Initial Transfer Amount and True-Up Amount have been transferred to the Purchaser Pension Plans.

                (B) As soon as practicable after the Closing Date, Dynegy shall deliver to Purchaser a list reflecting each Transferred Employee's service and compensation under each of the Seller Pension Plans, each Transferred Employee's and Other Plan Participant's accrued benefit thereunder as of the Closing Date, and a copy of each pending or final domestic relations order affecting the benefit of any Transferred Employee or Other Plan Participant.

                (iv)  Transfer of Assets.

                (A) Not later than 90 days after the Closing, Dynegy shall cause its actuary to calculate the Accrued Liability of each participant in each Seller Pension Plan who is a Transferred Employee or Other Plan Participant and then to compare, on a Seller Pension Plan by Seller Pension Plan basis, the Accrued Liability of all the participants and beneficiaries in each Seller Pension Plan to the fair market value of the assets of the respective Seller Pension Plan as of the last day of the calendar month in which the Closing Date occurs (the "Date of Spinoff"). If the Accrued Liability of all participants and beneficiaries in a Seller Pension Plan is less than the fair market value of the assets of that Seller Pension Plan, then, in accordance with this Section 6.2(a)(iv), Dynegy shall cause to be transferred to a trust established by Purchaser as part of the respective Purchaser Pension Plan assets having a value equal to the Accrued Liability under such Seller Pension Plan for all Transferred Employees and Other Plan Participants, where each such Accrued Liability shall be determined as of the Date of Spinoff. If the total Accrued Liability under a Seller Pension Plan is equal to or more than the fair market value of the assets of that Seller Pension Plan, then Dynegy shall cause its actuary to determine the amount of assets allocable to the Accrued Liabilities of the Transferred Employees and Other Plan Participants in that Seller Pension Plan based on Section 4044 of ERISA (the "Section 4044 Amount"); and, in accordance with this Section 6.2(a)(iv), Dynegy shall cause assets having a value equal to the Section 4044 Amount applicable to the Transferred Employees and Other Plan Participants under such Seller Pension Plan to be transferred to the trust established by Purchaser as part of the respective Purchaser Pension Plan. All such asset transfers shall take place in accordance with the procedures set forth below in this Section 6.2(a), and shall be in cash and/or other assets determined by mutual agreement of Dynegy and Purchaser.

                (B) The Accrued Liability or the Section 4044 Amount (whichever is applicable) for each Seller Pension Plan shall be referred to in this Section 6.2(a)(iv)(B) as "X", and all transfers of assets to each Purchaser Pension Plan with respect to "X" shall be made in accordance with the provisions of this
Section 6.2(a)(iv)(B). The initial transfer with respect to each Seller Pension Plan shall be made no later than the later of: (1) 30 days after the end of the calendar month that includes the Closing Date; or (2) the date on which the requirements of Section 6.2(a)(ii) and the requirements of Section 6.2(a)(iv)(E) have been satisfied. The date determined under the prior sentence is referred to in this Agreement as the "Initial Transfer Date". Dynegy shall cause the trust which is a part of each Seller Pension Plan to make an initial transfer, on the Initial Transfer Date to the trust which is a part of the corresponding Purchaser Pension Plan of assets having a value equal to 85% of the amount estimated by Dynegy in good faith (determined on a termination basis using the interest factors specified by the PBGC as in effect as of the Closing Date) to be equal to "X" with respect to each Seller Pension Plan (the "Initial Transfer Amount"); provided, however, if Purchaser has satisfied the requirements of
Section 6.2(a)(ii) and the requirements of Section 6.2(a)(iv)(E) have been satisfied and the Seller Pension Plans do not transfer the Initial Transfer Amount as of the Initial Transfer Date, Dynegy shall immediately thereafter cause the Seller Pension Plans to transfer to the Purchaser Pension Plans an amount equal to 75 percent of the fair market value of the assets of each Seller Pension Plan and such amount shall for all purposes of this Agreement then be deemed to be the Initial Transfer Amount. Dynegy prior to the Initial Transfer Date for each Seller Pension Plan shall provide Purchaser with evidence reasonably satisfactory to Purchaser that such Seller Pension Plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code. As soon as practicable after the date the final determination of the amounts to be transferred is made (the "True-Up Date"), but in no event more than 30 days after the final determination, Dynegy shall cause a second transfer to be made from the trust which is a part of each Seller Pension Plan to the trust which is a part of each Purchaser Pension Plan in cash equal to the True-Up Amount, if any, with respect to such Seller Pension Plan. The True-Up Amount, if any, for each Seller Pension Plan shall equal:

"X" minus the Initial Transfer Amount minus benefit payments made to any Transferred Employees and Other Plan Participants by the Seller Pension Plan on or after the Closing Date ("Benefit Payments"), as adjusted for earnings as calculated in accordance with this Section 6.2(a)(iv)(B).

Earnings shall be calculated in accordance with this Section 6.2(a)(iv)(B) as follows: (1) earnings shall be calculated from the Date of Spinoff to the Initial Transfer Date on an amount equal to the Initial Transfer Amount using the compound monthly rate of return (considering both gains and losses) earned or lost for the same period on the assets of the trust from which the True-Up Amount is being transferred; and (2) earnings shall be calculated from the Date of Spinoff to the True-Up Date on an amount equal to "X" minus the sum of the Initial Transfer Amount and such Benefit Payments using (a) with respect to the period from the Date of Spinoff to the last day of the calendar month preceding the True-Up Date, the compound monthly rate of return (considering both gains and losses) earned or lost on the assets of the trust from which the True-Up Amount is being transferred and (b) with respect to the period from the first day of the calendar month which includes the True-Up Date to the True-Up Date, the average rate of the 90-day Treasury Bill on the auction date which coincides with the first day of such calendar month or, if there is no auction on such date, the auction date which immediately precedes the first day of the calendar month which includes the True-Up Date. However, if the Initial Transfer Amount for a Seller Pension Plan plus the Benefit Payments made by such plan exceeded "X" with respect to such Seller Pension Plan, Purchaser as soon as practicable following such determination shall cause a transfer to be made in cash or such other assets as may be agreed upon by Dynegy and Purchaser from the trust which is a part of the corresponding Purchaser Pension Plan to the trust from which the Initial Transfer Amount was transferred equal to the difference between (i) the sum of such Initial Transfer Amount and such Benefit Payments and (ii) "X", adjusted to reflect earnings from the Initial Transfer Date until the date of such transfer from the trust which is a part of such Purchaser Pension Plan using (a) with respect to the period from the Initial Transfer Date to the last day of the calendar month preceding such transfer, the compound rate of return (considering both gains and losses) on the assets of such Purchaser Pension Plan and (b) with respect to the period from the first day of the calendar month in which the transfer occurs and the actual date of such transfer, the average rate of the 90-day Treasury Bill on the auction date coincident with the first day of the calendar month in which the transfer occurs or, if there is no auction on such date, on the auction date which immediately precedes the first day of the calendar month in which the transfer occurs. Unless Dynegy and Purchaser agree otherwise, all transfers will occur on the last Business Day of a calendar month. Finally, notwithstanding anything in this Section 6.2(a)(iv) to the contrary, the transfers contemplated in this Section 6.2(a)(iv) shall comply with Section 414(l) of the Code and the related regulations, and the amount expressly called for to be transferred pursuant to this Section 6.2(a)(iv) shall be adjusted to the extent necessary to satisfy
Section 414(l) of the Code and the related regulations as well as Section 4044 of ERISA and the related regulations.

                (C) For purposes of this Section 6.2(a)(iv), the term "Accrued Liability" shall mean with respect to each Seller Pension Plan the present value of the accrued benefit, as of the Closing Date, of each Transferred Employee, each Other Plan Participant and each other participant or beneficiary in such Seller Pension Plan, determined on a termination basis using the interest factors specified by the PBGC as in effect as of the Date of Spinoff for an immediate or deferred annuity as appropriate for each such person and using the other methods and factors specified in the PBGC's regulations for the valuation of accrued benefits upon a plan termination. The Accrued Liability and the
Section 4044 Amount shall be determined by an enrolled actuary designated by Dynegy, and Dynegy shall provide within 90 days after the Closing Date any actuary designated by Purchaser with all the information reasonably necessary to review the calculations of the Accrued Liability and the Section 4044 Amount and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. If there is a good faith dispute between Dynegy's actuary and Purchaser's actuary as to the amount to be transferred to any plan under this Section 6.2(a) and such dispute remains unresolved for 30 days, the chief financial officers of Dynegy and Purchaser shall endeavor to resolve the dispute. If such dispute remains unresolved for 60 days, Dynegy and Purchaser shall select and appoint a third actuary who is mutually satisfactory to both Dynegy and Purchaser and who shall recalculate the disputed amount using the actuarial assumptions described in this Section 6.2(a)(iv)(C). The decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which such actuary was appointed. The cost of such third party actuary shall be divided equally between Dynegy and Purchaser. Purchaser and Dynegy each shall be responsible for the cost of its own actuary.

                (D) In the event that, prior to the later of (i) the date that is twelve (12) months after the Closing Date or (ii) October 15, 2005, either party's actuary shall determine that there has been a material error such that the True-Up Amount was incorrect, that actuary shall determine the correct True-Up Amount and the amount that must be transferred between the respective trusts for the Seller Pension Plans and the Purchaser Pension Plans to correct such error (the "Correction Amount"), and shall provide the other party's actuary with all the information reasonably necessary to review the calculations of the Correction Amount and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. Any good faith dispute between Dynegy's actuary and Purchaser's actuary as to the Correction Amount shall be resolved pursuant to the dispute-resolution provisions set forth in Section 6.2(b)(iv)(C). As soon as practicable after the date of the final determination of the Correction Amount, but in no event more than 30 days after such date, Dynegy or Purchaser, as applicable, shall cause the appropriate trust to transfer cash equal to the Correction Amount, as adjusted for earnings calculated in accordance with Section 6.2(a)(iv)(B) from the True-Up Date through the date of such transfer.

                (E) In connection with the transfer of assets and liabilities pursuant to this Section 6.2(a), Dynegy and Purchaser and their respective Affiliates shall cooperate with each other in making all appropriate filings required by the Code or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 6.2(a) shall not take place until as soon as practicable after the latest of (1) the expiration of the 30-day period following the filing of any required notices with the Internal Revenue Service pursuant to Section 6058(b) of the Code, (2) the date Purchaser has delivered to Dynegy a copy of the Purchaser Pension Plan and, with respect to a Purchaser Pension Plan in effect on the date of the Closing, a copy of the most recent determination letter from the Internal Revenue Service to the effect that the Purchaser Pension Plan is qualified under Section 401(a) of the Code, together with documentation reasonably satisfactory to Dynegy of the due adoption of any amendments to the Purchaser Pension Plan required by the Internal Revenue Service as a condition to such qualification and a certification from Purchaser that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the Code has not yet expired), (3) the date Dynegy has delivered to Purchaser a copy of the most recent determination letter from the Internal Revenue Service to the effect that each Seller Pension Plan is qualified under Section 401(a) of the Code, together with documentation reasonably satisfactory to Purchaser of the due adoption of any amendments to each Seller Pension Plan required by the Internal Revenue Service as a condition to such qualification and a certification from Dynegy that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the Code has not yet expired), and (4) the receipt of information enabling the enrolled actuary for the Purchaser Pension Plan to issue the certification required by Section 6058(b) of the Code.

        (b)  Savings Plans.

                (i) As of the date of this Agreement, Transferred Employees participate in the defined contribution plans listed in Schedule 6.2(b) (collectively referred to as the "Seller Savings Plans"). Except as provided in
Section 6.2(b)(v), Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

                (ii) Purchaser shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Purchaser Savings Plans" and individually as the "Purchaser Savings Plan") effective as of the Closing Date and to ensure that each Purchaser Savings Plan satisfies the following requirements as of the Closing
Date: (A) the Purchaser Savings Plan is a qualified, single-employer individual account plan under Section 401(a) of the Code; (B) the Purchaser Savings Plan does not exclude Transferred Employees from eligibility to participate therein;
(C) the Purchaser Savings Plan permits Transferred Employees to make before-tax contributions (under

Section 401(k) of the Code) and provides for matching contributions by Purchaser; and (D) the Purchaser Savings Plan does not violate the requirements of any applicable collective bargaining agreement.

                (iii) The terms of the Purchaser Savings Plans, or each such Purchaser Savings Plan, shall provide that the Transferred Employees shall have the right to make direct rollovers to such plan of their accounts in a Seller Savings Plan, including a direct rollover of any notes evidencing loans made to such Transferred Employees; provided, that in no event shall the Purchaser Savings Plans be required to accept the transfer of Dynegy common stock; and provided, further, that Purchaser's obligation to accept rollovers of loans shall be limited as follows: (A) only loans to Transferred Employees who elect to roll over their entire account balances, and who are not in default with respect to their loans at the time of the rollover, are required to be accepted; and (B) Purchaser may impose such procedural requirements as it deems necessary or appropriate to facilitate the rollovers (including, for example, requiring that such rollovers take place at not more than two specified times and requiring Dynegy to amend the Seller Savings Plans as necessary to ensure that the rollovers are permitted to take place in accordance with this Section 6.2(b)).

                (iv) Within 90 days after the Closing Date, Seller shall deliver to Purchaser a list of the Transferred Employees covered by the Seller Savings Plans, together with each Transferred Employee's service under each of the Seller Savings Plans as of the Closing Date.

                (v) Seller shall contribute all Transferred Employees' contributions that are based on compensation received prior to the Closing Date and shall make all required matching contributions with respect to the Transferred Employees' contributions to the Seller Savings Plans that are (A) eligible for matching and (B) made while employed by Seller or its Affiliates before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

        (c)  Retiree Medical Benefits.

                (i) Purchaser as of the Closing Date shall assume the liabilities, obligations and responsibilities of Seller and its Affiliates to provide post-retirement medical, health and life insurance benefits to each former employee of any IPC Company or any predecessor of any IPC Company whose employment terminated on or before the Closing Date and any spouse, dependents or beneficiary of such former employee (individually a "Retiree" and collectively the "Retirees") which Seller or its Affiliates were obligated to provide immediately before the Closing Date, including any liabilities, obligations or responsibilities which Seller or its Affiliates funded through one, or more than one, trust described in Section 501(c)(9) of the Code (individually a "Seller's VEBA" and collectively the "Seller's VEBAs"); provided that Purchaser or its Affiliates may, to the extent permitted by applicable Law, change, amend or terminate such benefits at any time. Purchaser, as part of such assumption, shall establish or maintain, as of the Closing Date, a trust, or more than one trust, described in Section 501(c)(9) of the Code (the "Purchaser's VEBA"), the assets of which shall fund such post-retirement benefits for such Retirees and Transferred Employees, and Seller as part of such assumption shall cause each Seller's VEBA to transfer cash or assets, or cash and assets, to the Purchaser's VEBA in accordance with this Section 6.2(c) to fund the payment of such post-retirement benefits following the Closing Date. Notwithstanding the foregoing, the Purchaser shall not assume such liabilities if Seller does not comply in all material respects with the provisions of
Section 6.2(c)(ii).


                (ii) All transfers of cash or assets, or cash and assets, to Purchaser's VEBA shall be made as soon as administratively feasible after the Closing Date or within 20 days following the date on which Seller has been provided evidence that Purchaser's VEBA satisfies the requirements for a tax exempt trust under Section 501(c)(9) of the Code, if such date is later than the Closing Date (the "VEBA Transfer Date"). Seller on the VEBA Transfer Date shall cause each Seller's VEBA to make a transfer of all of the cash and assets of each Seller's VEBA. In addition, all assets held in any 401(h) account under any Seller Pension Plan shall be transferred to a 401(h) account established under the Purchaser Pension Plan(s) designated by Purchaser no later than the Initial Transfer Date; provided, that Purchaser has provided Seller with written evidence of the establishment of such account.

                (iii) Purchaser as of the Closing Date shall assume the liabilities, obligations and responsibilities of Seller and its Affiliates for the post-retirement medical and other welfare benefits described in Section 6.2(c)(i) for all Transferred Employees and their eligible spouses, dependents and beneficiaries. Purchaser shall satisfy any requirements of any applicable collective bargaining agreement covering Transferred Employees with respect to retiree medical, health, and life insurance benefits. Seller and its Affiliates shall have no obligation to provide retiree medical, health and life insurance benefits to any Transferred Employee after the Closing Date.

        (d)  Other Welfare Benefits.

                (i) Purchaser shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, and long-term disability and other employee welfare benefit plans (including retiree medical and life but excluding severance benefits) for the benefit of the Transferred Employees (the "Purchaser Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Purchaser Welfare Plans shall be waived for Transferred Employees, except to the extent that such restrictions or requirements have not been satisfied under corresponding plans of Seller and its Affiliates as of the Closing Date. Transferred Employees shall receive credit under the Purchaser Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans") in accordance with the corresponding Seller Welfare Plans.

                (ii) Dynegy and Seller shall retain responsibility for any valid claim under a Seller Welfare Plan for disability or life insurance benefits made by a Transferred Employee on or after the Closing Date arising from a claim incurred on or before the Closing Date. For purposes of this paragraph, a claim for life insurance is deemed incurred when the death occurs and a claim for long term disability benefits is deemed incurred on the first day the employee is absent from work as a result of the condition that results in entitlement to disability benefits. As of the Closing Date, Purchaser shall make available the appropriate Transferred Employees to administer and process any claim under a Seller Welfare Plan for medical or dental benefits made by a Transferred Employee on or after the Closing Date arising from a claim incurred on or before the Closing Date. Upon receipt of proof of payment reasonably satisfactory to Purchaser, Purchaser shall reimburse Seller for any medical or dental claim incurred prior to Closing and that is properly paid under a Seller Welfare Plan for any Transferred Employee. For purposes of this paragraph, a medical or dental claim is considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose, except that claims relating to a hospital confinement that begins before the Closing Date shall be treated as incurred on or before the Closing Date. Nothing in this Section 6.2(d) shall require any party or benefit plan to make any payment or to provide any benefit not otherwise provided by the terms of the Seller Welfare Plans or applicable Law.

                (iii) Seller, Purchaser, their respective Affiliates, and the Seller Welfare Plans and the Purchaser Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans and the Purchaser Welfare Plan, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement or defense of such claims. From and after the date of this Agreement, Dynegy and Seller shall cause the processing and payment of claims for medical and dental benefits under the Seller Welfare Plans to continue in the normal course consistent with past practice and in any event as expeditiously as possible.

                (iv) Nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to pre-retirement benefits under the Seller Welfare Plans to Purchaser or the Purchaser Welfare Plans.

                (v) Non-Union Transferred Employees shall be eligible for benefits under Purchaser severance or separation pay policies or plans that are the same as or comparable to those provided to similarly situated employees of Purchaser and its Affiliates.

                (vi) Seller shall be responsible for satisfying "continuation coverage" requirements for all "group health plans" under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law ("COBRA") with respect to each employee of any Seller or the IPC Companies who does not become a Transferred Employee (and any spouse, dependents or beneficiary of such employee or other employee), with respect to each former employee of any Seller or any IPC Company or any predecessor of any IPC Company whose employment terminated on or before the Closing Date and any spouse, dependents or beneficiary of such former employee, and with respect to Transferred Employees (and any spouse, dependents or beneficiary of such employee or other employee) with respect to qualifying events that occur on or before the Closing Date. Seller will provide any notices to Transferred Employees required under COBRA and will comply with any other applicable provisions of COBRA in connection with their termination of employment by Seller and its Affiliates. Purchaser shall be responsible for satisfying "continuation coverage" requirements for all "group health plans" under COBRA with respect to each Transferred Employee (and any spouse, dependents or beneficiary of such Transferred Employee) who experiences a "qualifying event" within the meaning of COBRA after the Closing Date.

                (vii) Seller shall disclose to Purchaser, within 30 days after the Closing Date, the unused flexible spending account (the "FSA") balances of each Transferred Employee and shall, to the extent permitted by applicable Law, transfer such amounts to a plan maintained by Purchaser or one of its Affiliates. Purchaser shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs all such unused FSA account balances of the Transferred Employees that are so transferred.

        Section 6.3 Miscellaneous Benefits. On or after the Closing Date, Purchaser shall: (a) assume all liabilities of Seller or any Affiliate of Seller with respect to any accrued but unused vacation time of Transferred Employees to the extent that it is an accrued liability on the financial statements; and (b) allow Transferred Employees to receive paid time off on or after the Closing Date for any unused vacation time accrued on the financial statements prior to the Closing Date in accordance with the applicable policies of Purchaser, except to the extent otherwise required by applicable law or regulation. For purposes of applying such policies of Purchaser, Purchaser shall treat service of the Transferred Employees with any Seller and its Affiliates as though it were service with Purchaser. Seller and its Affiliates shall have no liability to pay Transferred Employees for the vacation time described in this Section 6.3.

        Section 6.4     Employee Rights.

        (a) Nothing herein expressed or implied shall confer upon any employee of any IPC Company, Seller or its Affiliates, or Purchaser or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

        (b) Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

        (c) Nothing in this Agreement shall cause Purchaser or its Affiliates to have any obligation to provide employment to any individual who is not an Active Employee or Affiliate Employee or, except as otherwise provided in applicable collective bargaining agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

        Section 6.5 WARN Act Requirements. On and after the Closing Date, Purchaser shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the WARN Act and any similar state or local Law, including any requirement to provide for and discharge any and all notifications, benefits and liabilities to Transferred Employees and Governmental Authorities that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Purchaser shall not take any action within ninety (90) days after the Closing Date that would cause any termination of employment of any employees employed by any IPC Company or Seller or their Affiliates prior to the Closing Date to constitute a "plant closing" or "mass layoff" under the WARN Act or any similar state or local Law or create any liability to Seller or its Affiliates for employment terminations under the WARN Act or any similar state or local Law, it being understood that to enable Purchaser to comply with this requirement, Seller shall first inform Purchaser upon the Closing Date or as soon thereafter as is practicable of all employees, by location, terminated by any IPC Company or its Affiliates other than for cause or through voluntary resignation or retirement within the preceding 90 days.

        Section 6.6 Retention of Certain Liabilities by Dynegy. Following the Closing, Dynegy and its Affiliates covenant to retain all liabilities and obligations arising out of or relating to (a) the investigation, litigation and other matters described in items 2 and 5 of Schedule 3.9, (b) except as otherwise specifically provided in this Article VI, any Controlled Group Liabilities, (c) notwithstanding Section 7.8(b), any liability for failure to properly report taxable income or withhold applicable Taxes with respect to the provision, before the Closing, of the benefits described in item 1 under "Oral Employee Benefit Plans and Compensation Arrangements" on Schedule 3.10, (d) except as otherwise specifically provided in this Article VI, the Employee Benefit Plans listed in Schedule 3.10 under "Employee Benefit Plans," other than item 16, and (e) the Compensation Arrangements listed in Schedule 3.10 under "Compensation Arrangements," other than items 4 and 7.


                                  ARTICLE VII
                         TAX MATTERS AND INDEMNIFICATION

        Section 7.1     Preparation and Filing of Tax Returns.

        (a) Seller shall timely prepare and file, or cause to be timely prepared and filed, on a basis consistent with past practice (except as required by applicable Law or a Final Determination), all Tax Returns required to be filed by or with respect to any IPC Company (i) in the case of Income Tax Returns, for any taxable period that ends on or prior to the Closing Date, and
(ii) in the case of Non-Income Tax Returns, that have not yet been filed and are due (taking into account extensions properly obtained) on or before the Closing Date, and in all cases Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Dynegy shall allow Purchaser to review any Non-Income Tax Returns relating to any IPC

Company required to be filed on or before the Closing Date at IPC's offices in Decatur, Illinois, during normal business hours prior to filing such Tax Returns.
        (b) Purchaser shall timely prepare, or cause to be prepared, on a basis consistent with past practice (except as required by applicable Law or a Final Determination), all Income Tax Returns with respect to any IPC Company for any Straddle Period. Purchaser shall present such Income Tax Returns to Seller for review at least 30 days before the date on which such Income Tax Returns are required to be filed. Unless Seller objects in writing at least five days before the date on which such Income Tax Returns are due (the sole basis for which shall be Purchaser's failure to prepare such Income Tax Returns on a basis consistent with past practice), Purchaser shall file, or cause to be filed, such Income Tax Returns. Purchaser shall remit or cause to be remitted any Income Taxes due in respect of such Income Tax Returns, provided that Seller shall pay Purchaser, no later than three days prior to the date such Income Taxes are due, an amount equal to the amount of such Income Taxes that are attributable to the Pre-Closing Tax Period. In the case of any Straddle Period all Income Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis.

        (c) Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by or with respect to any IPC Company (i) in the case of Income Tax Returns, for any taxable period that begins after the Closing Date, and (ii) in the case of Non-Income Tax Returns, that have not yet been filed and are due (taking into account extensions properly obtained) after the Closing Date. Purchaser shall prepare any Non-Income Tax Returns described in clause (ii) for any Pre-Closing Tax Period consistent with past practice (except as required by applicable Law or a Final Determination), and in all cases Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Purchaser shall allow Dynegy to review any Non-Income Tax Returns described in clause (ii) for any Pre-Closing Tax Period at Purchaser's offices in Decatur, Illinois, during normal business hours prior to filing such Tax Returns.

        (d) Without the written consent of Dynegy (which consent shall not be unreasonably withheld), Purchaser will not, and will cause its Affiliates not to, file any amended Income Tax Returns, carry-back claim, or other adjustment relating to Income Taxes or take any other action with respect to Income Taxes relating to any IPC Company for, or to, any taxable period that ends on or before the Closing Date, in each case except as required by a Final Determination.

        Section 7.2 Cooperation. The Seller Indemnitors and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and other representatives reasonably to cooperate, in preparing and filing all Tax Returns required to be filed under Section 7.1 and in resolving or managing all disputes or Audits with respect to all taxable periods relating to Tax Returns or Taxes required to be filed or paid by or with respect to any IPC Company and in any other matters relating to Taxes required to be paid by or with respect to any IPC Company, including (a) by maintaining, subject to the other terms of this Agreement, and making available to each other all books and records and all relevant correspondence with Governmental Authorities in connection with Tax Returns or Taxes required to be filed or paid by or with respect to any IPC Company; (b) by promptly informing each other of notices of any Tax Audit or other Tax proceeding in respect of which one or more of the parties or any of its Affiliates may have a liability; and (c) by executing any reasonably necessary powers of attorney.

        Section 7.3 Transfer Taxes. The Dynegy Parties (other than IPC), on the one hand, and Purchaser, on the other hand, shall share equally all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). The Dynegy Parties (other than IPC) and Purchaser shall be responsible for jointly preparing and timely filing (and cooperating with one another in preparing and filing) any Tax Returns required with respect to any such Transfer Taxes. The party responsible under the applicable Transfer Tax law for paying a Transfer Tax (the "Transfer Tax Party") shall make due and timely payment of the Transfer Tax to the applicable Taxing Authority, provided that the other party pays the Transfer Tax Party, no later than two Business Days prior to the date such Transfer Tax is due, such other party's 50% share of such Transfer Tax. The Transfer Tax Party will provide the other party a true copy of each such Tax Return as filed and evidence of the timely filing thereof.

        Section 7.4 FIRPTA Certificate. Seller shall deliver to Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

        Section 7.5 Tax Sharing Arrangements. Seller shall cause the provisions of any Tax Sharing Arrangement between any IPC Company, on the one hand, and Seller or any of its Affiliates (other than any IPC Company), on the other hand, to be terminated as of the Closing Date, and any such Tax sharing Arrangements shall have no further effect for any taxable year or period (whether current, future or past), except to the extent of Non-Income Tax liabilities included in the calculation of Final Adjusted Working Capital.

        Section 7.6 Tax Refunds. Seller shall be entitled to any Tax Refund resulting from any Final Determination regarding Taxes for any Pre-Closing Tax Period (except to the extent such Taxes have been actually borne by Purchaser). If any such Tax Refund is received by Purchaser, any IPC Company or any of their respective Subsidiaries or Affiliates, Purchaser shall forward any such Tax Refund to Seller (including any interest actually received) within ten days after receipt thereof. Purchaser shall pay Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due in accordance with the foregoing sentence. Purchaser shall be entitled to any Tax Refund resulting from any Final Determination regarding Taxes for any Post-Closing Tax Period. If any such Tax Refund is received by Seller or any of its Subsidiaries or Affiliates, Seller shall forward any such Tax Refund to Purchaser (including any interest actually received) within ten days after receipt thereof. Seller shall pay Purchaser interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due in accordance with the foregoing sentence.

        Section 7.7  Section 338(h)(10) Election.

        (a) The parties hereto agree that they will jointly make a timely and irrevocable election pursuant to Section 338(h)(10) of the Code and the Treasury Regulations thereunder (and, if permissible, under any applicable state or local Income Tax laws) with respect to Purchaser's purchase of the Common Shares and the Preferred Shares (collectively, the "Section 338(h)(10) Election"). Dynegy, Seller, Purchaser and their respective Affiliates shall report the transactions consistent with such Section 338(h)(10) Election and shall take no position contrary thereto unless and to the extent required to do so pursuant to a Final Determination.

        (b) Purchaser shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election (including Internal Revenue Service Forms 8023 and 8883 and any similar forms under applicable state or local income tax laws (the "Section 338 Forms")). The parties shall execute and deliver Internal Revenue Service Form 8023 at the Closing, which form shall be final and binding on the parties without further adjustment. At least 120 days prior to the latest date for the filing of each other Section 338 Form, Purchaser shall furnish Seller with a copy of each such draft Section 338 Form prepared by Purchaser together with a copy of a report (the "Allocation Report") of the proposed allocation of the purchase price for federal income tax purposes (less any amount allocated to the EEI Shares pursuant to Schedule 7.7). If within 30 days of Seller's receipt of such Section 338 Form and Allocation Report, Seller shall not have objected in writing to such Section 338 Form or Allocation Report, such Section 338 Form and Allocation Report shall be final and binding on the parties and the IPC Companies without any further adjustment. If at least 60 days prior to the latest date for the filing of such Section 338 Form, Seller and Purchaser cannot agree upon the final form and content of such Section 338 Form or the Allocation Report, any disagreement with respect to such Section 338 Form or the Allocation Report shall be resolved, at least 30 days before the last day for the filing of such Section 338 Form, by the Accounting Firm. The resolution of the Accounting Firm shall be final and binding on the parties and the IPC Companies without any further adjustment. The Section 338 Form and the Allocation Report shall be revised to reflect the resolution of the Accounting Firm and, once revised, shall be final and binding on the parties and the IPC Companies without any further adjustment. The costs, expenses and fees of the Accounting Firm shall be borne equally by Seller and Purchaser. Once such Section 338 Form is final and no later than the last date for filing of such Section 338 Form, Dynegy, Seller and Purchaser shall execute such Section 338 Form, and Purchaser shall file such
Section 338 Form with the applicable Taxing Authority. Notwithstanding the foregoing, Dynegy, Seller and Purchaser shall fully cooperate to jointly prepare and execute additional Section 338 Forms in a timely manner as reasonably necessary with respect to subsequent adjustments of Purchase Price following the Closing.

        (c) Schedule 7.7 sets forth the allocation of the Purchase Price among the Common Shares and the Preferred Shares, on the one hand, and the EEI Shares, on the other hand. Seller and Purchaser agree, for all Tax purposes, to allocate any adjustment to the purchase price relating to the Common Shares and the Preferred Shares to the item or items to which it is principally attributable.

        Section 7.8  Tax Indemnification.

        (a) After the Closing, the Seller Indemnitors shall be jointly and severally liable for and pay, and the Seller Indemnitors shall jointly and severally indemnify and hold harmless each Purchaser Group Member from and against, any and all Indemnifiable Losses due to: (i) any Taxes imposed on or with respect to Dynegy or Seller or any of their Affiliates (other than any IPC Company), or for which Dynegy or Seller or any of their Affiliates (other than any IPC Company) may otherwise be liable, attributable to any and all taxable years or periods; (ii) any Taxes imposed on or with respect to any IPC Company attributable to any Pre-Closing Tax Period or resulting from any transaction in a Pre-Closing Tax Period (other than (A) Non-Income Taxes imposed on or with respect to any IPC Company (except as otherwise provided in Article IX by reason of Section 3.8) and (B) any Income Taxes attributable to transactions or other activities of Purchaser or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business); (iii) any Taxes for which any IPC Company may be liable as a result of having been a member of any Company Group (including Taxes for which any IPC Company is or may be liable pursuant to Section 1.1502-6 of the Treasury Regulations or similar provisions of state or local Law as a result of having been a member of any Company Group, and any Taxes resulting from any IPC Company ceasing to be a member of any Company Group, as the case may be); and (iv) any Taxes resulting from or arising out of any Section 338(h)(10) Election. It is understood and agreed, for the avoidance of doubt, that the Seller Indemnitors shall be jointly and severally liable for and pay, and shall jointly and severally indemnify and hold harmless each IPC Company from and against, any and all Indemnifiable Losses due to any Income Taxes incurred by a Seller or any IPC Company attributable to the Pre-Closing Tax Period as a result of or relating to the transactions contemplated by this Agreement.

        (b) After the Closing, Purchaser shall be liable for and pay, and Purchaser shall indemnify and hold harmless each Seller Group Member from and against any and all Indemnifiable Losses due to: (i) any Taxes imposed on or with respect to any IPC Company attributable to any Post-Closing Tax Period;
(ii) Non-Income Taxes imposed on or with respect to any IPC Company; and (iii) any Income Taxes of any IPC Company attributable to transactions or other activities of Purchaser or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business; provided, however, that Purchaser shall not be liable for or pay, and shall not indemnify or hold harmless any Seller Group Member from and against any and all Indemnifiable Losses due to, Taxes for which Sellers are liable under this Agreement (including under Section 7.8(a) or Article IX (taking into account the limitations set forth in Section 9.5) by reason of a breach of Section 3.8).

        (c) Purchaser or Dynegy (on behalf of the Seller Group Members), as the case may be, as the Indemnified Party, shall promptly notify Dynegy (on behalf of the Seller Group Members) or Purchaser as the Indemnifying Party, in writing upon receipt by the Indemnified Party or any of its Affiliates, of notice of any pending or threatened federal, state, local or foreign Tax
Audits that may give rise to an indemnification claim related to Taxes (a "Tax

Controversy") and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with the relevant Governmental Authority relating to such Tax Controversy, provided, however, that a failure to comply with this provision shall not affect the Indemnified Party's right to indemnification hereunder except to the extent such failure materially impairs the Indemnifying Party's ability to contest any such Tax liabilities. Except as provided in this Section 7.8(c), the Indemnifying Party may elect to control, and may elect to have sole discretion in handling, settling or contesting any Audit inquiry, information request, Audit proceeding, suit, contest or any other action with respect to a Tax Controversy for which it would be required to indemnify the other party, provided the Indemnifying Party first acknowledges in writing that it has liability for Taxes that might arise in such proceeding. Notwithstanding the foregoing, the Indemnifying Party shall not settle any Tax proceeding with respect to a Tax Controversy on a basis that would materially adversely affect the Indemnified Party or its Affiliates without obtaining the Indemnified Party's written consent, which consent shall not be unreasonably withheld or delayed. Any out-of-pocket expenses incurred by the Indemnified Party in handling, settling or contesting a Tax Controversy that the Indemnifying Party has elected to control under this Section 7.8(c) shall be borne by the Indemnified Party, to the extent incurred during any period the Indemnifying Party is, in fact, actively contesting such Tax Controversy. Dynegy, on the one hand, and Purchaser, on the other hand, shall jointly control, and shall each have the right to participate at its own expense in all activities and strategic decisions with respect to, any Tax proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues. Either Seller or Dynegy, or both, may assume sole control of any such Tax proceeding for any Straddle Period if it or they acknowledge(s) in writing that it or they has or have sole liability for any Taxes that might arise in such proceeding.

        Section 7.9 Survival and Coordination. Notwithstanding anything herein to the contrary, Section 3.8 and this Article VII shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). Claims for indemnification with respect to Income Taxes shall be governed exclusively by this Article VII and Section 9.8 (but not by any other provision of Article IX).


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

        Section 8.1 Conditions to Obligations of Seller. The obligations of Seller and Dynegy to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and accurate at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date) and the representations and warranties that are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and accurate in all material respects as of such date). The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects. Seller shall have received a certificate from Purchaser signed by an authorized executive officer thereof with respect to the matters described in this Section 8.1(a).

        (b) Regulatory Approvals. Subject to Section 5.3, Final Orders described in Schedule 8.1(b) (and any necessary implementing regulations) shall have been obtained and shall not have (1) created a material adverse effect on the business, financial condition or results of operation of DMG, or on the business of selling capacity and energy products from or in respect of DMG's existing generation assets, (2) resulted in a change to the terms of the PPA that is adverse to the interests of DYPM, or (3) resulted in Seller or any of its Affiliates making payments or having any continuing obligations pursuant to or otherwise in respect of the Intercompany Note or making any additional capital contributions to any IPC Companies or Purchaser or any of its Affiliates as a condition to the transactions contemplated by this Agreement and the Ancillary Agreements.

        (c) No Proceeding or Litigation. No Action shall have been threatened in writing or filed by any state or Federal Governmental Authority against any party seeking to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or any Ancillary Agreement.

        (d) No Order. There shall not be in effect any applicable Law or Governmental Order directing that the transactions contemplated by this Agreement or any Ancillary Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

        (e) Required Dynegy Consents. Dynegy, its Affiliates and the IPC Companies shall have received consents, in form and substance reasonably satisfactory to Dynegy, to the transactions contemplated hereby which are specified in Schedule 8.1(e).

        (f) Solvency Opinion. Dynegy shall obtain an opinion letter (the "Solvency Opinion") (containing customary assumptions, qualifiers and disclaimers), reasonably satisfactory to Dynegy, from a nationally recognized independent investment banking, appraisal or solvency firm substantially to the following effect as of the Closing:

                (i) each of Dynegy and Seller is not insolvent and will not be rendered insolvent as a result of the consummation of the transactions contemplated to occur at Closing;

                (ii) the property of each of Dynegy and Seller does not, and shall not, following the consummation of the transactions contemplated to occur at the Closing, constitute unreasonably small capital for each of Dynegy and Seller to carry out its business as now conducted and as proposed to be conducted following consummation of the transactions contemplated to occur at the Closing; and

                (iii) each of Dynegy and Seller has not incurred and does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received, and of amounts to be payable on or in respect of the debts of each of Dynegy and Seller).

        (g) Closing Deliveries. Purchaser shall have delivered to Seller each of the items required to be delivered to it pursuant to Section 2.6(a), (b),
(c), (d), (f) and (g).

        Section 8.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Representations, Warranties and Covenants. The representations and warranties of Seller and Dynegy contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and accurate at and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and accurate as of such date), and the representations and warranties that are not qualified by materiality or Material Adverse Effect shall be true and accurate in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and accurate in all material respects as of such date), except for instances where the failure to be true and accurate do not in the aggregate constitute a Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with by Seller and Dynegy at or before the Closing shall have been complied with in all material respects. Purchaser shall have received a certificate from Seller and Dynegy signed by an authorized executive officer thereof with respect to the matters described in this Section 8.2(a).

        (b) Regulatory Approvals. Subject to Section 5.3, Final Orders with respect to the Governmental Orders described in Schedule 8.2(b) (and any necessary implementing regulations) shall have been obtained and shall not (A) have created a material adverse effect on the business, financial condition or results of operation (1) of Purchaser and its Subsidiaries, or (2) of the Business after Closing, (B) result in a change to IPC's deferred tax balances or rate base valuation or accounting entries other than as provided on Schedule 8.2(b), Item I (iv), (C) result in recovery of less than the portion of Purchaser's costs of accomplishing IPC's reorganization identified for recovery in accordance with Schedule 8.2(b), Item I(v), (D) subject IPC to any dividend restriction other than that set forth on Schedule 8.2(b), Item I (vi), (E) result in the operation by IPC without the rider identified on Schedule 8.2(b),
Item I (vii), if such operation without such rider would have a material adverse effect on the business, financial condition or results of operation (1) of Purchaser and its Subsidiaries, or (2) of the Business after Closing, or (F) otherwise change the terms of the regulatory approvals described in Schedule 8.2(b), Items I (iv)-(vi), in a manner adverse to Purchaser or the IPC Companies.

        (c) No Proceeding or Litigation. No claim, action, suit or proceeding shall have been threatened in writing or filed by any state or Federal Governmental Authority seeking to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or any Ancillary Agreement.

        (d) No Order. There shall not be in effect any applicable Law or Governmental Order directing that the transactions contemplated by this Agreement or any agreement contemplated hereby not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

        (e) Required Consents. Purchaser, Dynegy, its Affiliates and the IPC Companies shall have received consents, in form and substance reasonably satisfactory to Purchaser, to the transactions contemplated hereby and by the Ancillary Agreements which are specified in Schedule 8.2(e).

        (f) No Changes. There shall not have occurred since the date hereof any change or event that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

        (g) Solvency Opinion. Dynegy shall have delivered the Solvency Opinion to Purchaser that is reasonably satisfactory to Purchaser.

        (h) Closing Deliveries. Dynegy and Seller shall have delivered, or caused to be delivered, to Purchaser each of the items required to be delivered to it pursuant to Section 2.5 (except clauses (d), (e), (f), (g) and (h) thereof).

        (i) Interconnection Agreement. The interconnection agreement between Dynegy and IPC dated January 9, 2004 shall be in full force and effect and shall not have been amended.

        (j) Closing of Tilton Assets Transactions. Solely if the Closing occurs after September 10, 2004, the Tilton Assets shall have been transferred to DMG and IPC shall have no remaining obligations with respect to the Tilton Assets. For avoidance of doubt, it is the intent of this Section 8.2(j) that all of IPC's rights, interests, assets, liabilities and obligations with respect to the Tilton Assets, including IPC's rights, interests, assets, liabilities and obligations with respect to the electric generating equipment and real estate at the Tilton Energy Center, shall have been transferred to or otherwise come to be held by DMG, through any means permissible under the agreements referred to in the definition of "Tilton Assets", excluding only those rights, interests, assets, liabilities and obligations of IPC as a public utility that are necessary for the continued operation by DMG of the Tilton Energy Center, including IPC's rights, interests, assets, liabilities and obligations under the Interconnection Agreement and the gas service contracts listed on Schedule 3.19.

        Section 8.3 Effect of Certain Waivers of Closing Conditions. If prior to the Closing (i) any party (the "waiving party") has Knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement,
(ii) the waiving party would have had the right not to proceed with the Closing as a result of such breach, and (iii) the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its Affiliates shall not be entitled to sue for damages or to assert any other right of remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto. Solely for purposes of this Section 8.3, Knowledge shall be deemed to mean (a) with respect to Purchaser, the actual knowledge (without independent inquiry) of the persons listed on Schedule 1.1(f) that Dynegy is able to demonstrate existed by clear and convincing evidence, and (b) with respect to Seller, the actual knowledge (without independent inquiry) of the persons listed on Schedule 1.1(f) that Purchaser is able to demonstrate existed by clear and convincing evidence.

                                   ARTICLE IX
                                 INDEMNIFICATION

        Section 9.1 Obligations of Dynegy. Effective as of the Closing, the Seller Indemnitors shall jointly and severally (subject to the last sentence of this Section) indemnify, reimburse and hold harmless each Purchaser Group Member from and against any and all Indemnifiable Losses due to:

        (a) any breach of or inaccuracy in any of the representations and warranties made by any Dynegy Party, when made or at the Closing, in or pursuant to this Agreement (without regard to any qualifications as to materiality or Material Adverse Effect, except as provided in Section 9.9);

        (b) any breach or nonperformance of any of the covenants or obligations of any Dynegy Party contained in this Agreement;

        (c)  the Generation Liabilities;

        (d)  the Excluded Environmental Matters;

        (e)  any liability related to the Tilton Assets;

        (f) any obligation of any IPC Company as a guarantor of any underlying obligation of Dynegy or any of its Affiliates (other than an IPC Company);

        (g) any net refund of amounts under IPC's purchased gas adjustment ("PGA") rider ordered by the ICC, whether effected by adjustment of any PGA factor or otherwise, in any PGA reconciliation proceeding relating to any portion of the period from January 1, 2001 to December 31, 2004, to the extent that payments or PGA adjustments required to be made by IPC pursuant to such order exceed the reserve established for potential liability in such proceeding as reflected in the calculation of the Final Adjusted Working Capital; or any disallowance by the ICC of IPC's gas costs or investment relating to events prior to the Closing at the Hillsboro gas storage field whether such disallowance shall be provided for in any PGA case ("working gas") or in a gas rate case ("cushion gas"), but only to the extent that such disallowance is not due to any imprudence by IPC after the Closing; provided, however, that the Seller Indemnitors' liability under this Section 9.1(g) with respect to any such refund or disallowance shall be equal to 50% of such refund or disallowance. With respect to indemnification required under Section 9.1(g), such indemnification shall be required notwithstanding the fact that the applicable order is subject to appeal, whether or not the full amount that IPC is required to pay or reflect in adjusted PGA rates under such order has been paid. In the event that the amount of IPC's liability pursuant to such order is later reduced or increased, as a result of appeal or otherwise, IPC shall refund the amount of such reduction to Dynegy, or Dynegy shall pay IPC the amount of such increase, as applicable;

        (h)  the litigation described in item 3 of Schedule 3.9; or

        (i)  the matters referred to in Schedule 5.19.

        Section 9.2 Obligations of Purchaser. Effective as of the Closing, Purchaser shall indemnify, reimburse and hold harmless each Seller Group Member from and against any and all Indemnifiable Losses due to:

        (a) any breach of or inaccuracy in any of the representations and warranties made by Purchaser, when made or at the Closing, in or pursuant to this Agreement (without regard to any qualification as to materiality or material adverse effect);

        (b) any breach or nonperformance of any of the covenants or obligations of Purchaser contained in this Agreement; or

        (c)  the operation of the Business after the Closing.

        Section 9.3 Procedures. The following procedures shall apply with respect to indemnification claims:

        (a) Notice of Claims. Any party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from an Indemnifiable Claim, whether asserted by a party or a third party, shall give written notice thereof to the party from whom indemnification is sought setting forth in reasonable detail the nature and reasonably estimated amount of, and basis for, such claim to the extent then known. Written notice to the Indemnifying Party of the existence of a third party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within twenty days of such assertion; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. Within 20 days of notice by the Indemnified Party of any Indemnifiable Loss or potential Indemnifiable Loss arising from an Indemnifiable Claim, the Indemnifying Party shall notify the Indemnified Party whether or not it acknowledges its obligation to indemnify the Indemnified Party for the Indemnifiable Loss or potential Indemnifiable Loss with respect to such Indemnifiable Claim. The failure of the Indemnifying Party to respond in accordance with the preceding sentence shall be deemed a refusal by the Indemnifying Party to indemnify the Indemnified Party.

        (b)  Defense.

        (i) In the case of a third party claim, the Indemnifying Party may participate in the defense thereof and, if it so chooses and irrevocably acknowledges its obligation to indemnify the Indemnified Party therefor, control the defense of an Indemnifiable Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnified Party reasonably believes that (x) a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to the claim or its defense exists or is likely to develop during the pendency of the litigation, and as a result of such conflict, the Indemnifying Party's incentive to defend such claim could reasonably be expected to be materially compromised, or (y) the claim raises serious issues regarding the integrity or moral character of the Indemnified Party or any of its Affiliates, or of its of their senior management, in its or their capacity as such (which issues are a fundamental element of the claim) then the In-demnified Party shall be entitled to control the defense of the claim in accordance with paragraph (b)(ii) of this Section 9.3, it being understood that the mere allegation of fraud, willful misconduct, bad faith, malfeasance or any similar such claim as part of multiple claims constituting an Indemnifiable Claim, shall not be deemed, in and of itself, to provide the basis for the Indemnified Party's rights as set forth in this clause (y). In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense. In the case of a third party claim, the Indemnifying Party shall inform the Indemnified Party within 20 days of receiving the written notice seeking indemnification whether the party elects to control the defense and irrevocably acknowledges its obligation to indemnify the Indemnified Party therefor. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, provided that it either irrevocably acknowledges in writing its indemnity obligations with respect to the Indemnity Claim or it is determined by a court of competent jurisdiction that it is obligated hereunder to provide such indemnification. If the Indemnifying Party disputes its liability with respect to a potential Indemnifiable Claim or the amount thereof (whether or not it desires to defend the Indemnified Party against a third party claim), the parties shall endeavor in good faith to settle such dispute. The Indemnifying Party shall not settle or compromise a third party claim or legal proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided that such prior written consent shall not be required with respect to any Indemnifiable Claim that relates to any item referred to in Sections 9.1(c), (d), (e), (f), (g),
(h), or (i), except with respect to any Indemnifiable Claim relating to Remediation of Hazardous Substances that is covered by Section 5.18 shall remain subject in all respects to the terms of Section 5.18. The Indemnified Party shall not settle or compromise a third party claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any third party claim or litigation resulting therefrom within 20 days after the date it receives notice of such claim from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. Notwithstanding anything in this Section 9.3 to the contrary, if for any reason (for example the effect of the limitations set forth in Sections
9.4 or 9.5 or evidence that an Indemnifiable Loss may be attributable to events before or after Closing) there is any uncertainty whether an Indemnifiable Claim will be for the account of the Seller Indemnitors or Purchaser, the parties will
(A) cooperate in good faith to determine whether an Indemnifiable Claim will be for the account of the Seller Indemnitors or Purchaser, (B) until such uncertainty is resolved to the mutual satisfaction of the parties, jointly determine who will control the defense and settlement of any such Indemnifiable Claim and how such defense and settlement will be handled, (C) cooperate with each other in the defense and settlement of such Indemnifiable Claim and the exchange of information relevant thereto, (D) unless otherwise agreed, share the out-of-pocket costs of such defense and settlement (including the costs of investigation, response and mitigation) equally until the parties' respective rights to indemnification for such costs are resolved, and (E) treat the defense and settlement of such Indemnifiable Claim as a joint and common defense, including any joint defense agreement which may be entered into by the parties.

        (ii) In the case of claims described in the proviso to the first sentence of Section 9.3(b)(i), the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such claim, at the expense of the Indemnifying Party, but the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall conduct the defense in good faith and in a commercially reasonable manner, and shall inform the Indemnifying Party periodically, or upon the Indemnifying Party's reasonable request, of the status of the litigation. The Indemnified Party's choice of counsel shall be subject to the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. The Indemnifying Party may participate in the defense thereof, at its own expense. If, in order to preserve existing insurance for a claim against IPC currently maintained by Dynegy, it is necessary to permit Dynegy's insurer to conduct the defense of IPC, Purchaser will consider in good faith waiving or sharing its right to control such defense so that Dynegy's insurance rights are not lost, subject to the condition that the insurer accepts the tender of the claim without reservation of rights. Notwithstanding anything to the contrary in this
Section 9.3(b), any Indemnifiable Claim relating to Hazardous Substances that is covered by Section 5.18 shall remain subject in all respect to the terms of
Section 5.18.

        (c) Indemnification Payments on After-Tax Basis. Any indemnification payment hereunder with respect to any Indemnifiable Loss shall be an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Indemnifiable Loss (the "Indemnified Event"), after taking into account (i) all increases in federal, state, local, foreign or other Taxes payable by the Indemnified Party as a result of the receipt of such payment (excluding any increased Tax that results from the receipt of such payment causing a reduction in Tax basis or similar Tax attributes); (ii) to the extent not previously taken into account in computing the amount of such Indemnifiable Loss, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years and periods as a result of the Indemnified Event; and (iii) to the extent not previously taken into account in computing the amount of such Indemnifiable Loss, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized or realizable by the Indemnified Party as a result of the Indemnified Event and any indemnification payments made with respect thereto for all affected taxable years and periods. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and Indemnified Party) and present value concepts (using a discount rate equal to the Applicable Rate in effect at the time of the Indemnified Event using semi-annual compounding). Purchaser and Seller agree to report each indemnification payment hereunder as an adjustment to the Purchase Price for federal income tax purposes unless the Indemnified Party receives an opinion from nationally recognized tax counsel, in form and substance reasonably satisfactory to the Indemnifying Party, to the effect that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the Indemnifying Party shall indemnify the Indemnified Party for the effects of such disallowance (including any increased Tax that results from such disallowance), and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time).

        (d) If the Indemnifying Party disputes its liability with respect to a potential Indemnifiable Claim or the amount thereof, the non-prevailing party in such dispute shall indemnify the prevailing party for attorneys' fees and expenses incurred by the prevailing party in the conduct of such dispute.

        (e)  If there shall be any conflicts between this Section 9.3 and
Section 5.18, the provisions of Section 5.18 shall control. The foregoing provisions of this Section 9.3 shall not apply to any Tax Controversy.

        Section 9.4 Survival. The representations and warranties contained in or made pursuant to this Agreement shall expire upon the completion by the independent auditors of Purchaser of the second annual audit of Purchaser's financial statements following the Closing Date, but no later than March 31 of the pertinent year, except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.17, 4.1, 4.2 and 4.7 shall survive until the expiration of the applicable statute of limitations. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to the covenants requiring performance solely prior to the Closing ("Pre-Closing Covenants"), for one year after the Closing, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants requiring performance after the Closing, so long as the applicable covenant survives, (d) with respect to Section 9.1(i), for the period provided in Schedule 5.19, and (e) with respect to all of the other provisions of this
Article IX, indefinitely. Any matter as to which a non-speculative claim has been asserted in good faith by written notice in accordance with Section 9.3(a) that is pending, unresolved and being diligently pursued at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable limitation period until such matter is finally terminated, not being diligently pursued or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. Any Indemnifiable Claim that has not been asserted against the Indemnifying Party in accordance with Section 9.3(a) prior to the end of any applicable limitation period shall be barred and forever waived by the Person entitled to assert such claim.

        Section 9.5     Limitations on Indemnification.

        (a) The Seller Indemnitors shall not be required to indemnify any Person under Section 9.1(a) unless (i) the indemnified amount that would be payable by the Seller Indemnitors with respect to any given Indemnifiable Claim exceeds $400,000 ("Seller Includable Claims"); and (ii) the aggregate amount for all Seller Includable Claims exceeds $30,000,000, and in such event, Seller Indemnitors shall be responsible for only the amount in excess of $30,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and
3.17. In no event shall the total indemnification to be paid by the Seller Indemnitors under Section 9.1(a) exceed $400,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.17. The Seller Indemnitors shall not be required to indemnify any Person under Section 9.1(d) unless the amount that would be payable by the Seller Indemnitors with respect to any given Indemnifiable Claim exceeds $400,000.

        (b)  Purchaser shall not be required to indemnify any Person under
Section 9.2(a) unless (i) the indemnified amount that would be payable by Purchaser with respect to any given Indemnifiable Claim exceeds $400,000 ("Purchaser Includable Claims"); and (ii) the aggregate amount for all Purchaser Includable Claims exceeds $30,000,000, and in such event, Purchaser shall be responsible for only the amount in excess of $30,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 4.1, 4.2 and 4.7. In no event shall the total indemnification to be paid by Purchaser under Section 9.2(a) exceed $400,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 4.1, 4.2 and 4.7.

        (c) Any Indemnifiable Claim with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance or other proceeds received by the Indemnified Party in respect of such claim. Nothing in this Agreement is intended to require or permit the payment by the Indemnifying Party of duplicative, in whole or in part, indemnity payments hereunder to an Indemnified Party.

        (d) If an inaccuracy in any of the representations and warranties made by Dynegy or Seller, or a breach of any of the covenants of Dynegy or Seller, gives rise to an adjustment in the Purchase Price or is otherwise addressed in some other provision of this Agreement, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.1.

        (e) If any Indemnifiable Claim is based upon or resulting from any inaccuracy in any of the representations and warranties and is also subject to indemnification under Sections 9.1(b) through (i), the provisions of this
Section 9.5 applicable to inaccuracies in any representation or warranty shall be inapplicable to such Indemnifiable Claim.

        (f) If any Indemnifiable Claim is based upon or resulting from any breach or inaccuracy in Section 3.19(a), Dynegy shall have the right and option, but not the obligation, to contribute and deliver, or cause to be contributed and delivered, within 30 days after notice with respect to such Indemnifiable Claim has been delivered in accordance with Section 9.3(a), such assets as are required to cure (in whole or in part) such breach or inaccuracy. In the event Dynegy makes such election and fails for whatever reason to cure (in whole or in part) such breach or inaccuracy, in no event shall such failure be deemed a breach or non performance of a covenant or obligation of any Dynegy Party, and Purchaser shall be entitled to pursue any remedy available to it with respect to the original breach or inaccuracy of Section 3.19(a) to the extent such breach or inaccuracy remains uncured.
        Section 9.6 Mitigation. Each potential Indemnified Party shall use commercially reasonable efforts to address any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such party had made such efforts.

        Section 9.7     Remedies Exclusive. Except as otherwise provided in
Article VII, the remedies provided for in this Article IX shall be exclusive and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement, other than fraud. In no event shall the mere breach of a representation or warranty be deemed to constitute bad faith, misconduct or fraud. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.7.

        Section 9.8 Tax Indemnification Matters. Notwithstanding anything to the contrary in this Article IX, the above provisions of Article IX shall not apply to Income Tax indemnification matters, which matters shall instead by governed by Article VII.

        Section 9.9 Qualification as to Materiality. The following occurrences as to materiality or Material Adverse Effect shall not be disregarded in the application of Section 9.1(a): (i) in the fifth sentence of
Section 3.5; (ii) in the phrase "fairly presents in all material respects" in
Section 3.6; and (iii) clause (ii) of Section 3.7(a) and the definition of "Material Adverse Effect" as used in such clause. The requirement to disregard qualifications as to materiality and Material Adverse Effect shall not be deemed to modify or eliminate any dollar amount specifically stated in this Agreement or any concept of materiality that is embodied in any requirement of Law or in GAAP.


                                   ARTICLE X
                             TERMINATION AND WAIVER

        Section 10.1 Termination. This Agreement may be terminated as to all parties at any time prior to the Closing:

        (a)  by the mutual written consent of Dynegy and Purchaser; or

        (b) by either Dynegy or Purchaser, by written notice to the other party, if the Closing shall not have occurred on or before December 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

        (c) by Dynegy, by written notice to Purchaser, if there shall have been one or more breaches of any representation or warranty, or any covenant or agreement of Purchaser hereunder, which breach or breaches individually or in the aggregate would reasonably be expected to prevent, materially delay or materially impair Purchaser's or its Affiliates' ability to consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within 30 days after receipt by Purchaser of notice in writing from Dynegy specifying the nature of such breach and requesting that it be remedied or Dynegy shall not have received adequate assurance of a cure of such breach within such 30-day period; or

        (d) by Purchaser, by written notice to Dynegy, if there shall have been one or more breaches of any representation or warranty, or any covenant or agreement of Dynegy or Seller hereunder, which breach or breaches individually or in the aggregate would result in a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair Dynegy's or Seller's ability to consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within 30 days after receipt by Dynegy of notice in writing from Purchaser, specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such 30-day period; or

        (e) by either Dynegy or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

        Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1:

        (a) this Agreement shall forthwith become void thereafter and there shall be no liability on the part of either party except that (i) the Section 5.2(a)(last sentence only), Section 5.6, Section 10.1, this Section 10.2 and
Article XI shall survive any such termination and (ii) nothing herein shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement; and

        (b) Purchaser and its Affiliates shall return or destroy (and provide a certificate to Dynegy from an authorized officer of Purchaser certifying to such destruction) all documents and other material received from Dynegy, Seller, any IPC Company or any representative of Dynegy relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Dynegy; and all confidential information received by Purchaser or its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                                   ARTICLE XI
                               GENERAL PROVISIONS

Section 11.1 Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, as applicable:

        (a) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants (including any brokerage, finder's or other fee or commission), incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred;

        (b) all non-recurring, out-of-pocket costs and expenses payable to third parties, if any, incurred by the IPC Companies in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of the IPC Companies' outside counsel and accountants shall be paid by Dynegy (it being understood that time and expenses of employees of the IPC Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be borne by the IPC Companies); and

        (c) the aggregate out-of-pocket costs and expenses payable to third parties incurred by Purchaser, Seller and Dynegy in connection with obtaining the Solvency Opinion shall be paid one-half by Purchaser and one-half by Dynegy.

        Section 11.2     No Additional Representations.

        (a) In connection with Purchaser's investigation of the IPC Assets, the IPC Companies and the Business, Purchaser has received from Seller certain projections, estimates and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk, and without limiting any other provisions herein, that Purchaser shall have no claim against anyone with respect thereto. Accordingly, Purchaser acknowledges, agrees and confirms that Seller and its Affiliates, officers, directors, employees, agents and representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

        (b) Purchaser acknowledges that it and its representatives have been permitted reasonable access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the IPC Companies that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and knowledgeable employees of the IPC Companies to discuss the IPC Assets, the IPC Companies and the Busi-ness. Purchaser acknowledges that (i) none of Seller, any IPC Company and any other Person has made or is making any representation or warranty, expressed or implied or other, as to any of the IPC Companies, IPC Assets or the Business, this Agreement or the transactions contemplated hereby, or the accuracy or completeness of any information regarding any of the IPC Companies, the IPC Assets or the Business furnished or made available to Purchaser and its representatives, except as set forth in this Agreement and (ii) Purchaser has not relied on any representation or warranty from Dynegy and Seller or any other Person in determining to enter into this Agreement, except as set forth in this Agreement and the Ancillary Agreements.

        (c) Purchaser hereby agrees not to initiate, or cause to be initiated, against Seller or any of its Affiliates or any other Person any Action (or make any claim within any Action), and no Seller or any of its Affiliates or any other Person will have or will be subject to any liability or indemnification obligation to Purchaser or any other Person based on representations and warranties (other than representations and warranties contained in this or any Ancillary Agreement for such time as such representations and warranties survive in accordance with this Agreement or such Ancillary Agreement, as the case may
be), or resulting from the distribution to Purchaser, or Purchaser's use of, any information provided to Purchaser, including any information (including opinions, statements and data), projections, documents or material made available to Purchaser at any time in certain "data rooms", management presentations, "break out" discussions, other discussions among the parties and their representatives, responses to inquiries submitted on behalf of Purchaser, whether orally or in writing, or in any other form in connection with this Agreement or in furtherance of the transactions contemplated by this Agreement. Nothing in the foregoing paragraph shall be construed to limit the provisions of
Article IX or fraud claims.

        (d) Purchaser has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of this acquisition. Purchaser is aware of and has considered the financial risks and hazards of this acquisition and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Purchaser hereby acknowledges and agrees that, except as set forth in Article III of this Agreement, the Shares are transferred "AS IS," "WHERE IS" AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN
ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT LIMITING ANY OF THE FOREGOING, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO (A) CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY SPECIFIC PURPOSE AS TO ANY OF THE ASSETS OR PROPERTIES OF THE IPC COMPANIES, (B) THE OPERATION OF THE BUSINESS BY PURCHASER AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS OR THE IPC ASSETS BY PURCHASER AFTER THE CLOSING. Nothing in the foregoing paragraph shall be construed to limit the provisions of Article IX or fraud claims.

        Section 11.3 Materiality. Subject to Section 8.2(b), as used in this Agreement, the term "material" (except with regard to material compliance) and the concept of the "material" nature of an effect upon the IPC Assets, the Business or the IPC Companies shall be measured relative to the IPC Assets, the Business and the IPC Companies at the time of such measurement. Despite the fact that there are items that have been included in the Schedules and may be included elsewhere in this Agreement, the inclusion of such items shall not be deemed to be an agreement by Seller that such items are "material" or to further define the meaning of such term for purposes of this Agreement.

        Section 11.4 Disclosure Schedules. The Disclosure Schedules to this Agreement are arranged corresponding to the numbered and lettered sections contained in this Agreement, but the terms of this Agreement and disclosures in any Schedules shall qualify any other applicable representation and warranty provision of this Agreement (whether or not qualified by a Schedule) to the extent the relevance of such disclosure is reasonably apparent based on the facts specified in such matters described.

        Section 11.5 Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for (i) any exemplary or punitive damages in connection with this Agreement, except for any such damages awarded to a third party for which an Indemnifying Party is liable hereunder, or (ii) any damages to the extent such damages were not reasonably foreseeable.

        Section 11.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.6):

        (a) if to Seller, IGC or Dynegy:

                  Illinova Corporation
                  500 South 27th St.
                  Decatur, Illinois 62521
                  Attention:  Chief Legal Officer
                  Facsimile No.: (217) 362-7417

                  Illinova Generating Company
                  c/o Dynegy Inc.
                  1000 Louisiana St., Suite 5800
                  Houston, Texas 77002
                  Attention:  General Counsel
                  Facsimile No.:  (713) 507-6808
                  and

                  Dynegy Inc.
                  1000 Louisiana St., Suite 5800
                  Houston, Texas 77002
                  Attention:  General Counsel
                  Facsimile No.:  (713) 507-6808

                  with a copy to:

                  O'Melveny & Myers LLP
                  1625 Eye Street, NW
                  Washington, DC 20006
                  Attention:  David G. Pommerening
                  Facsimile No.:  (202) 383-5414

                (b) if to Purchaser:

                  Ameren Corporation
                  1901 Chouteau Avenue
                  St. Louis, MO 63166-6149
                  Attention:  Steven R. Sullivan
                  Facsimile No.:  (314) 554-4014

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52 Street
                  New York, NY 10019-6150
                  Attention:  Elliott V. Stein
                  Facsimile No.:  (212) 403-2000

        Section 11.7 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 11.9 Entire Agreement. Except with respect to the Confidentiality Agreement (which shall survive in accordance with its terms except as otherwise specified in

Section 5.6), this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

        Section 11.10 Assignment. This Agreement may not be assigned by any party, by operation of Law or otherwise without the prior written consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other party); provided, however, that Purchaser may assign any of its rights and obligations under this Agreement to a Subsidiary of Purchaser; provided, further, that no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Any attempted assignment in violation of this Section 11.10 shall be void. In the event any party (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(b) transfers all or substantially all of its properties and assets to any Person, then and in any such case, proper provision shall be made so that the successors and assigns of such party shall assume the obligations set forth in this Agreement.

        Section 11.11 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in this Agreement.

        Section 11.12 Amendment. This Agreement may not be modified or amended except by and to the extent set forth in an instrument in writing signed by the parties.

        Section 11.13 Waiver. Purchaser or any Dynegy Party may (a) extend the time for the performance of any of the obligations or other acts of any Dynegy Party or Purchaser, respectively, (b) waive any inaccuracies in the representations and warranties of any Dynegy Party or Purchaser, respectively, contained herein or in any document delivered by any Dynegy Party or Purchaser, respectively, pursuant hereto or (c) waive compliance with any of the agreements or conditions of any Dynegy Party or Purchaser, respectively, contained herein. Any such extension or waiver shall be valid only if, and to the extent, set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

        Section 11.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 11.6. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 11.14 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 11.14 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.14 and shall not be deemed to confer rights on any Person other than the parties.

        Section 11.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

        Section 11.16 Specific Performance; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. No failure or delay on the part of any party in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.

        Section 11.17 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 11.18 Representation by Counsel; Interpretation. The parties each acknowledge that each party has participated in the drafting of and been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the parties.

        Section 11.19 Commercially Reasonable Efforts to Consummate. Without limitation on the other obligations of the parties pursuant to this Agreement, each party shall use its commercially reasonable efforts to consummate the Closing as soon as reasonably practicable.



                                      * * *

              IN WITNESS WHEREOF, Seller, IGC, Dynegy and Purchaser have caused this Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     ILLINOVA CORPORATION


                                      By  /s/ Robert T. Ray
                                        ----------------------------------------
                                        Name: Robert T. Ray
                                        Title: Senior Vice President & Treasurer

                                     ILLINOVA GENERATING COMPANY


                                      By  /s/ Robert T. Ray
                                        ----------------------------------------
                                        Name: Robert T. Ray
                                        Title: Senior Vice President & Treasurer

                                     DYNEGY INC.


                                      By  /s/ Robert T. Ray
                                        ----------------------------------------
                                        Name: Robert T. Ray
                                        Title: Senior Vice President & Treasurer

                                     AMEREN CORPORATION


                                      By  /s/ Steven R. Sullivan
                                        ----------------------------------------
                                        Name: Steven R. Sullivan
                                        Title: Senior Vice President
                                               Regulatory Policy, General
                                               Counsel & Secretary